As filed with the Securities and Exchange Commission on January 17, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXPION360 INC.

(Exact name of registrant as specified in its charter)

Nevada	3691	81-2701049
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

2025 SW Deerhound Ave.

Redmond, OR 97756

(541) 797-6714

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

112 North Curry Street

Carson City, NV 89703

(775) 684-5708

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan C. Wilkins	Robert F. Charron
Amanda McFall	Ellenoff Grossman & Schole LLP
Stradling Yocca Carlson & Rauth LLP	1345 Avenue of the Americas
660 Newport Center Drive, Suite 1600	New York, NY 10105
Newport Beach, CA 92660	(212) 931-8704
(949) 725-4000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 17, 2025

PRELIMINARY PROSPECTUS

EXPION360 INC.

Up to 1,048,386 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus (together with their respective permitted transferees or other successors-in-interest, the “selling stockholders”) of up to an aggregate 1,048,386 shares (the “Common Warrant Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Expion360 Inc. (the “Company,” “Expion360,” “we,” “us,” or “our”). The Common Warrant Shares may be issued upon the exercise of warrants issued in a private placement (the “Common Warrants”) consummated by the Company concurrently with a registered direct offering on January 3, 2025 (the private placement, together with the registered direct offering, the “Offering”). See the sections of this prospectus titled “The Offering” and “Selling Stockholders” for additional information.

The selling stockholders may offer and sell the Common Warrant Shares in a number of different ways and at varying prices, including through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We provide additional information about how the selling stockholders may sell the Shares in the “Plan of Distribution” section on page 75 of this prospectus. The selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the sales of the Common Warrant Shares. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar expenses, if any, incurred for the sale of the Common Warrant Shares. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the Common Warrant Shares, including legal and accounting fees. Aegis Capital Corp. (the “placement agent”) acted as exclusive placement agent in the Offering. See the section of this prospectus titled “Plan of Distribution” for additional information.

We are not offering any shares of Common Stock for sale under this prospectus and will not receive proceeds from the sale of the Common Warrant Shares, if any, by the selling stockholders. All net proceeds from the sale of the Common Warrant Shares will go to the selling stockholders. However, we will receive the proceeds from any exercise of the Common Warrants if the holders do not exercise on a cashless basis. See the section of this prospectus titled “Use of Proceeds.” We are registering the offer and resale of the Common Warrant Shares to satisfy contractual obligations owed by us to the selling stockholders pursuant to a registration rights agreement, dated January 2, 2025 (the “Registration Rights Agreement”) we entered with the selling stockholders. Our registration of the Common Warrant Shares does not mean the selling stockholders will offer or sell any of the Common Warrant Shares. If the 1,048,386 Common Warrant Shares offered by the selling stockholders under this prospectus were issued and outstanding as of the date hereof, such shares would represent, as of the date hereof, approximately 25.0% of the total number of shares of our Common Stock outstanding as of January 16, 2025, and approximately 25.1% of the total number of outstanding shares of our Common Stock held by non-affiliates as of January 16, 2025. Any Common Warrant Shares resold hereunder will have been issued by us and acquired by the selling stockholders prior to such resale.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “XPON.” On January 16, 2025, the last reported sale price of our Common Stock on Nasdaq was $1.66 per share. We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our Common Stock is speculative and involves a high degree of risk. See the section of this prospectus titled “Risk Factors“ beginning on page 9 for a discussion of information that should be considered in connection with an investment in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2025.

TABLE OF CONTENTS

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-1 (as amended from time to time, the “Registration Statement”), pursuant to which the selling stockholders may offer and sell the Common Warrant Shares in a number of different ways and at varying prices, including through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices from time to time in one or more offerings as described in this prospectus. We will not receive any of the proceeds from such sales of our Common Stock by the selling stockholders. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar expenses, if any, incurred for the sale of the Common Warrant Shares. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the Common Warrant Shares, including legal and accounting fees. See the section of this prospectus titled “Plan of Distribution.”

We may also file a prospectus supplement or post-effective amendment to the Registration Statement of which this prospectus forms a part that may contain material information relating to this Offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any Common Warrant Shares, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described in the “Where You Can Find More Information” section of this prospectus.

Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders will not make an offer to sell the Common Warrant Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section of this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

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MARKET, INDUSTRY, AND OTHER DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal Company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies, and industry publications, articles, and surveys. Industry surveys, publications, consultant surveys, and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts, and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

The sources of certain statistical data, estimates, and forecasts contained in this prospectus are provided below:

 The sources of certain statistical data, estimates, and forecasts contained in this prospectus are provided below:

·	Allied Market Research, Recreational Vehicle Market by Type (Motorhomes and Towable RVs) and by Application (Personal and Commercial): Global Opportunity Analysis and Industry Forecast, 2021-2031

·	Market Data Forecast, Global Residential Solar Energy Storage Market Research Report – Segmented By Power Rating (3-6 kW and 6-10 kW), Connectivity (On-Grid and Off-Grid), Technology (Lead-Acid & Lithium-Ion), Ownership (Customer, Utility, & Third-Party), Operation (Standalone & Solar) and Region (North America, Europe, Asia Pacific, Latin America, and Middle East & Africa) - Industry Analysis (2024 to 2032)

·	ReportLinker, The light electric vehicle market is projected to grow from USD 78.5 billion in 2022 to USD 122.7 billion by 2027, registering a CAGR of 9.4%

·	Allied Market Research, Golf Cart Battery Market Size, Share, Competitive Landscape and Trend Analysis Report, by Type, by Voltage Rating, by Application : Global Opportunity Analysis and Industry Forecast, 2021-2031

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PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in our securities discussed under the section of this prospectus titled “Risk Factors.” Some of the statements contained in this prospectus, including statements under this section and “Risk Factors,” are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus. See the section of this prospectus titled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Expion360 focuses on the design, assembly, manufacturing, and sale of lithium iron phosphate (“LiFePO4”) batteries and supporting accessories for recreational vehicles (“RVs”), marine applications and home energy storage products with plans to expand into industrial applications. We design, assemble, and distribute high-powered, lithium battery solutions using ground-breaking concepts with a creative sales and marketing approach. We believe that our product offerings include some of the most dense and minimal-footprint batteries in the RV and marine industries. We are developing our e360 Home Energy Storage System, which we expect to change the industry in barrier price, flexibility, and integration. We are deploying multiple intellectual property strategies with research and products to sustain and scale the business. We currently have customers consisting of dealers, wholesalers, private label customers, and original equipment manufacturers who are driving revenue and brand awareness nationally.

Our primary target markets are currently the RV and marine industries. We believe that we are well-positioned to capitalize on the rapid market conversion from lead-acid to lithium batteries as the primary method of power sourcing in these industries. We are also focused on expanding into the home energy storage market with the introduction of our two LiFePO4 battery storage solutions, where we aim to provide a cost-effective, low barrier of entry, flexible system for those looking to power their homes via solar energy, wind, or grid back-up. Along with RV, marine and home energy storage markets, we aim to provide additional capacities to the ever-expanding electric forklift and industrial material handling markets.

Our e360 product line, which is manufactured for the RV and marine industries, was launched in December 2020. The e360 product line, through its sales growth, has shown to be a preferred conversion solution for lead-acid batteries. In December 2023, we announced our entrance into the home energy storge market with our introduction of two LiFePO4 battery storage solutions that enable residential and small business customers to create their own stable micro-energy grid and lessen the impact of increasing power fluctuations and outages. As of January 2025, we have begun shipping orders of our e360 Home Energy Storage Solutions.

Our products provide numerous advantages for various industries that are looking to migrate to lithium-based energy storage. They incorporate detailed-oriented design and engineering and strong case materials and internal and structural layouts and are backed by responsive customer service.

Recent Developments

Certain Preliminary Financial Results for the Three Months Ended December 31, 2024

Although we have not finalized our full financial results for the three months and year ended December 31, 2024, we expect to report preliminary financial information as follows:

●	Preliminary, unaudited revenue for the three months ended December 31, 2024 in the range of approximately $1.8 to $2.0 million, up sequentially from $1.4 million in the three months ended December 31, 2023.
●	Preliminary, unaudited gross profit for the three months ended December 31, 2024 is expected to be in the range of approximately $350,000 to $450,000, compared to gross profit of $205,000 in the prior year period.
●	Preliminary, unaudited net loss for the three months ended December 31, 2024 is expected to be in the range of approximately $450,000 to $350,000, compared to a net loss of $2.2 million in the prior year period as we continued to invest in new product development and launches. Preliminary, unaudited net loss from operations for the three months ended December 31, 2024 is expected to be in the range of approximately $1.3 to $1.2 million.

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Net loss from operations reflects our net loss for the three months ended December 31, 2024 less approximately $5.8 million in a change in fair value of the Series A Warrants and Series B Warrants (each as defined below) we issued in the three months ended September 30, 2024, offset by a $5.0 million Reverse Stock Split Cash True-Up Payment (as defined below) contingent liability arising in connection with the warrant issuance, the aggregate of which resulted in a gain in net income of approximately $887,000. The information above is based on preliminary unaudited information and estimates for the three months and year ended December 31, 2024, is not a comprehensive statement of our financial results for this period, and is subject to change pending completion of our financial closing procedures, final adjustments, completion of the review of our financial statements and other developments that may arise between now and the time the review of our financial statements is completed. This preliminary estimate may change and the change may be material. Our expectation with respect to the preliminary financial information as of December 31, 2024 presented above is based upon management’s estimates and is the responsibility of management. Our independent registered public accounting firm has not conducted an audit or review of, and does not express an opinion or any other form of assurance with respect to, these preliminary estimates. Our actual results for the three months and year ended December 31, 2024 will not be available until after this offering is completed. See “—August 2024 Financing and Subsequent Warrant Exercises and Adjustments to Warrant Exercise and Reset Prices” and “Reverse Stock Split and Reverse Stock Split True-Up Payment” below for more information regarding the Series A Warrants and Series B Warrants and Reverse Stock Split True-Up Payment, respectively.

Resignation of Chief Financial Officer and Appointment of Interim Chief Financial Officer

On December 16, 2024, Greg Aydelott, our Chief Financial Officer, notified us of his resignation effective December 31, 2024, due to family health concerns. Mr. Aydelott is remaining with the Company in a consulting role on an ongoing basis. In connection with Mr. Aydelott’s resignation, on December 20, 2024, our Board of Directors (our “Board”) appointed Brian Schaffner, who currently serves as our Chief Executive Officer and as a member of the Board, to serve as our interim Chief Financial Officer effective immediately upon Mr. Aydelott’s resignation.

Chief Operating Officer Medical Leave of Absence

Effective November 16, 2024, Paul Shoun, our Co-Founder, President, Chief Operating Officer, and Chairman of the Board, commenced a temporary medical leave of absence from his duties as Chief Operating Officer. Mr. Shoun is continuing to perform his duties as President and Chairman of the Board during his leave. We anticipate that Mr. Shoun will resume his responsibilities as Chief Operating Officer in February 2025. During his absence, Carson Heagen, our Vice President of Operations, is temporarily assuming the duties of Chief Operating Officer.

Reverse Stock Split and Reverse Stock Split True-Up Payment

Effective as of 5:00 p.m. Pacific Time on October 8, 2024 (the “Effective Date”), we effected a 1-for-100 reverse stock split of our Common Stock (the “Reverse Stock Split”), which was approved by the Board on September 27, 2024, following stockholder approval at our annual meeting of stockholders held on September 27, 2024. No fractional shares of Common Stock were issued as a result of the Reverse Stock Split and instead each holder of Common Stock who was otherwise entitled to receive a fractional share as a result of the Reverse Stock Split received one whole share of Common Stock in lieu of such fractional share. As a result of this, 210,668 shares were issued on or before October 17, 2024. In addition, the Reverse Stock Split effected a reduction in the number of shares issuable pursuant to our equity awards, warrants and non-plan options outstanding as of the Effective Date, and a corresponding increase in the respective exercise prices, conversion prices, reset prices and the like thereunder.

As a result of the daily volume weighted average price (“VWAP”) of the Common Stock during the five trading days before and after the Reverse Stock Split, a Reverse Stock Split cash true-up payment provision in the Series A Warrants, which is capped at $5.0 million in the aggregate under all Series A Warrants (the “Reverse Stock Split Cash True-Up Payment”), was triggered, but the payment of the Reverse Stock Split cash true-up payment was suspended in accordance with the terms of the Series A Warrants. However, in connection with the closing of this offering, we intend to use $500,000 of the net proceeds from the offering to satisfy a portion of certain amounts owed to the holders of the Series A Warrants pursuant to the terms thereof.

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Except for our audited financial statements and the related notes for the fiscal years ended December 31, 2023 and December 31, 2022, which have not been adjusted on a retroactive basis to reflect the Reverse Stock Split, or as otherwise noted, all of our historical share and per share information related to issued and outstanding Common Stock and outstanding options and warrants exercisable for Common Stock in this prospectus have been adjusted, on a retroactive basis, to reflect the Reverse Stock Split.

August 2024 Public Offering and Subsequent Warrant Exercises and Adjustments to Warrant Exercise and Reset Prices

On August 8, 2024, we sold in a public offering (the “August 2024 Public Offering”) (i) 33,402,000 common units (the “Common Units,” pre-Reverse Stock Split), each consisting of one share of Common Stock, two Series A warrants each to purchase one share of Common Stock (pre-Reverse Stock Split and pre-Adjustment (as defined below) and each, a “Series A Warrant”) and one Series B warrant to purchase such number of shares of Common Stock as determined in the Series B warrant (each, a “Series B Warrant”), and (ii) 16,598,000 pre-funded units (the “Pre-Funded Units,” and together with the Common Units, the “Units,” pre-Reverse Stock Split), each consisting of one pre-funded warrant to purchase one share of Common Stock (each, an “August 2024 Pre-Funded Warrant”), two Series A Warrants, and one Series B Warrant, through Aegis Capital Corp. serving as underwriter (in its capacity as such, the “Underwriter”). The Common Units were sold at a price of $0.20 per unit and the August 2024 Pre-Funded Warrants were sold at a price of $0.199 per unit (pre-Reverse Stock Split).

In addition, we granted the Underwriter a 45-day option to purchase additional shares of Common Stock and/or August 2024 Pre-Funded Warrants and/or Series A Warrants and/or Series B Warrants, representing up to 15% of the number of the respective securities sold in the August 2024 Public Offering, solely to cover over-allotments, if any. The Underwriter partially exercised its over-allotment option with respect to 15,000,000 Series A Warrants and 7,500,000 Series B Warrants (pre-Reverse Stock Split).

The August 2024 Pre-Funded Warrants were immediately exercisable at an exercise price of $0.001 per share (pre-Reverse Stock Split) and could be exercised at any time until exercised in full. All August 2024 Pre-Funded Warrants have been exercised.

Each Series A Warrant is exercisable at any time or times beginning on September 30, 2024, which was the first trading day following our notice to the Series A Warrant holders of stockholder approval received at the 2024 Annual Meeting, and will expire five years from such date. Each Series A Warrant was initially exercisable at an exercise price of $24.00 per share of common stock (post-Reverse Stock Split). The exercise price of the Series A Warrants was subject to reduction on the 11th trading day after the stockholder approval to the greater of the lowest daily VWAP during the ten-trading-day period following the stockholder approval and the floor price of $5.206 (representing 20% of the lower of our Common Stock’s closing price on Nasdaq on the date that we priced the August 2024 Public Offering, post-Reverse Stock Split) or our Common Stock’s average closing price on Nasdaq for the five trading days ending on such date (such lower price, without giving effect to such 20% reduction, the “Nasdaq Minimum Price”), and the number of shares issuable upon exercise would be proportionately adjusted such that the aggregate exercise price would remain unchanged. As of September 30, 2024, there would have been 5,301,592 shares of Common Stock (post-Reverse Stock Split and assuming the Adjustment had occurred on September 30, 2024) issuable upon exercise of the Series A Warrants as of that date. Subsequent to September 30, 2024, the exercise price under the Series A Warrants was reduced to the floor price of $5.206 (representing 20% of the Nasdaq Minimum Price, post-Reverse Stock Split), beginning on October 14, 2024, the 11th trading day following stockholder approval (the “Series A Warrant Adjustment”). As of December 31, 2024, 14,900 shares of Common Stock have been issued upon exercise of Series A Warrants and 5,286,692 shares of Common Stock remain issuable upon exercise of Series A Warrants.

Each Series B Warrant was exercisable immediately upon issuance at an exercise price of $0.10 per share (post-Reverse Stock Split). The number of shares of Common Stock issuable under the Series B Warrants were subject to adjustment using a reset price based on the weighted average price of common stock over a rolling five-trading-day period between the issuance date of the Class B Warrants and the close of trading on the tenth trading day following stockholder approval, subject to certain floor prices. As of September 30, 2024, 342,588 shares of Common Stock (post-Reverse Stock Split) had been issued upon exercise of Series B Warrants and there were 1,032,198 shares of Common Stock (post-Reverse Stock Split) issuable upon exercise of Series B Warrants based on the reset price of $5.45 (representing the lowest arithmetic average of the daily VWAP during the five-trading-day period from September 12, 2024 through September 18, 2024). Effective October 8, 2024, after market close, the Reverse Stock Split occurred and as of December 31, 2024, 87,384 shares of Common Stock remain issuable upon exercise of Series B Warrants using the reset price, which was reduced to the floor price of $5.206 (representing 20% of the Nasdaq Minimum Price (post-Reverse Stock Split) (such adjustment of the Series B Warrants, together with the Series A Warrant Adjustment, the “Adjustment”).

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Risk Factor Summary

Before you invest in our Common Stock, you should carefully consider all of the information in this prospectus, including matters set forth under the section of this prospectus titled “Risk Factors.” These risks include, but are not limited to, the following:

●	We operate in an extremely competitive industry and are subject to pricing pressures.

●	We have a history of losses. As our costs increase, we may not be able to generate sufficient revenue to achieve and sustain profitability.

●	Our audited financial statements include a statement that there is a substantial doubt about our ability to continue as a going concern and a continuation of negative financial trends could result in our inability to continue as a going concern.

●	We have substantial customer concentration, with a limited number of customers accounting for a substantial portion of our sales in 2023 and 2022.

●	Nearly all of our raw materials enter the United States through a limited number of ports and we rely on third parties to store and ship some of our inventory; labor unrest at these ports or other product deliver difficulties could interfere with our distribution plans and reduce our revenue.

●	Increases in costs, disruption of supply or shortage of any of our battery components, such as electronic and mechanical parts, or raw materials used in the production of such parts could harm our business.

●	currently, and will likely continue to be, dependent on our two warehouse facilities. If our facilities become inoperable for any reason, our ability to produce our products could be negatively impacted.

●	Our failure to introduce new products and product enhancements and broad market acceptance of new technologies introduced by our competitors could adversely affect our business.

●	We may not be able to adequately protect our proprietary intellectual property and technology and we may need to defend ourselves against intellectual property infringement claims.

●	If our electronic data is compromised or if we fail to keep pace with developments in technology, our business could be significantly harmed.

●	Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements and sustain our operations.

●	We depend on our senior management team and other key employees, and significant attrition within our management team or unsuccessful succession planning could adversely affect our business.

●	Investors who buy shares at different times will likely pay different prices.

●	Sales of substantial amounts of our securities in the public markets, or the perception that such sales might occur, could reduce the price of our securities and may dilute your voting power and your ownership interest in us.

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●	The selling stockholders may choose to sell the Common Warrant Shares at prices below the current market price.

●	You may experience future dilution as a result of issuance of the Common Warrant Shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the Common Warrant Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the JOBS Act. As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation and an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or golden parachute arrangements.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of their public company effective dates.

We will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the consummation of our initial public offering; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion (as adjusted for inflation from time to time pursuant to SEC rules); (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Common Stock held by non-affiliates were at least $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our public float is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our public float is less than $700.0 million measured on the last business day of our second fiscal quarter. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to take advantage of many of the same exemptions from disclosure requirements, such as reduced disclosure regarding executive compensation, among others.

For certain risks related to our status as an emerging growth company, see “Risk Factors — Risks Related to Ownership of our Common Stock — We are an “emerging growth company” and elect to comply with certain reduced reporting requirements applicable to emerging growth companies, which could make our securities less attractive to investors.”

Channels For Disclosure of Information

We announce material information to the public through filings with the SEC, the investor relations page on our website (expion360.com), press releases, public conference calls, and public webcasts. We encourage investors, the media and others to follow the channels listed above and to review the information disclosed through such channels. Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website. The inclusion of our website address in this prospectus is an inactive textual reference only.

Corporate Information

Expion360 was initially organized as a limited liability company under the name “Yozamp Products Company, LLC” in the State of Oregon on June 16, 2016, and converted to a Nevada corporation under its current name pursuant to articles of conversion dated as of November 16, 2021. Our principal executive offices are located at 2025 SW Deerhound Ave, Redmond, Oregon 97756 and our phone number is (541) 797-6714. Our principal website is expion360.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or the Registration Statement of which it forms a part. The inclusion of our website address in this prospectus is an inactive textual reference only. Investors should not rely on any such information in deciding whether to purchase our Common Stock.

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THE OFFERING

In connection with the Offering, on January 2, 2025, we entered into a securities purchase agreement (the “Purchase Agreement”) with the selling stockholders, pursuant to which we sold, in a registered direct offering, an aggregate of (i) 474,193 shares of Common Stock (the “Shares”), and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 574,193 shares of Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price per share of $0.001, subject to adjustment for reverse stock splits, recapitalizations, and reorganizations (such offering, the “Registered Direct Offering”). The offering price per Share was $2.48 and the offering price per Pre-Funded Warrant was $2.479. We received aggregate net proceeds of approximately $2.2 million from the Offering, after deducting placement agent fees and expenses. We offered and sold the Shares, Pre-Funded Warrants and Pre-Funded Warrant Shares pursuant to a Registration Statement on Form S-3 (Registration No. 333-272956), which was originally filed under the Securities Act, with the Securities and Exchange Commission (the “SEC”) on June 27, 2023 and declared effective on July 10, 2023 (as such may be amended or supplemented from time to time, the “Shelf Registration Statement”), the base prospectus included in the Shelf Registration Statement, which covers the offering, issuance and sale of up to an aggregate of $50,000,000 of common stock, preferred stock, debt securities and/or warrants of the Company, and the prospectus supplement we filed with the SEC on January 3, 2025.

Pursuant to the Purchase Agreement, we also issued to the selling stockholders, in a concurrent private placement, the Common Warrants to purchase the Common Warrant Shares at an exercise price of $2.36 per share, subject to adjustment for reverse stock splits, recapitalizations, and reorganizations. The Common Warrants were exercisable immediately upon issuance and can be exercised until January 3, 2030. In connection with the Offering, we also entered into the Registration Rights Agreement with the selling stockholders, pursuant to which we are filing the Registration Statement of which this prospectus forms a part. Such Registration Statement is being filed to register for resale, under the Securities Act, the Common Warrant Shares that may be issued to the selling stockholders upon their exercise, if any, of the Common Warrants.

The terms of the Common Warrants prohibit each selling stockholder from exercising the Common Warrants if the Common Warrant Shares to be issued upon such exercise, when aggregated with all other shares of Common Stock then beneficially owned by such selling stockholder (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in such selling stockholder beneficially owning more than 4.99% (or, upon the election of the holder, 9.99%) of the then-outstanding shares of Common Stock (the “Beneficial Ownership Limitation”).

The Purchase Agreement, Common Warrants, and Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the Company and the selling stockholders. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the Company and the selling stockholders and may be subject to limitations agreed upon by the Company and the selling stockholders.

The selling stockholders may offer and sell the Common Warrant Shares in a number of different ways and at varying prices, including through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar expenses, if any, incurred for the sale of the Common Warrant Shares. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the Common Warrant Shares, including legal and accounting fees. Aegis Capital Corp. acted as exclusive placement agent in the Offering. See the section of this prospectus titled “Plan of Distribution” for additional information.

We are not offering any shares of Common Stock for sale under this prospectus and will not receive proceeds from the sale of the Common Warrant Shares, if any, by the selling stockholders. All net proceeds from the sale of the Common Warrant Shares will go to the selling stockholders. However, we will receive the proceeds from any exercise of the Common Warrants if the holders do not exercise on a cashless basis. See the section of this prospectus titled “Use of Proceeds.”

As of January 16, 2025, there were 3,144,468 shares of Common Stock outstanding. If all 1,048,386 Common Warrant Shares offered by the selling stockholders for resale under this prospectus were issued and outstanding as of the date hereof (without taking into account the Beneficial Ownership Limitation), such shares would represent approximately 25.0% of the total number of shares of our Common Stock outstanding and approximately 25.1% of the total number of outstanding shares held by non-affiliates, in each case as of January 16, 2025. However, the number of shares ultimately offered for resale by the selling stockholders is dependent upon whether such selling stockholders exercise their Common Warrants, if at all. See the section of this prospectus titled “Selling Stockholders.”

There are substantial risks to our stockholders as a result of the sale and issuance of our Common Stock to the selling stockholders under the Purchase Agreement and Common Warrants. These risks include substantial dilution and significant declines in our stock price. See the section of this prospectus titled “Risk Factors.” Issuances of our Common Stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuances to the selling stockholders. See the section of this prospectus titled “Dilution.”

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SECURITIES OFFERED

The following summary contains basic information about this Offering and our Common Stock and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of our Common Stock, please refer to “Description of Capital Stock.”

Common Stock offered by the selling stockholders	Up to 1,048,386 Common Warrant Shares we will issue to the selling stockholders upon their exercise, if any, of the Common Warrants.

Common Stock outstanding prior to this offering(1)	3,144,468 shares of Common Stock.

Common Stock to be outstanding after this offering(1)	Up to 4,192,854 shares of Common Stock, assuming the exercise in full of the Common Warrants by the selling stockholders.

Use of proceeds	We will not receive any proceeds from the resale of the Common Warrant Shares by the selling stockholders included in this prospectus. We may receive up to $2.5 million in aggregate gross proceeds upon the exercise, if any, of the Common Warrants. We may use the net proceeds, if any, for working capital and general corporate purposes. See the section of this prospectus titled “Use of Proceeds.”

Nasdaq symbol	“XPON”

Risk factors	Investing in our Common Stock is speculative and involves a high degree of risk. See the section of this prospectus titled “Risk Factors” beginning on page 9 and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to purchase our Common Stock. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

The number of shares of Common Stock outstanding is based on the 2,096,082 shares outstanding as of December 31, 2024, plus the 1,048,386 shares of Common Stock issued in connection with the Registered Direct Offering (consisting of 474,193 Shares and 574,193 Pre-Funded Warrants that were exercised in full on January 3, 2025) and excludes, unless otherwise noted:

●	5,286,692 shares of Common Stock issuable upon the exercise of Series A Warrants to purchase Common Stock outstanding as of December 31, 2024, at an exercise price of $5.206 per share;
●	87,384 shares of Common Stock issuable upon the exercise of Series B Warrants to purchase Common Stock outstanding as of December 31, 2024, at an exercise price of $0.10 per share;
●	5,149 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock outstanding as of December 31, 2024, at an exercise price of $332.00 per share;
●	891 shares of Common Stock issuable upon the exercise of warrants outstanding as of December 31, 2024, at an exercise price of $450.00 per share;
●	250 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock outstanding as of December 31, 2024, at an exercise price of $500.00 per share;
●	599 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock outstanding as of December 31, 2024, at an exercise price of $910.00 per share;
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●	11,430 shares of Common Stock issuable upon the exercise of equity incentive awards outstanding under our 2021 Incentive Award Plan as of December 31, 2024;
●	5,879 shares of Common Stock available for future issuance under our 2021 Incentive Award Plan as of December 31, 2024;
●	any shares of Common Stock available for future issuance under our 2021 Incentive Award Plan, which will continue to increase in future years pursuant to the plan’s evergreen provision;
●	2,500 shares of Common Stock available for future issuance under our 2021 Employee Stock Purchase Plan as of December 31, 2024;
●	any shares of our Common Stock issuable upon the exercise of Unregistered Warrants being issued to the investors in the Warrant Private Placement; and
●	any additional shares of Common Stock we may issue from time to time after January 17, 2025.

Unless otherwise indicated, all information in this prospectus assumes no exercise of outstanding options or warrants, and no conversion of convertible notes.

To the extent that outstanding options or warrants are exercised, or restricted stock awards are settled, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed below under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity, results of operations, and prospects. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. If any of the following risks or other risks not specified below materialize, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our shares of Common Stock could decline.

Risks Related to Our Business

We operate in an extremely competitive industry and are subject to pricing pressures.

We compete with a number of major international and domestic manufacturers, assemblers and distributors, as well as a large number of smaller, regional competitors. In addition, our customers have many choices for energy storage solutions in the markets that we serve including both traditional lead-acid products as well as lithium-ion products. We anticipate continued competitive pricing pressure, including due to foreign producers who are able to employ labor at significantly lower costs than producers in the U.S., expand their export capacity and increase their marketing presence in our major Americas markets. Several of our competitors have strong technical, marketing, sales, manufacturing, distribution and other resources, as well as significant name recognition, established positions in the market and long-standing relationships with original equipment manufacturers (“OEMs”) and other customers. Our ability to maintain and improve our operating margins has depended, and continues to depend, on our ability to control and reduce our costs. We cannot assure you that we will be able to continue to control our operating, assembly and manufacturing expenses, to raise or maintain our prices or increase our unit volume or unit mix, in order to maintain or improve our operating results.

We have a history of losses. As our costs increase, we may not be able to generate sufficient revenue to achieve and sustain profitability.

We have experienced net losses in each period since inception. We generated net losses of $7.5 million for each of the years ended December 31, 2023 and 2022.

Part of our business strategy is to focus on our long-term growth. As a result, our profitability may be lower in the near-term than it would be if our strategy were to maximize short-term profitability. Significant expenditures on sales and marketing efforts, expanding our platform, products, features, and functionality, and expanding our research and development, each of which we intend to continue to invest in, may not ultimately grow our business or cause long-term profitability. If we are ultimately unable to achieve profitability at the level anticipated by industry or financial analysts and our stockholders, our stock price may decline.

Our efforts to grow our business may be costlier than we expect, or our revenue growth rate may be slower than we expect, and we may not be able to increase our revenue enough to offset the increase in operating expenses resulting from these investments. If we are unable to continue to grow our revenue, the value of our business and common stock may significantly decrease, which may in turn have a material adverse effect on our ability to raise capital to grow our business.

Our audited financial statements include a statement that there is a substantial doubt about our ability to continue as a going concern and a continuation of negative financial trends could result in our inability to continue as a going concern.

Our audited financial statements as of and for the years ended December 31, 2023 and 2022 were prepared on the assumption that we would continue as a going concern. For the years ended December 31, 2023 and 2022, we sustained recurring losses and negative cash flows from operations. These factors raise substantial doubt about our ability to continue as a going concern over the next 12 months and our independent auditors have included a “going concern” explanatory paragraph in their report on our financial statements as of and for the years ended December 31, 2023 and 2022. If our operating results fail to improve and/or if we fail to raise additional debt or equity financing, then our financial condition could render us unable to continue as a going concern.

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Our business and future growth depends on the needs and success of our customers.

Our customers include dealers, wholesalers, private-label customers and OEMs. The demand for our products ultimately depends on consumers in our current end markets (primarily owners of RVs and marine vessels). These markets can be impacted by numerous factors, including, consumer spending, travel restrictions, fuel costs and energy demands (including an increasing trend towards the use of green energy) and overall economic conditions. Increases or decreases in these variables may significantly impact the demand for our products. If we fail to accurately predict demand, we may be unable to meet our customers’ needs, resulting in the loss of potential sales, or we may produce excess products, resulting in increased inventory and overcapacity in our production facilities, increasing our unit production cost and decreasing our operating margins.

We have substantial customer concentration, with a limited number of customers accounting for a substantial portion of our sales in 2023 and 2022.

We currently derive a significant portion of our revenues from a limited number of customers. During the year ended December 31, 2023, sales to two customers totaled approximately 21% of our total sales and these customers did not have any outstanding accounts receivable at December 31, 2023. While these customers did not have accounts receivable balances as of December 31, 2023, four other customers had accounts receivable balances totaling $140 thousand, representing 90% of total accounts receivable as of December 31, 2023. Sales to each of our other customers did not exceed 10% during this period. During the year ended December 31, 2022, sales to our top three customers totaled approximately 41% of our total sales. Amounts due from these customers totaled approximately 43% of our total accounts receivable at December 31, 2022. There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. In addition, our sales are completed on a purchase order basis and most are without firm, long-term revenue commitments or sales arrangements. It is not possible for us to predict the future level of demand for our products and services that will be generated by our customers or the future demand for the products and services of our other customers. If any of our customers experience declining or delayed sales due to market, economic or competitive conditions, we could be pressured to reduce the prices we charge for our products which could have an adverse effect on our margins and financial position and could negatively affect our revenues and results of operations and/or trading price of our common stock. Furthermore, there is inherent risk associated with accounts receivable concentration as a deterioration in the financial condition of a limited number of account debtors, or any other factor which affects their ability or willingness to pay could in turn have a material adverse effect on our financial condition.

We may not be able to successfully manage our growth.

We have been continuously expanding our operations since our founding in 2016. As we continue to grow, we must continue to improve our managerial, technical and operational knowledge and allocation of resources, and to implement an effective management information system. To effectively manage our expanded operations, we need to continue to recruit and train managerial, accounting, internal audit, engineering, assembly and manufacturing, technical, sales and other staff to satisfy our development requirements and there are currently significant labor shortages in the market. In order to fund our ongoing operations and our future growth, we need to have sufficient internal sources of liquidity or access to additional financing from external sources. Furthermore, we will be required to manage relationships with a greater number of customers, suppliers, contractors, service providers, lenders and other third parties. We will need to further strengthen our internal control and compliance functions to ensure that we are able to comply with our legal and contractual obligations and to reduce our operational and compliance risks. We cannot assure you that we will not experience issues such as capital constraints, construction delays, operational difficulties at new locations, or difficulties in expanding our existing business and operations and in recruiting and training an increasing number of personnel to manage and operate the expanded business. Our expansion plans may also adversely affect our existing operations and thereby have a material adverse effect on our business, prospects, financial condition and results of operations.

Our results of operations may be negatively impacted by public health epidemics or outbreaks.

We are exposed to risks associated with public health crises and epidemics or pandemics. A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact our operations and demand for our products and therefore have a material adverse effect on our business and results of operations. For example, the COVID-19 global pandemic adversely impacted our operations, supply chains, and distribution systems as well as those of our third-party suppliers and manufacturers, which are located in the United States, Asia and Europe. A future public health epidemic or outbreak may make it more difficult for us and our third-party manufacturers to find sufficient components or raw materials and component parts on a timely basis or at a cost-effective price. Any performance failure on the part of any of our significant suppliers or third-party manufacturers could interrupt production of our products, which would have a material adverse effect on our business, financial condition and results of operations. In addition, during the pandemic we experienced shortages and workforce slowdowns due to stay-at-home mandates, illness among our workforce, delays in shipping finished products to customers, and delays in our receiving batteries and certain components. The highly competitive labor market made it difficult to recruit and maintain a workforce properly sized and suited for our operational and strategic needs, which further adversely impacted our business, and any future incidence of disease could similarly impact our business. In addition, while the pandemic positively impacted our battery sales due to more consumers adopting the RV lifestyle, there is no guarantee that any such increase would be sustained, which could cause our results of operations to fluctuate.

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If we fail to expand our sales and distribution channels, our business could suffer.

Our success, and our ability to increase sales and operate profitably, depends on our ability to identify target customers and convert these customers into meaningful orders, as well as our continued development of existing customer relationships. If we are unable to expand our sales and distribution channels, we may not be able to increase revenue or achieve market acceptance of our products. We have recently expanded our direct sales force and plan to recruit additional sales personnel. New sales personnel will require training and take time to achieve full productivity, and there is strong competition for qualified sales personnel in our business. In addition, we believe that our future success is dependent upon establishing successful relationships with a variety of distribution partners. To date, we have entered into agreements with only a small number of these distribution partners. We cannot be certain that we will be able to reach agreement with additional distribution partners on a timely basis or at all, or that these distribution partners will devote adequate resources to selling our products. Furthermore, if our distribution partners fail to adequately market or support our products, the reputation of our products in the market may suffer. In addition, we will need to manage potential conflicts between our direct sales force and any third-party reselling efforts. There can be no assurances that any of our efforts to expand our sales and distribution channels will be successful.

Our ability to expand into international markets is uncertain.

Our strategy is to expand our operations into international markets. In addition to general risks associated with international expansion, such as foreign currency fluctuations and political and economic instability, we face the following risks and uncertainties any of which could prevent us from selling our products in a particular country or harm our business operations once we have established operations in that country:

  the difficulties and costs of localizing products for foreign markets;
  the need to modify our products to comply with local requirements in each country; and
  our lack of a direct sales presence in other countries, our need to establish relationships with distribution partners to sell our products in these markets and our reliance on the capabilities and performance of these distribution partners.

If we are unable to expand into international markets in the manner expected, our business, financial condition, results of operations and prospects may be materially and adversely affected.

Nearly all of our raw materials enter the United States through a limited number of ports and we rely on third parties to store and ship some of our inventory; labor unrest at these ports or other product deliver difficulties could interfere with our distribution plans and reduce our revenue.

We currently rely exclusively on foreign manufacturers to manufacture the lithium-ion batteries used as raw materials in our products, as well as certain other of our raw materials. We may suffer delays in receiving raw materials due to work stoppages, strikes or lockouts or other bottlenecks at the ports through which our raw materials are shipped. Likewise, we rely on trucking carriers to deliver products from the port of arrival to our distribution facilities and from our distribution facilities to our customers. Additionally, in some cases, third parties sort, store and direct-ship products to our customers. Labor unrest or other disruptions could result in product shortages and delays in distributing our products to retailers, which could materially and adversely affect our business, financial condition, results of operations and prospects.

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The uncertainty in global economic conditions could negatively affect our operating results.

Our operating results are directly affected by the general global economic conditions of the industries in which our major customer groups operate. Our business is also highly dependent on the economic and market conditions in each of the geographic areas in which we operate. Our products are heavily dependent on the end markets that we serve and our operating results will vary by location, depending on the economic environment in these markets. Sales of our RV and marine power products, for example, depend significantly on demand for new electric products for RVs and marine applications, which, in turn, depends on end-user demand for RVs and boats. The uncertainty in global economic conditions varies by geographic location and can result in substantial volatility in global credit markets, particularly in the United States. These conditions, including levels of consumer spending, economic recessions, slow economic growth, economic and pricing instability, inflation levels, increase of interest rates, credit market volatility and adverse developments affecting financial institutions, could affect our business by reducing prices that our customers may be able or willing to pay for our products or by reducing the demand for our products. In addition, the Russia-Ukraine war and the Israel-Palestine conflict has and may continue to further exacerbate disruptions in the global supply chain. As a result of sanctions imposed in relation to the Russia-Ukraine conflict, gas prices in the United States have risen to historic levels, and geopolitical tensions in the Middle East have impacted global shipping routes. Any rise in the cost of fuel may cause a decrease in RV travel, which could ultimately negatively impact sales of our batteries for RVs. We have also historically experienced increased shipping costs as a result of increased fuel costs and shutdowns at the ports through which our lithium-ion batteries and other raw materials are shipped, and such costs could adversely impact our results of operations in future periods. Any of the above factors could, in turn, negatively impact our sales and earnings generation and result in a material adverse effect on our business, cash flow, results of operations and financial position.

Government reviews, inquiries, investigations, and actions could harm our business or reputation.

As we operate in various locations around the world, our operations in certain countries are subject to significant governmental scrutiny and may be adversely impacted by the results of such scrutiny. The regulatory environment with regard to our business is evolving, and officials often exercise broad discretion in deciding how to interpret and apply applicable regulations. From time to time, we receive formal and informal inquiries from various government regulatory authorities, as well as self-regulatory organizations, about our business and compliance with local laws, regulations or standards. Any determination that our operations or activities, or the activities of our employees, are not in compliance with existing laws, regulations or standards could result in the imposition of substantial fines, interruptions of business, loss of supplier, vendor, customer or other third-party relationships, termination of necessary licenses and permits, or similar results, all of which could potentially harm our business and/or reputation. Even if an inquiry does not result in these types of determinations, regulatory authorities could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business, and it potentially could create negative publicity which could harm our business and/or reputation.

Our operating results could be adversely affected by changes in the cost and availability of raw materials and we are dependent on third-party manufacturers and suppliers.

We currently rely on multiple third-party manufacturers located in Asia who also produce our battery cells and we intend to continue to rely on these suppliers going forward. Lithium-ion batteries are our most significant raw material and are used along with significant amounts of plastics, steel, copper and other materials in our assembly and manufacturing processes. Our third-party manufacturers source the raw materials and battery components required for the production of our batteries directly from third-party suppliers and thus we may have limited control over the agreed pricing for these raw materials and battery components. We estimate that raw material costs account for over half of our cost of goods sold. The costs of these raw materials, particularly lithium-ion batteries, are volatile and beyond our control. Additionally, availability of the raw materials used to manufacture our products may be limited at times resulting in higher prices and/or the need to find alternative suppliers. Furthermore, the cost of raw materials may also be influenced by transportation costs. Volatile raw material costs can significantly affect our operating results and make period-to-period comparisons extremely difficult. We cannot assure you that we will be able to either hedge the costs or that we or our third-party manufacturers will be able to secure the availability of our raw material requirements at a reasonable level or that we will be able to pass on to our customers the increased costs of our raw materials without affecting demand, or that limited availability of materials will not impact our production capabilities. Our inability to raise the price of our products in response to increases in prices of raw materials or to maintain a proper supply of raw materials could have an adverse effect on our revenue, operating profit, and net income.

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In addition, during the years ended December 31, 2023 and 2022, approximately 70% and 85%, respectively, of inventory purchases were made from foreign suppliers in Asia. Our dependence on a limited number of key third-party manufacturers and suppliers exposes us to challenges and risks in ensuring that we maintain adequate supplies required to produce our batteries. We do not have long-term purchase arrangements with our third-party manufacturers and our purchases are completed on a purchase order basis. Thus, although we carefully manage our inventory and lead-times, we may experience a delay or disruption in our supply chain and/or our current suppliers may not continue to provide us with lithium-ion batteries in our required quantities or to our required specifications and quality levels or at attractive prices. Our close working relationships with our foreign suppliers to date, reflected in our ability to increase our purchase order volumes (qualifying us for related volume-based discounts) and to order and receive delivery of components in advance of required demand, has helped us moderate or offset increased supply-related costs associated with inflation, currency fluctuations and tariffs imposed on our battery imports by the U.S. government and avoid potential shipment delays. If we are unable to enter into or maintain commercial arrangements with these suppliers on favorable terms, or if any of these suppliers experience unanticipated delays, disruptions or shutdowns or other difficulties ramping up their supply of products or materials to meet our requirements, our assembly operations and customer deliveries would be seriously impacted, potentially resulting in liquidated damages and harm to our customer relationships. Although we believe we could locate alternative suppliers to fulfill our needs, we may be unable to find a sufficient alternative supply in a reasonable time or on commercially reasonable terms.

Further, our dependence on these third-party suppliers entails additional risks, including:

●	inability, failure or unwillingness of third-party suppliers to comply with regulatory requirements;
●	breach of supply agreements by the third-party suppliers;
●	misappropriation or disclosure of our proprietary information, including our trade secrets and know-how;
●	relationships that third-party suppliers may have with others, which may include our competitors, and failure of third-party suppliers to adequately fulfill contractual duties, resulting in the need to enter into alternative arrangements, which may not be available, desirable or cost-effective; and
●	termination or nonrenewal of agreements by third-party suppliers at times that are costly or inconvenient for us.

Several of our key manufacturers and suppliers are located in China, and we are exposed to the possibility of product supply disruption and increased costs in the event of changes in the policies, laws, rules and regulations of the United States or Chinese governments, as well as political unrest or unstable economic conditions in China. For example, trade tensions between the United States and China have been escalating in recent years. Most notably, several rounds of U.S. tariffs have been placed on Chinese goods being exported to the United States, with more threatened in future periods. Each of these U.S. tariff impositions against Chinese exports was followed by a round of retaliatory Chinese tariffs on U.S. exports to China. Our batteries and other components we purchase from China have been, and may in the future be, subject to these tariffs, which could increase our manufacturing costs and could make our products, if successfully developed and approved, less competitive than those of our competitors whose inputs are not subject to these tariffs. We may otherwise experience supply disruptions or delays, and although we carefully manage our inventory and lead-times, our suppliers may not continue to provide us with battery components in our required quantities, to our required specifications and quality levels or at attractive prices.

Further, we may be unable to control price fluctuations for these components or negotiate supply arrangements on favorable terms to us. We may also be exposed to fluctuations in the value of the U.S. dollar relative to the Renminbi with any appreciation in the value of the Renminbi increasing our costs for lithium-ion batteries and other raw materials sourced from China. Substantial increases in the prices for our lithium-ion batteries and other raw materials would increase our operating costs and negatively impact our results of operations. In addition, foreign currency fluctuations relative to the value of the U.S. dollar could affect the price of components and materials used in our batteries and sourced from countries other than the United States.

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Increases in costs, disruption of supply or shortage of any of our battery components, such as electronic and mechanical parts, or raw materials used in the production of such parts could harm our business.

From time to time, we may experience increases in the cost or a sustained interruption in the supply or shortage of battery components. For example, a global shortage and component supply disruptions of electronic battery components are currently being reported, and the full impact to us is yet unknown. Other examples of shortages and component supply disruptions could include the supply of electronic components and raw materials (such as resins and other raw metal materials) that go into the production of our battery components. Any such cost increase or supply interruption could materially and negatively impact our business, prospects, financial condition and operating results.

The prices for our battery components fluctuate depending on market conditions and global demand, and could adversely affect our business, prospects, financial condition and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for battery cells. These risks include, but are not limited to:

●	supply shortages caused by the inability or unwillingness of suppliers and their competitors to build or operate component production facilities to supply the numbers of battery components required to support the rapid growth of the electric RV and marine component vehicle industry and other industries in which we operate as demand for such components increases;
●	disruption in the supply of electronic circuits due to quality issues or insufficient raw materials;
●	a decrease in the number of manufacturers of battery components; and
●	an increase in the cost of raw materials.

We are dependent on the continued supply of battery components for our products. Any disruption in the supply of battery components could temporarily disrupt production of our products by our third-party manufacturers until a different supplier is fully qualified. The cost of our battery products depends in part upon the prices and availability of raw materials such as lithium, nickel, cobalt, and/or other metals which are used to produce battery components. Our third-party manufacturers source the raw materials and battery components required for the production of our batteries directly from third-party suppliers and thus we may have limited control over the agreed pricing for these raw materials and battery components. The prices for these materials fluctuate and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased global production of electric vehicles (“EVs”) and energy storage products. Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges. Any reduced availability of these raw materials or substantial increases in the prices for such materials may increase the cost of our components and consequently, the cost of our products. There can be no assurance that we will be able to recoup increasing costs of our components by increasing prices, which in turn could damage our brand, business, prospects, financial condition and operating results.

We are currently, and will likely continue to be, dependent on our warehouse facilities. If our facilities become inoperable for any reason, our ability to produce our products could be negatively impacted.

We have a warehouse location in Redmond, Oregon and another in Elkhart, Indiana.

Our facilities may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, utility and transportation infrastructure disruptions, acts of war or terrorism, or by public health crises, which may render it difficult or impossible for us to assemble our products for an extended period of time. The inability to produce our products or the backlog that could develop if any of our facilities is inoperable for even a short period of time may result in increased costs, harm to our reputation, a loss of customers or a material adverse effect on our business, financial condition or results of operations. Although we maintain property damage and business interruption insurance, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.

Our long-term target is to onshore the manufacturing of most of our components and assemblies, including cell manufacturing, to the United States. Our plans for expansion may experience delays, incur additional costs, or cause disruption to our existing production lines. The costs to successfully achieve our expansion goals may be greater than we expect, and we may fail to achieve our anticipated cost efficiencies, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, while we are generally responsible for delivering products to the customer, we do not maintain our own fleet of delivery vehicles and outsource this function to third parties. Any shortages in trucking capacity, any increase in the cost thereof or any other disruption to the highway systems could limit our ability to deliver our products in a timely manner or at all.

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Lithium-ion battery cells have been observed to catch fire or release smoke and flame, which may have a negative impact on our reputation and business.

 Our lithium-ion batteries use LiFePO4 as the cathode material for lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by releasing smoke and flames in a manner that can ignite nearby materials and other lithium-ion cells. This faulty result could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Further, negative public perceptions regarding the suitability or safety of lithium-ion cells or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve our products, could seriously harm our business and reputation.

To facilitate an uninterrupted supply of lithium-ion batteries, we store a significant number of lithium-ion batteries at our facilities. Any mishandling, other safety issue or fire related to the cells or batteries could disrupt our operations. In addition, any accident, whether occurring at our facilities or from the use of our batteries, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damage. Such damage or injury could lead to adverse publicity and potentially a product recall, which could have a material adverse effect on our brand, business, financial condition and results of operations.

We could face potential product liability claims relating to our products, which could result in significant costs and liabilities, which would reduce our profitability.

We face an inherent business risk of exposure to product liability claims in the event that the use of any of our products results in personal injury or property damage. We are also exposed to potential liability and product performance warranty risks that are inherent in the design, assemble, manufacture and sale of our products. In the event that any of our products prove to be defective, we may be required to recall or redesign such products, which would result in significant unexpected costs. Any insurance we maintain may not be available on terms acceptable to us or such coverage may not be adequate for liabilities actually incurred. Further, any claim or product recall could result in adverse publicity against us, which could adversely affect our sales or increase our costs.

Our operations expose us to litigation, tax, environmental and other legal compliance risks.

We are subject to a variety of litigation, tax, environmental, health and safety and other legal compliance risks. These risks include, among other things, possible liability relating to product liability matters, personal injuries, intellectual property rights, contract-related claims, government contracts, taxes, health and safety liabilities, environmental matters and compliance with competition laws and laws governing improper business practices. We could be charged with wrongdoing as a result of such matters. If convicted or found liable, we could be subject to significant fines, penalties, repayments or other damages (in certain cases, treble damages). In the area of taxes, changes in tax laws and regulations, as well as changes in related interpretations and other tax guidance could materially impact our tax receivables and liabilities and our deferred tax assets and tax liabilities. We plan to manufacture lithium-ion batteries in the future which involves processing, storing, disposing of and otherwise moving large amounts of hazardous materials. As a result, we will be subject to extensive and changing environmental, health and safety laws, and regulations governing, among other things: the generation, handling, storage, use, transportation and disposal of hazardous materials; remediation of polluted ground or water; emissions or discharges of hazardous materials into the ground, air or water; and the health and safety of our employees. Our ongoing compliance with environmental, health and safety laws, regulations and permits could require us to incur significant expenses, limit our ability to modify or expand our facilities or continue production and require us to install additional pollution control equipment and make other capital improvements. In addition, private parties, including employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us or contained in our products.

Certain environmental laws assess liability on owners or operators of real property for the cost of investigation, removal or remediation of hazardous substances at their current or former properties or at properties at which they have disposed of hazardous substances. These laws may also assess costs to repair damage to natural resources. We may be responsible for remediating damage to our properties caused by former owners by our existing operations or by our future operations.

Changes in environmental and climate laws or regulations could lead to new or additional investment in production designs and could increase environmental compliance expenditures. For example, the United States Environmental Protection Agency has promulgated regulations applicable to projects involving greenhouse gas emissions above a certain threshold, and the United States and certain states within the United States have enacted, or are considering, limitations on greenhouse gas emissions.

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Changes in climate change concerns, or in the regulation of such concerns, including greenhouse gas emissions, could subject us to additional costs and restrictions, including increased energy and raw materials costs. Additionally, we cannot assure you that we have been or at all times will be in compliance with environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits, or that we will not be exposed to material environmental, health or safety litigation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in the jurisdictions in which we conduct or in the future may conduct activities, including, the U.S. Foreign Corrupt Practices Act (the “FCPA”). The FCPA generally prohibits companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. The FCPA applies to companies, individual directors, officers, employees and agents. Under the FCPA, U.S. companies may be held liable for actions taken by strategic or local partners or representatives. The FCPA also imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments. Our policies mandate compliance with these antibribery laws. Despite meaningful measures that we undertake to facilitate lawful conduct, which include training and internal control policies, these measures may not always prevent reckless or criminal acts by our employees or agents as we expand our operations from the United States domestically to abroad. As a result, we could be subject to criminal and civil penalties, disgorgement, further changes or enhancements to our procedures, policies and controls, personnel changes or other remedial actions. Violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction and result in a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

Our failure to introduce new products and product enhancements and broad market acceptance of new technologies introduced by our competitors could adversely affect our business.

Many new energy storage technologies have been introduced over the past several years. For certain important and growing markets, such as aerospace and defense, lithium-based battery technologies have a large and growing market share. Our ability to achieve significant and sustained penetration of key developing markets, including the RV and marine markets, will depend upon our success in developing or acquiring these and other technologies, either independently, through joint ventures, or through acquisitions, which in each case may require significant capital. If we fail to develop or acquire, assemble and manufacture and sell, products that satisfy our customers’ demands, or we fail to respond effectively to new product announcements by our competitors by quickly introducing competitive products, then market acceptance of our products could be reduced and our business could be adversely affected. We cannot assure you that our portfolio of primarily lithium-ion products will remain competitive with products based on new technologies.

We may not be able to adequately protect our proprietary intellectual property and technology and we may need to defend ourselves against intellectual property infringement claims.

We rely on a combination of copyright, trademark, patent and trade secret laws, non-disclosure agreements and other confidentiality procedures and contractual provisions to establish, protect and maintain our proprietary intellectual property and technology and other confidential information. Certain of these technologies, especially battery case construction, are important to our business and are not protected by patents. Despite our efforts to protect our proprietary intellectual property and technology and other confidential information, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property and proprietary technologies. If we are unable to protect our intellectual property and technology, we may lose any technological advantage we currently enjoy and may be required to take an impairment charge with respect to the carrying value of such intellectual property or goodwill established in connection with the acquisition thereof. In either case, our operating results and net income may be adversely affected. In addition, entities holding intellectual property rights relating to our technology may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. Any such litigation or claims, whether or not valid or successful, could result in substantial costs and diversion of resources and our management’s attention. If we are determined to have infringed upon a third-party’s intellectual property rights, we may have to pay substantial damages, obtain a license or cease making certain products, which in turn could have a material adverse effect on our business, operating results and financial condition.

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Quality problems with our products could harm our reputation and erode our competitive position.

 The success of our business will depend upon the quality of our products and our relationships with customers. In the event that our products fail to meet our customers’ standards, our reputation could be harmed, which would adversely affect our marketing and sales efforts. We cannot assure you that our customers will not experience quality problems with our products.

Any acquisitions that we complete may dilute stockholder ownership interests in the Company, may have adverse effects on our financial condition and results of operations and may cause unanticipated liabilities.

As part of our growth strategy, we may make future investments in businesses, new technologies, services and other assets that complement our business. Future acquisitions may involve the issuance of our equity securities as payment, in part or in full, for the businesses or assets acquired. Any future issuances of equity securities would dilute stockholder ownership interests. In addition, future acquisitions might not increase, and may even decrease, our earnings or earnings per share and the benefits derived by us from an acquisition might not outweigh or might not exceed the dilutive effect of the acquisition. We also may incur additional debt or suffer adverse tax and accounting consequences in connection with any future acquisitions.

If our electronic data is compromised, or we experience a failure in our information technology or storage systems, our business could be significantly harmed.

We and our business partners maintain significant amounts of data electronically in locations around the world. This data relates to all aspects of our business, including current and future products and services under development, and also contains certain customer, supplier, partner and employee data. Our ability to execute our business strategy depends, in part, on the continued and uninterrupted performance of our information technology systems, which support our operations. We maintain systems and processes designed to protect this data, but notwithstanding such protective measures, there is a risk of intrusion, cyberattacks, tampering, theft, misplaced or lost data, programming and/or human errors that could compromise the integrity and privacy of this data, improper use of our systems, software solutions or networks, unauthorized access, use, disclosure, modification or destruction of information, defective products, production downtimes and operational disruptions, which in turn could adversely affect our reputation, competitiveness, and results of operations. High-profile security breaches at other companies and in government agencies have increased in recent years, and cyber-attacks are becoming more sophisticated and frequent, and in some cases have caused significant harm. Computer hackers and others routinely attempt to breach the security of technology products, services and systems, and to fraudulently induce employees, customers, or others to disclose information or unwittingly provide access to systems or data. While we devote significant resources to security measures to protect our systems and data, these measures cannot provide absolute security.

In addition, we provide confidential and proprietary information to our third-party business partners in certain cases where doing so is necessary to conduct our business. While we obtain assurances from those parties that they have systems and processes in place to protect such data, and where applicable, that they will take steps to assure the protections of such data by third parties, nonetheless those partners may also be subject to data intrusion or otherwise compromise the protection of such data. Any compromise of the confidential data of our customers, suppliers, partners, employees or ourselves, or failure to prevent or mitigate the loss of or damage to this data through breach of our information technology systems or other means could substantially disrupt our operations, harm our customers, employees and other business partners, damage our reputation, violate applicable laws and regulations, subject us to potentially significant costs and liabilities and result in a loss of business that could be material. We operate a number of critical computer systems throughout our business that can fail for a variety of reasons. If such a failure were to occur, we may not be able to sufficiently recover from the failure in time to avoid the loss of data or any adverse impact on certain of our operations that are dependent on such systems. This could result in lost sales and the inefficient operation of our facilities for the duration of such a failure.

Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements and our stockholders may be diluted by future securities offerings.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both or by entering into credit facilities or securing other types of financing. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, or at all, we may be unable to fund our capital requirements. Further, we may be restricted in our ability to access existing sources of liquidity.

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In addition, actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, such as the closure of Silicon Valley Bank and the placement into receivership of Signature Bank in March 2023, have in the past and may in the future lead to market-wide liquidity problems. Although we did not have any cash or cash equivalent balances on deposit at Silicon Valley Bank, if other banks and financial institutions enter receivership or become insolvent in the future in response to financial conditions affecting the banking system and financial markets, our ability to raise additional financing or to access our existing cash, cash equivalents and investments may be threatened.

If we incur new debt, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our Common Stock. If we issue additional equity securities, existing stockholders may experience dilution, and the new equity securities could have rights senior to those of our Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our Common Stock and diluting their interest.

We depend on our senior management team and other key employees, and significant attrition within our management team or unsuccessful succession planning could adversely affect our business.

Our success depends in part on our ability to attract, retain and motivate senior management and other key employees. Achieving this objective may be difficult due to many factors, including fluctuations in global economic and industry conditions, competitors’ hiring practices, cost reduction activities, and the effectiveness of our compensation programs. Competition for qualified personnel can be very intense. We must continue to recruit, retain and motivate senior management and other key employees sufficient to maintain our current business and support our future projects. We are vulnerable to attrition among our current senior management team and other key employees. A loss of any such personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition and results of operations. For example, John Yozamp, our co-founder, former Chief Business Development Officer, and former Chief Executive Officer, pioneered multiple new recreational concepts in the RV industry and leveraged extensive relationships in the RV OEM business to establish our company. Mr. Yozamp retired as Chief Business Development Officer as of December 31, 2023. In addition, Greg Aydelott, our Chief Financial Officer, resigned from his role as of December 31, 2024. While we believe we have successfully transitioned from these departures and have sufficient experience among our management team, any additional attrition in the future could adversely impact us. In addition, if we are unsuccessful in our succession planning efforts, the continuity of our business and results of operations could be adversely affected.

Changes in tax laws or tax rulings could materially affect our financial position, results of operations, and cash flows.

The income and non-income tax regimes we are subject to or operate under are unsettled and may be subject to significant change. Changes in tax laws or tax rulings, or changes in interpretations of existing laws, could materially affect our financial position, results of operations, and cash flows. For example, changes to U.S. tax laws enacted in December 2017 had a significant impact on our tax obligations and effective tax rate beginning 2018. These enactments and future possible guidance from the applicable taxing authorities may have a material impact on our operating results. We closely monitor these proposals as they arise in the countries where it operates. Changes to the statutory tax rate may occur at any time, and any related expense or benefit recorded may be material to the fiscal quarter and year in which the law change is enacted. We regularly assess the likely outcomes of our tax audits and disputes to determine the appropriateness of our tax reserves. However, any tax authority could take a position on tax treatment that is contrary to our expectations, which could result in tax liabilities in excess of reserves.

A failure to keep pace with developments in technology could impair our operations or competitive position.

Our business continues to demand the use of sophisticated systems and technology. These systems and technologies must be refined, updated and replaced with more advanced systems on a regular basis in order for us to meet our customers’ demands and expectations. If we are unable to do so on a timely basis or within reasonable cost parameters, or if we are unable to appropriately and timely train our employees to operate any of these new systems, our business could suffer. We also may not achieve the benefits that we anticipate from any new system or technology, such as fuel abatement technologies, and a failure to do so could result in higher than anticipated costs or could impair our operating results.

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Risks Related to Our Common Stock and August 2024 Public Offering

Our stock price may fluctuate significantly, and you may lose all or a part of your investment.

The trading price of our securities may be volatile and subject to wide price fluctuations in response to various factors, including:

●         market conditions in the broader stock market;

●         actual or anticipated fluctuations in our quarterly financial condition and results of operations, or those of other companies in our industry;

●         actual or anticipated strategic, technological, or regulatory threats, whether or not warranted by actual events;

●         whether any securities analysts cover our stock;

●         issuance of new or changed securities analysts’ reports or recommendations, if any;

●         investor perceptions of our Company, the lithium battery and accessory industry;

●         the volume of trading in our stock;

●         changes in accounting standards, policies, guidance, interpretations, or principles;

●         sales, or anticipated sales, of large blocks of our stock;

●         additions or departures of key management personnel, creative, or other talent;

●         regulatory or political developments, including changes in laws or regulations that are applicable to our business;

●         litigation and governmental investigations;

●         sales or distributions of our common stock by significant stockholders, the entity through which our controlling stockholder holds its investment, or other insiders;

●         natural disasters and other calamities; and

●         macroeconomic conditions.

Furthermore, the stock market has experienced extreme volatility that in some cases has been unrelated or disproportionate to the operating performance of particular companies. These and other factors may cause the market price and demand for our securities to fluctuate substantially, which may limit or prevent investors from readily selling their securities and it may otherwise negatively affect the liquidity of our securities. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.

We do not anticipate paying dividends on our Common Stock in the foreseeable future, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.

We do not anticipate paying any dividends in the foreseeable future on our Common Stock. We intend to retain all future earnings for the operation and expansion of our business and the repayment of outstanding debt. Our credit documents contain, and any future indebtedness likely will contain, restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to pay dividends and make other restricted payments. As a result, capital appreciation, if any, of our Common Stock may be your major source of gain for the foreseeable future. While we may change this policy at some point in the future, we cannot assure you that we will make such a change.

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If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our stock, or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

The trading market for our securities may be influenced by the research and reports that securities or industry analysts publish about us or our business (or the absence of such research or reports). If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock prices or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade recommendations regarding our stock, or if our results of operations do not meet their expectations, our stock prices could decline and such decline could be material.

You may be diluted by the future issuance of additional Common Stock in connection with our incentive plans, acquisitions or otherwise.

You will experience additional dilution upon the exercise of options and warrants to purchase our Common Stock, including those options currently outstanding and possibly those granted in the future, and the issuance of restricted stock or other equity awards under our stock incentive plans. As of December 31, 2024, we had 200,000,000 shares of Common Stock authorized, of which 2,096,082 were issued. Subsequent to December 31, 2024, we issued 1,048,386 shares of Common Stock to the selling stockholders under the Registered Direct Offering (consisting of 474,193 Shares and 574,193 Pre-Funded Warrants that were exercised in full on January 3, 2025). Our Articles of Incorporation authorizes us to issue shares of Common Stock and options, rights, warrants and appreciation rights relating to Common Stock for the consideration and on the terms and conditions established by our Board in its sole discretion, whether in connection with our incentive plans, acquisitions or otherwise. We have reserved 10,000 shares (post-Reverse Stock Split) of Common Stock for issuance upon the exercise of outstanding stock options under the 2021 Incentive Award Plan and 2,500 shares (post-Reverse Stock Split) of Common Stock for issuance pursuant to our 2021 Employee Stock Purchase Plan. In addition, as of December 31, 2024, there were outstanding warrants to purchase up to 5,374,967 shares of Common Stock. In addition, there are 11,430 shares of Common Stock issuable upon the exercise of equity incentive awards outstanding under our 2021 Incentive Award Plan as of December 31, 2024. Any Common Stock that we issue, including stock issued under our 2021 Incentive Award Plan or other equity incentive plans that we may adopt in the future, as well as under outstanding options or warrants would dilute the percentage ownership held by our common stockholders. To the extent we raise additional capital by issuing equity securities, our stockholders may also experience substantial additional dilution.

Sales of substantial amounts of our securities in the public markets, or the perception that such sales might occur, could reduce the price of our securities and may dilute your voting power and your ownership interest in us.

If our existing stockholders sell substantial amounts of our securities in the public market, including the shares of common stock issued or issuable upon the exercise of the Pre-Funded Warrants, Series A Warrants and Series B Warrants issued in the August 2024 Public Offering, and shares issued as consideration in any future acquisitions, or the market perceives that such sales may occur, the market price of our securities could fall and we may be unable to sell our securities in the future. The perception in the public market that our stockholders might sell securities could also depress our market price. As of December 31, 2024, we had 2,096,082 shares of Common Stock outstanding. Pursuant to the terms of the warrants issued to the underwriters (or their designees) in connection with our initial public offering (the “Underwriter Warrants”), the holders of the Underwriter Warrants have the right, subject to certain conditions, to require us to register the sale of the shares of our Common Stock underlying their Underwriter Warrants under the Securities Act.

If the holders of the Underwriter Warrants exercise their registration rights, the market price of shares of our securities may drop significantly. In addition, all of the shares of Common Stock issuable upon exercise of outstanding stock options under the 2021 Incentive Award Plan and all of the shares of Common Stock issuable pursuant to the 2021 Employee Stock Purchase Plan have been registered for public resale under the Securities Act. A decline in the price of shares of our securities might impede our ability to raise capital through the issuance of additional shares of our Common Stock or other equity securities.

Although our Common Stock is listed on Nasdaq, the exchange could subsequently delist our Common Stock if we fail to comply with ongoing listing standards.

Our Common Stock currently is listed on Nasdaq. We are required to meet specified financial requirements in order to maintain such listing, including a requirement that the bid price for our common stock remain above $1.00. On September 6, 2024, as expected, we received the Staff Determination (as defined in the section titled “Legal Proceedings”) from Nasdaq to delist our securities from Nasdaq. On September 12, 2024, we requested an appeal hearing on the Staff Determination from the Panel by filing the Appeal, staying the delisting of the Common Stock pending the Panel’s decision (in each case, as defined in the section titled “Legal Proceedings”). Upon successful completion of the Reverse Stock Split, we received a letter from Nasdaq staff on October 23, 2024, advising us that we had regained compliance with the continued listing requirements in Listing Rule 5550(a)(2) and that we are therefore in compliance with Nasdaq’s listing requirements. Consequently, the scheduled hearing before the Panel on October 24, 2024, was cancelled. See the section titled “Legal Proceedings” for further information on the Staff Determination and Note 13 - Subsequent Events for further information on the Reverse Stock Split.

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While shares of our Common Stock continue to be listed and traded on Nasdaq, there can be no assurance that we will continue to meet Nasdaq listing standards. Any potential delisting of our Common Stock from Nasdaq may have materially adverse consequences to our stockholders, including:

●	a reduced market price and liquidity with respect to our shares of Common Stock, which could make our ability to raise new investment capital more difficult;
●	limited dissemination of the market price of our Common Stock;
●	limited news coverage;
●	limited interest by investors in our Common Stock;
●	volatility of the prices of our Common Stock due to low trading volume;
●	our common stock being considered a “penny stock,” which would result in broker-dealers participating in sales of our Common Stock being subject to the regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act;
●	increased difficulty in selling our Common Stock in certain states due to “blue sky” restrictions; and
●	limited ability to issue additional securities or secure additional financing.

The exercise of each Series A Warrant and, to a lesser extent, the Series B Warrants may result in a substantial increase in the number of shares of our Common Stock that are outstanding.

As of November 12, 2024, 114,996,768 Series A Warrants, exercisable for 5,286,692 shares of Common Stock, at $5.206 per share (post-Reverse Stock Split and post-Adjustment), and 3,075,000 Series B Warrants exercisable for 87,384 shares of common stock, at $0.10 per share (post-Reverse Stock Split and post-Adjustment) were outstanding as of November 12, 2024. The exercise of the Series A Warrants and, to a lesser extent, the Series B Warrants could result in a substantial increase in the number of shares of Common Stock outstanding and therefore materially dilute the ownership percentage of currently outstanding shares of Common Stock.

Provisions of the Series A Warrants and Series B Warrants we sold in the August 2024 Public Offering may discourage an acquisition of us by a third-party.

Certain provisions of the Series A Warrants and Series B Warrants we sold in the August 2024 Public Offering could make it more difficult or expensive for a third-party to acquire us. The Series A Warrants and Series B Warrants each prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the applicable warrants. These and other provisions of the Series A Warrants and Series B Warrants could prevent or deter a third-party from acquiring us even where the acquisition could be beneficial to our investors.

The Series A Warrants and Series B Warrants may have an adverse effect on the market price of our common stock and make it more difficult to affect a business combination.

To the extent we issue shares of Common Stock to affect a future business combination, the potential for the issuance of a substantial number of additional shares of Common Stock upon exercise of the Series A Warrants and, to a lesser extent, the Series B Warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such Series A Warrants and Series B Warrants, when exercised, will increase the number of issued and outstanding shares of Common Stock and reduce the value of the shares issued to complete the business combination. Accordingly, the Series A and Series B Warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring a target business. Additionally, the sale, or even the possibility of a sale, of the shares of Common Stock underlying the Pre-Funded Warrants, Series A Warrants, and Series B Warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent the Series A Warrants and Series B Warrants are exercised, our investors may experience dilution to their holdings.

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The Reverse Stock Split cash true-up payment provision in the Series A Warrants we sold in the August 2024 Public Offering may have a material adverse impact on our financial condition, may impede our ability to raise additional capital, and may discourage an acquisition of us by a third party.

As a result of the VWAP of the common stock during the five trading days before and after the Reverse Stock Split, the Reverse Stock Split cash true-up payment provision in the Series A Warrants, which is capped at $5.0 million in the aggregate under all Series A Warrants, was triggered, but the payment of the Reverse Stock Split cash true-up payment is currently suspended in accordance with the terms of the Series A Warrants. The obligation to make the Reverse Stock Split cash true-up payment could impede our ability to raise additional capital and could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to our investors. In the event that the conditions for suspension of the Reverse Stock Split cash true-up payment under the terms of the Series A Warrants become no longer applicable, the payment of the Reverse Stock Split cash true-up payment could have a material adverse impact on our financial condition.

We will continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to comply with public company regulations.

As a public company, and particularly after we cease to be an “emerging growth company,” as defined in the JOBS Act, we will continue to incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), as well as rules promulgated by the SEC and Nasdaq require us to adopt corporate governance practices applicable to U.S. public companies. Compliance with these rules and regulations will continue to increase our legal and financial compliance costs.

Sarbanes-Oxley, as well as rules and regulations subsequently implemented by the SEC and Nasdaq, have imposed increased disclosure and enhanced corporate governance practices for public companies. Our efforts to continue to comply with evolving laws, regulations and standards are likely to result in increased expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. We may not be successful in continuing to implement these requirements and implementing them could adversely affect our business, results of operations and financial condition. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our financial results on a timely and accurate basis could be impaired.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. These obligations and constituents require significant attention from our senior management and can divert their attention away from the day-to-day management of our business, which can harm our business, operating results and financial condition.

We are an “emerging growth company” and elect to comply with certain reduced reporting requirements applicable to emerging growth companies, which could make our securities less attractive to investors.

As an “emerging growth company,” we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our securities less attractive because we chose to rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We choose to avail ourselves of this extended transition period and defer adoption of certain changes in accounting standards.

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As described in Section 101 of the JOBS Act, the “emerging growth company” classification can be retained for up to five years following our initial public offering or until the earlier occurrence of the following: the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30; or the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

If some investors find our securities less attractive as a result of any choices to reduce future disclosure, there may be a less active market for our securities and our stock price may be more volatile.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of Sarbanes-Oxley could have a material adverse effect on our business and stock price.

We are required to comply with certain SEC rules that implement Sections 302 and 404 of Sarbanes-Oxley, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we are required to disclose changes made in our internal control procedures on a quarterly basis, we take advantage of certain exceptions from reporting requirements that are available to “emerging growth companies” under the JOBS Act. For example, each independent registered public accounting firm that performs an audit for us has not been required to attest to and report on our annual assessment of our internal controls over financial reporting pursuant to Section 404 and will not be required to do so until we are no longer an “emerging growth company” as defined in the JOBS Act and a non-accelerated filer in accordance with Rule 12b-2 under the Exchange Act. While we expect to be ready to comply with Section 404 of Sarbanes-Oxley by the applicable deadline, we cannot assure you that this will be the case. Furthermore, we may identify material weaknesses that we may be unable to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of Sarbanes-Oxley. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may be unable to conclude that we have effective internal controls over financial reporting in accordance with Section 404 of Sarbanes-Oxley. If we are unable to implement the requirements of Section 404 of Sarbanes-Oxley in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could have a material adverse effect on our business, prospects, results of operations, and financial condition.

Our management has broad discretion as to the use of the net proceeds from our initial public offering and equity and debt financings.

While there have been no changes to our planned use of proceeds from our initial public offering, as disclosed in the final prospectus for our initial public offering, our management continues to have broad discretion in the application of the net proceeds, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from our initial public offering in ways that holders of the shares may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could result in financial losses, and these financial losses could have a material adverse effect on our business, cause the price of our Common Stock to decline and delay the development of our products. Pending their use, we may also invest the net proceeds from our offerings in a manner that does not produce income or that loses value.

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If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq or another national securities exchange and if the price of our Common Stock is less than $5.00, our Common Stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Risks Related to Our Capital Structure

Our long-term lease and debt obligations could adversely affect our ability to raise additional capital to fund operations and limit our ability to enter into certain transactions.

As of December 31, 2023, we had total liabilities of $6.6 million, of which $2.8 million was related to operating lease liabilities and $3.2 million was related to debt obligations.

If we cannot generate sufficient cash flow from operations to service our lease and debt obligations, we may need to further refinance our debt, dispose of assets or issue equity to obtain necessary funds. We do not know whether we will be able to do any of this on a timely basis or on terms satisfactory to us, or at all. Our substantial lease and debt obligations could have important consequences, including:

●	our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes may be limited;
●	a portion of our cash flows from operations will be dedicated to payments on our lease and debt obligations and will not be available for other purposes, including operations, capital expenditures and future business opportunities;
●	we may be vulnerable in a downturn in general economic conditions or in business or may be unable to carry on capital spending that is important to our growth;
●	restrictive covenants in our debt documents may impose significant operating and financial restrictions on us, including our ability to pay dividends and make other restricted payments or sell our collateral (other than inventory in the ordinary course of business);
●	our ability to introduce new products or new technologies or exploit business opportunities may be restricted; and
●	we may be placed at a disadvantage compared with competitors that have proportionately less lease and debt obligations.

Our Articles of Incorporation provides that the Nevada Eighth Judicial District Court of Clark County, Nevada shall be the exclusive forum for certain litigation that may be initiated by our stockholders, including claims under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Articles of Incorporation provides that, subject to limited exceptions, the Nevada Eighth Judicial District Court of Clark County, Nevada shall be, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of Nevada Revised Statutes Chapters 78 or 92A, our Articles of incorporation or our Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our Articles of Incorporation or Bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine.

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Although these choice of forum provisions would not apply to suits brought to enforce any duty or liability created by the Exchange Act or rules and regulations thereunder, and suits brought to enforce the Securities Act or rules and regulations thereunder are granted concurrent jurisdiction in federal and state courts pursuant to preemptive federal law, these choice of forum provisions may otherwise limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents. Stockholders who do bring a claim in the Nevada Eighth Judicial District Court of Clark County, Nevada could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of Nevada. The Nevada Eighth Judicial District Court of Clark County, Nevada may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find the choice of forum provision contained in our Articles of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

Risks Related to This Offering

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, the selling stockholders may resell all or a portion of the Common Warrant Shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Common Warrant Shares from the selling stockholders at different times will likely pay different prices for those Common Warrant Shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the Common Warrant Shares they purchase from the selling stockholders as a result of future sales made by the selling stockholders at prices lower than the prices such investors paid for their Common Warrant Shares.

Sales of substantial amounts of our Common Stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock.

The sale by the selling stockholders of a significant number of Common Warrant Shares could have a material adverse effect on the market price of our Common Stock. In addition, the perception in the public markets that the selling stockholders may sell all or a portion of Common Warrant Shares as a result of the registration of such shares for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our Common Stock. We cannot predict the effect, if any, that market sales of those Common Warrant Shares or the availability of those shares of Common Stock for resale will have on the market price of our Common Stock.

The selling stockholders may choose to sell the Common Warrant Shares at prices below the current market price.

The selling stockholders are not restricted as to the prices at which it may sell or otherwise dispose of the Common Warrant Shares covered by this prospectus. Sales or other dispositions of the Common Warrant Shares below the then-current market prices could adversely affect the market price of our Common Stock.

You may experience future dilution as a result of issuance of the Common Warrant Shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the Common Warrant Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

The Common Warrant hares sold by the selling stockholders will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our Common Stock may be sold in the public market following the Offering. If there are significantly more shares of our Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock. The issuance of the Common Warrant Shares or any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could also adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

In addition, in order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares of our Common Stock or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share previously paid. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our stock incentive programs. In addition, the issuance of the Common Warrant Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of such shares of Common Stock or the availability of such shares for sale will have on the market price of our Common Stock.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, together with any accompanying prospectus supplement, may include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements in this prospectus, together with any accompanying prospectus supplement, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including, without limitation, any projections regarding the markets where we operate, any statements of the plans and objectives of our management for future operations, any statements concerning proposed new products or services, any statements regarding expected capital expenditures, any statements regarding future economic conditions or performance, and any statements of assumptions underlying any of the foregoing. All forward-looking statements are made as of the date on which they were made and are based on information available to us as of such dates. We assume no obligation to update any forward-looking statement. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “should,” “anticipates,” “intends,” “seeks,” “believes,” “estimates,” “potential,” “forecasts,” “continue,” or other forms of these words or similar words or expressions, or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct. Actual results will likely differ, and could differ materially, from those projected or assumed in the forward-looking statements. Prospective investors are cautioned not to unduly rely on any such forward-looking statements.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

●	We operate in an extremely competitive industry and are subject to pricing pressures.

●	We have a history of losses and our audited financial statements include a statement that there is a substantial doubt about our ability to continue as a going concern. As our costs increase, we may not be able to generate sufficient revenue to achieve and sustain profitability.

●	Our business and future growth depends on the needs and success of our customers, and we have substantial customer concentration.

●	We may not be able to successfully manage our growth.

●	We may be negatively impacted by public health epidemics or outbreaks, as well as uncertainty in global economic conditions.

●	We may fail to expand our sales and distribution channels and our ability to expend into international markets is uncertain.

●	Nearly all of our raw materials enter the United States through a limited number of ports, and we rely on third parties to store and ship some of our inventory; labor unrest at these ports or other product delivery difficulties could interfere with our distribution plans and reduce our revenue.

●	Government reviews, inquiries, investigations, and actions could harm our business or reputation.

●	We are dependent on third-party manufacturers and suppliers, including suppliers located outside the United States, and our operating results could be adversely affected by changes in the cost and availability of raw materials as well as increases in costs, disruption of supply, or shortage of any of our battery components, such as electronic and mechanical parts, or raw materials used in the production of such parts.
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●	We rely on two warehouse facilities and if any of our facilities becomes inoperable for any reason or if our expansion plans fail, our ability to produce our products could be negatively impacted.

●	Lithium-ion battery cells have been observed to catch fire or release smoke and flame, which may have a negative impact on our reputation and business.

●	We could face potential product liability claims relating to our products, which could result in significant costs and liabilities, which would reduce our profitability.

●	Our operations expose us to litigation, tax, environmental, and other legal compliance risks.

●	Our failure to introduce new products and product enhancements and broad market acceptance of new technologies introduced by our competitors could adversely affect our business.

●	We may not be able to adequately protect our proprietary intellectual property and technology and we may need to defend ourselves against intellectual property infringement claims.

●	Quality problems with our products could harm our reputation and erode our competitive position.

●	Our ability to raise capital in the future may be limited and our stockholders may be diluted by future securities offerings.

●	We depend on our senior management team and other key employees, and significant attrition within our management team or unsuccessful succession planning could adversely affect our business.

●	We are an “emerging growth company” and elect to comply with certain reduced reporting requirements applicable to emerging growth companies, which could make our securities less attractive to investors.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Our actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and we assume no obligation to update or disclose revisions to those estimates. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections.

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USE OF PROCEEDS

The Common Warrant Shares offered by the selling stockholders pursuant to this prospectus are being registered for the account of the selling stockholders and we will not receive any proceeds from the resale of the Common Warrant Shares by the selling stockholders.

We may receive proceeds from the exercise of the Common Stock Warrants to the extent these warrants are exercised for cash. The Common Warrants, however, are exercisable on a cashless basis in certain circumstances. If all of the Common Stock Warrants are exercised for cash in full, the gross proceeds will be approximately $2.5 million. We currently intend to use the net proceeds from cash exercises of the Common Stock Warrants, if any, for working capital and general corporate purposes.

Our expected use of proceeds from the cash exercise of the Common Stock Warrants (if any) represents our intentions based on our present plans and business conditions, which could change as our plans and business conditions evolve. The amounts and timing of our actual expenditures will depend on numerous factors, including cash flows from operations, the extent and results of our research and development efforts, the anticipated growth of our business, and other factors described under the section titled “Risk Factors.” We may find it necessary or advisable to use such proceeds for other purposes, and, except as set forth above, we will have broad discretion in the application of such proceeds.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the Common Warrant Shares may be sold by the selling stockholders under this prospectus.

MARKET INFORMATION AND DIVIDEND POLICY

Market Information

Our Common Stock began trading on Nasdaq on April 1, 2022 under the symbol “XPON.” As of January 16, 2025, there were approximately 17 registered holders of our Common Stock.

Dividend Policy

We have never declared or paid cash dividends on our Common Stock. We do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. See “Description of Capital Stock.” We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our Board and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects, and other factors our Board may deem relevant. Further, any future debt facilities we may enter into may contain restrictions on our ability to pay dividends or make distributions, and any new credit facilities we may enter into may contain similar restrictions.

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DILUTION

If you purchase shares of Common Stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the offering price per share of our Common Stock and the “as adjusted” pro forma net tangible book value per share of our Common Stock upon the closing of this offering.

Net tangible book value per share of our Common Stock is determined by subtracting our total liabilities from the amount of our total tangible assets (total assets less intangible assets) and then dividing the difference by the number of shares of our Common Stock deemed to be outstanding.

As of September 30, 2024, we had total liabilities of approximately $7.6 million and total tangible assets of approximately $10.1 million, and 918,724 shares of Common Stock outstanding (on a post-Reverse Stock Split basis). However, subsequent to September 30, 2024, the following events occurred which, in the aggregate, resulted in material changes to our capitalization:

●	effective as of October 8, 2024, we effected the 1-for-100 Reverse Stock Split of our Common Stock;
●	as of December 31, 2024, an aggregate of 14,900 shares of Common Stock had been issued upon exercise of the Series A Warrants issued in the August 2024 Public Offering; and
●	as of December 31, 2024, an aggregate of 951,970 shares of Common Stock had been issued upon exercise of the Series B Warrants issued in the August 2024 Public Offering.

To capture the capitalization changes described above, we are illustrating the dilution per share to investors participating in this offering and presenting our net tangible book value per share of Common Stock as of September 30, 2024 on an “as adjusted” basis based on the 2,096,082 shares of Common Stock outstanding as of December 31, 2024, plus the 1,048,386 shares of Common Stock issued to the selling stockholders in connection with the Registered Direct Offering (consisting of 474,193 Shares and 574,193 Pre-Funded Warrants that have been exercised in full), rather than the 918,724 shares outstanding as of September 30, 2024. Accordingly, as of September 30, 2024, we had an “as adjusted” net tangible book value of $1.214 per share of Common Stock.

Dilution per share represents the difference between the assumed offering price per share of our Common Stock and the as adjusted pro forma net tangible book value per share of our Common Stock included in this offering after giving effect to this offering. Any sale of our Common Stock in this offering at a price per share greater than the net tangible book value per share will result in (after giving effect to estimated offering expenses payable by us) an increase in our pro forma net tangible book value per share of Common Stock with respect to our existing stockholders and an immediate dilution in net tangible book value per share of Common Stock to investors in this offering.

After giving effect to the issuance of 474,193 Shares offered and sold at an offering price of $2.48 per share, and the 574,193 Pre-Funded Warrants offered and sold at an offering price of $2.479 per share and exercised in full at a price of $0.001 per share, and after deducting estimated placement agent fees and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2024 would have been approximately $7.2 million, and our “as adjusted” pro forma net tangible book value per share would have been $1.708. This represents an immediate increase in “as adjusted” pro forma net tangible book value of $1.101 per share to our existing stockholders and an immediate dilution in “as adjusted” pro forma net tangible book value of $0.712 per share to investors participating in this offering. Taking into consideration the shares of Common Stock issued in the Offering consummated on January 3, 2025, the following table illustrates this dilution per share to investors participating in this offering:

Offering price per share		$2.48
“As adjusted” net tangible book value per share as of September 30, 2024	$1.214
Increase in “as adjusted” pro forma net tangible book value per share attributable this offering	1.101
“As adjusted” pro forma net tangible book value per share after giving effect to this offering		1.708
Dilution per share to new investors in this offering		$0.712

The number of shares of Common Stock outstanding is based on the 2,096,082 shares outstanding as of December 31, 2024, plus the 1,048,386 shares of Common Stock issued in connection with the Registered Direct Offering (consisting of 474,193 Shares and 574,193 Pre-Funded Warrants that were exercised in full on January 3, 2025), and excludes, unless otherwise noted:

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●	5,286,692 shares of Common Stock issuable upon the exercise of Series A Warrants to purchase Common Stock outstanding as of December 31, 2024, at an exercise price of $5.206 per share;
●	87,384 shares of Common Stock issuable upon the exercise of Series B Warrants to purchase Common Stock outstanding as of December 31, 2024, at an exercise price of $0.10 per share;
●	5,149 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock outstanding as of December 31, 2024, at an exercise price of $332.00 per share;
●	891 shares of Common Stock issuable upon the exercise of warrants outstanding as of December 31, 2024, at an exercise price of $450.00 per share;
●	250 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock outstanding as of December 31, 2024, at an exercise price of $500.00 per share;
●	599 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock outstanding as of December 31, 2024, at an exercise price of $910.00 per share;
●	11,430 shares of Common Stock issuable upon the exercise of equity incentive awards outstanding under our 2021 Incentive Award Plan as of December 31, 2024;
●	5,879 shares of Common Stock available for future issuance under our 2021 Incentive Award Plan as of December 31, 2024;
●	any shares of Common Stock available for future issuance under our 2021 Incentive Award Plan, which will continue to increase in future years pursuant to the plan’s evergreen provision;
●	2,500 shares of Common Stock available for future issuance under our 2021 Employee Stock Purchase Plan as of December 31, 2024;
●	any shares of our Common Stock issuable upon the exercise of Unregistered Warrants being issued to the investors in the Warrant Private Placement; and
●	any additional shares of Common Stock we may issue from time to time after January 17, 2025.

Unless otherwise indicated, all information in this prospectus assumes no exercise of outstanding options or warrants, and no conversion of convertible notes.

To the extent that outstanding options or warrants are exercised, or restricted stock awards are settled, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our unaudited interim financial statements and the related notes and other information for the three and nine months ended September 30, 2024 and 2023 and our audited financial statements and related notes for the fiscal years ended December 31, 2023 and 2022, included in our Annual Report. Historic results are not necessarily indicative of future results. Unless otherwise noted, all references to shares and per share amounts for the interim three and nine month periods ended September 30, 2024 and 2023 presented in this section have been adjusted retrospectively to reflect a 1-for-100 reverse stock split, which was effective at 5:00 p.m. Pacific Time on October 8, 2024 (the “Reverse Stock Split”). References to shares and per share amounts for the fiscal years ended December 31, 2023 and 2022 presented in this section have not been adjusted retrospectively to reflect the Reverse Stock Split. See “—Reverse Stock Split and Reverse Stock Split True-Up Payment” below for additional information about the Reverse Stock Split. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements based upon current plans, expectations and beliefs that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements. You should carefully read the “Risk Factors” section to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements.”

OVERVIEW

Expion360 focuses on the design, assembly, manufacturing, and sale of LiFePO4 batteries and supporting accessories for RVs, marine applications and home energy storage products with plans to expand into industrial applications. We design, assemble, and distribute high-powered, lithium battery solutions using ground-breaking concepts with a creative sales and marketing approach. We believe that our product offerings include some of the most dense and minimal-footprint batteries in the RV and marine industries. We are developing our e360 Home Energy Storage System, which we expect to change the industry in barrier price, flexibility, and integration. We are deploying multiple intellectual property strategies with research and products to sustain and scale the business. We currently have customers consisting of dealers, wholesalers, private label customers, and original equipment manufacturers who are driving revenue and brand awareness nationally.

Our primary target markets are currently the RV and marine industries. We believe that we are well-positioned to capitalize on the rapid market conversion from lead-acid to lithium batteries as the primary method of power sourcing in these industries. We are also focused on expanding into the home energy storage market with the introduction of our two LiFePO4 battery storage solutions, where we aim to provide a cost-effective, low barrier of entry, flexible system for those looking to power their homes via solar energy, wind, or grid back-up. Along with RV, marine and home energy storage markets, we aim to provide additional capacities to the ever-expanding electric forklift and industrial material handling markets.

Our e360 product line, which is manufactured for the RV and marine industries, was launched in December 2020. The e360 product line, through its sales growth, has shown to be a preferred conversion solution for lead-acid batteries. In December 2023, we announced our entrance into the home energy storge market with our introduction of two LiFePO4 battery storage solutions that enable residential and small business customers to create their own stable micro-energy grid and lessen the impact of increasing power fluctuations and outages. As of January 2025, we have begun shipping orders of our e360 Home Energy Storage Solutions.

Our products provide numerous advantages for various industries that are looking to migrate to lithium-based energy storage. They incorporate detailed-oriented design and engineering and strong case materials and internal and structural layouts and are backed by responsive customer service.

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RECENT DEVELOPMENTS AND TRENDS

Recent Developments

Certain Preliminary Financial Results for the Three Months Ended December 31, 2024

Although we have not finalized our full financial results for the three months and year ended December 31, 2024, we expect to report preliminary financial information as follows:

●	Preliminary, unaudited revenue for the three months ended December 31, 2024 in the range of approximately $1.8 to $2.0 million, up sequentially from $1.4 million in the three months ended December 31, 2023.

●	Preliminary, unaudited gross profit for the three months ended December 31, 2024 is expected to be in the range of approximately $350,000 to $450,000, compared to gross profit of $205,000 in the prior year period.

●	Preliminary, unaudited net loss for the three months ended December 31, 2024 is expected to be in the range of approximately $450,000 to $350,000, compared to a net loss of $2.2 million in the prior year period as we continued to invest in new product development and launches. Preliminary, unaudited net loss from operations for the three months ended December 31, 2024 is expected to be in the range of approximately $1.3 to $1.2 million.

Net loss from operations reflects our net loss for the three months ended December 31, 2024 less approximately $5.8 million in a change in fair value of the Series A Warrants and Series B Warrants (each as defined below) we issued in the quarter ended September 30, 2024, offset by a $5.0 million Reverse Stock Split Cash True-Up Payment (as defined below) contingent liability arising in connection with the warrant issuance, the aggregate of which resulted in a gain in net income of approximately $887,000. The information above is based on preliminary unaudited information and estimates for the three months and year ended December 31, 2024, is not a comprehensive statement of our financial results for this period, and is subject to change pending completion of our financial closing procedures, final adjustments, completion of the review of our financial statements and other developments that may arise between now and the time the review of our financial statements is completed. This preliminary estimate may change and the change may be material. Our expectation with respect to the preliminary financial information as of December 31, 2024 presented above is based upon management’s estimates and is the responsibility of management. Our independent registered public accounting firm has not conducted an audit or review of, and does not express an opinion or any other form of assurance with respect to, these preliminary estimates. Our actual results for the three months and year ended December 31, 2024 will not be available until after this offering is completed. See “—August 2024 Financing and Subsequent Warrant Exercises and Adjustments to Warrant Exercise and Reset Prices” and “Reverse Stock Split and Reverse Stock Split True-Up Payment” below for more information regarding the Series A Warrants and Series B Warrants and Reverse Stock Split True-Up Payment, respectively.

Resignation of Chief Financial Officer and Appointment of Interim Chief Financial Officer

On December 16, 2024, Greg Aydelott, our Chief Financial Officer, notified us of his resignation effective December 31, 2024, due to family health concerns. Mr. Aydelott is remaining with the Company in a consulting role on an ongoing basis. In connection with Mr. Aydelott’s resignation, on December 20, 2024, our Board of Directors (the “Board”) appointed Brian Schaffner, who currently serves as our Chief Executive Officer and as a member of the Board, to serve as our interim Chief Financial Officer effective immediately upon Mr. Aydelott’s resignation.

Chief Operating Officer Medical Leave of Absence

Effective November 16, 2024, Paul Shoun, our Co-Founder, President, Chief Operating Officer, and Chairman of the Board, commenced a temporary medical leave of absence from his duties as Chief Operating Officer. Mr. Shoun is continuing to perform his duties as President and Chairman of the Board during his leave. We anticipate that Mr. Shoun will resume his responsibilities as Chief Operating Officer in February 2025. During his absence, Carson Heagen, our Vice President of Operations, is temporarily assuming the duties of Chief Operating Officer.

Reverse Stock Split and Reverse Stock Split True-Up Payment

Effective as of 5:00 p.m. Pacific Time on October 8, 2024 (the “Effective Date”), we effected a 1-for-100 reverse stock split of our Common Stock (the “Reverse Stock Split”), which was approved by the Board on September 27, 2024, following stockholder approval at our annual meeting of stockholders held on September 27, 2024. No fractional shares of Common Stock were issued as a result of the Reverse Stock Split and instead each holder of Common Stock who was otherwise entitled to receive a fractional share as a result of the Reverse Stock Split received one whole share of Common Stock in lieu of such fractional share. As a result of this, 210,668 shares were issued on or before October 17, 2024. In addition, the Reverse Stock Split effected a reduction in the number of shares issuable pursuant to our equity awards, warrants and non-plan options outstanding as of the Effective Date, and a corresponding increase in the respective exercise prices, conversion prices, reset prices and the like thereunder.

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As a result of the daily VWAP of the Common Stock during the five trading days before and after the Reverse Stock Split, a Reverse Stock Split cash true-up payment provision in the Series A Warrants, which is capped at $5.0 million in the aggregate under all Series A Warrants (the “Reverse Stock Split Cash True-Up Payment”), was triggered, but the payment of the Reverse Stock Split cash true-up payment was suspended in accordance with the terms of the Series A Warrants. However, in connection with the closing of this offering, we intend to use $500,000 of the net proceeds from the offering to satisfy a portion of certain amounts owed to the holders of the Series A Warrants pursuant to the terms thereof.

Except for our audited financial statements and the related notes for the fiscal years ended December 31, 2023 and December 31, 2022, which have not been adjusted on a retroactive basis to reflect the Reverse Stock Split, or as otherwise noted, all of our historical share and per share information related to issued and outstanding Common Stock and outstanding options and warrants exercisable for Common Stock in this prospectus have been adjusted, on a retroactive basis, to reflect the Reverse Stock Split.

August 2024 Public Offering and Subsequent Warrant Exercises and Adjustments to Warrant Exercise and Reset Prices

On August 8, 2024, we sold in a public offering (the “August 2024 Public Offering”) (i) 33,402,000 common units (the “Common Units,” pre-Reverse Stock Split), each consisting of one share of Common Stock, two Series A warrants each to purchase one share of Common Stock (pre-Reverse Stock Split and pre-Adjustment (as defined below) and each, a “Series A Warrant”) and one Series B warrant to purchase such number of shares of Common Stock as determined in the Series B warrant (each, a “Series B Warrant”), and (ii) 16,598,000 pre-funded units (the “Pre-Funded Units,” and together with the Common Units, the “Units,” pre-Reverse Stock Split), each consisting of one pre-funded warrant to purchase one share of Common Stock (each, an “August 2024 Pre-Funded Warrant”), two Series A Warrants, and one Series B Warrant, through Aegis Capital Corp. serving as underwriter (in its capacity as such, the “Underwriter”). The Common Units were sold at a price of $0.20 per unit and the August 2024 Pre-Funded Warrants were sold at a price of $0.199 per unit (pre-Reverse Stock Split).

In addition, we granted the Underwriter a 45-day option to purchase additional shares of Common Stock and/or August 2024 Pre-Funded Warrants and/or Series A Warrants and/or Series B Warrants, representing up to 15% of the number of the respective securities sold in the August 2024 Public Offering, solely to cover over-allotments, if any. The Underwriter partially exercised its over-allotment option with respect to 15,000,000 Series A Warrants and 7,500,000 Series B Warrants (pre-Reverse Stock Split).

The August 2024 Pre-Funded Warrants were immediately exercisable at an exercise price of $0.001 per share (pre-Reverse Stock Split) and could be exercised at any time until exercised in full. All August 2024 Pre-Funded Warrants have been exercised.

Each Series A Warrant is exercisable at any time or times beginning on September 30, 2024, which was the first trading day following our notice to the Series A Warrant holders of stockholder approval received at the 2024 Annual Meeting, and will expire five years from such date. Each Series A Warrant was initially exercisable at an exercise price of $24.00 per share of common stock (post-Reverse Stock Split). The exercise price of the Series A Warrants was subject to reduction on the 11th trading day after the stockholder approval to the greater of the lowest daily VWAP during the ten-trading-day period following the stockholder approval and the floor price of $5.206 (representing 20% of the lower of our Common Stock’s closing price on Nasdaq on the date that we priced the August 2024 Public Offering, post-Reverse Stock Split) or our Common Stock’s average closing price on Nasdaq for the five trading days ending on such date (such lower price, without giving effect to such 20% reduction, the “Nasdaq Minimum Price”), and the number of shares issuable upon exercise would be proportionately adjusted such that the aggregate exercise price would remain unchanged. As of September 30, 2024, there would have been 5,301,592 shares of Common Stock (post-Reverse Stock Split and assuming the Adjustment had occurred on September 30, 2024) issuable upon exercise of the Series A Warrants as of that date. Subsequent to September 30, 2024, the exercise price under the Series A Warrants was reduced to the floor price of $5.206 (representing 20% of the Nasdaq Minimum Price, post-Reverse Stock Split), beginning on October 14, 2024, the 11th trading day following stockholder approval. As of December 31, 2024, 14,900 shares of Common Stock have been issued upon exercise of Series A Warrants and 5,286,692 shares of Common Stock remain issuable upon exercise of Series A Warrants.

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Each Series B Warrant was exercisable immediately upon issuance at an exercise price of $0.10 per share (post-Reverse Stock Split). The number of shares of Common Stock issuable under the Series B Warrants were subject to adjustment using a reset price based on the weighted average price of common stock over a rolling five-trading-day period between the issuance date of the Class B Warrants and the close of trading on the tenth trading day following stockholder approval, subject to certain floor prices. As of September 30, 2024, 342,588 shares of Common Stock (post-Reverse Stock Split) had been issued upon exercise of Series B Warrants and there were 1,032,198 shares of Common Stock (post-Reverse Stock Split) issuable upon exercise of Series B Warrants based on the reset price of $5.45 (representing the lowest arithmetic average of the daily VWAP during the five-trading-day period from September 12, 2024 through September 18, 2024). Effective October 8, 2024, after market close, the Reverse Stock Split occurred and as of December 31, 2024, 87,384 shares of Common Stock remain issuable upon exercise of Series B Warrants using the reset price, which was reduced to the floor price of $5.206 (representing 20% of the Nasdaq Minimum Price (post-Reverse Stock Split and post-Adjustment).

Key Factors Affecting Our Operating Results

Our operating results and financial performance are significantly dependent on the following factors:

Consumer Demand

Although our sales are primarily generated from dealers, wholesalers, and OEMs focused on the RV and marine markets, the demand for our products from these customers depends on consumer demand. Our sales are completed on a purchase order basis, and most are without firm, long-term revenue commitments or sales arrangements, which we expect to continue going forward. Accordingly, our growth prospects and future sales are subject to risks and uncertainties related in part to consumer demand for our products, which is affected by a number of factors, including fuel costs, discretionary spending, macroeconomic conditions, including inflation, changes in tariffs and interest rates, geopolitical pressures, and volatility in the RV and marine markets. For instance, during the COVID-19 pandemic, the increased adoption of the RV lifestyle benefited battery suppliers. However, in recent years we have seen a rise in fuel costs, higher interest rates, and other changes in macroeconomic conditions, which have resulted in decreased consumer spending decisions which is affecting our industry. These conditions may continue to have a negative effect on our business, financial condition, and results of operations.

While RV and marine applications drive current revenues, in December 2023, we announced our plans to enter the home energy storage market with our introduction of two LiFePO4 battery storage solutions. Our e360 Home Energy Storage System aims to provide a cost-effective, low barrier of entry, flexible system for those looking to power their homes via solar energy, wind, or grid back-up. The success of our strategy depends on (i) continued growth of these addressable markets in line with our expectations, and (ii) our ability to successfully enter these markets with commercially viable products. We expect to incur significant marketing costs understanding these new markets, and researching and targeting customers in these end markets, which may not result in sales. We may lack the resources to execute our plans in home energy storage. If we fail to execute on this growth strategy in accordance with our expectations, our sales growth would be limited to the growth of existing products and existing end markets.

Expion360 has recently added several new distributors and OEM customers in RV and marine markets. Management believes that orders resulting from these new relationships will result in significant new revenue for 2025.

Manufacturing and Supply Chain

Our batteries are manufactured by multiple third-party manufacturers located in Asia, who also produce our battery cells. We then assemble and package the batteries in the United States for sale to our customers. While we do not have long-term purchase arrangements with our third-party manufacturers and our purchases are completed on a purchase order basis, we have had strong relationships with our third-party manufacturers spanning many years. Our close working relationships with our foreign suppliers, reflected in our ability to increase our purchase order volumes (qualifying us for related volume-based discounts) and to order and receive delivery of components in anticipation of required demand, has helped us moderate increased supply-related costs associated with inflation, currency fluctuations, and U.S. government tariffs imposed on our imports and to avoid potential shipment delays. We aim to maintain an appropriate level of inventory to satisfy our expected supply requirements. We believe that we could locate alternative third-party manufacturers to fulfill our needs.

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Our third-party manufacturers source the raw materials and battery components required for the production of our batteries directly from third party suppliers that meet our approval and quality standards, and as a result, we may have limited control over the agreed pricing for these raw materials and battery components. We estimate that raw material costs account for over half of our cost of goods sold. The costs of these raw materials, particularly lithium-ion batteries, are volatile and beyond our control. Additionally, availability of the raw materials used to manufacture our products may be limited at times, resulting in higher prices and/or the need to find alternative suppliers. Our battery cell manufacturers have joint venture factories outside of Asia and have secured sourcing contracts from lithium suppliers in South America and Australia. In addition, we secured a secondary source for lithium iron phosphate cells used in our batteries from a supplier in Europe, enabling us to source materials outside of Asia in the event it becomes necessary or desirable to do so.

Product and Customer Mix

As of September 30, 2024, we sell 14 models of LiFEPO4 batteries, the Aura 600, and individual or bundled accessories for battery systems. Our products are sold to different customers (i.e., dealers, wholesalers, OEMs, etc.) at differing prices and have varying costs. The average selling price and costs of goods sold for a particular product will vary with changes in the sales channel mix, volume of products sold, and the prices of such products sold relative to other products. While we work with our suppliers to limit price and supply cost increases, our products may see price increases resulting from a rise in supply costs due to currency fluctuations, inflation, and tariffs. Accessory and OEM sales typically have lower average selling prices and resulting margins, which could decrease our margins and negatively affect our growth or require us to increase the prices of our products. However, the benefits of increased sales volumes typically offset these reductions. The relative margins of products sold also impact our results of operation. As we introduce new products, we may see a change in product and sales channel mix which could result in period-to-period fluctuations in our overall gross margin.

Competition

We compete with both traditional lead-acid and lithium-ion battery manufacturers that primarily either import their products and/or components or manufacture their products and/or components under a private label. As we develop new products and expand into new markets, we may experience competition with a broader range of companies. These companies may have more resources than us and be able to allocate more resources to their current and future products. Our competitors may source products or components at lower costs than us, which may require us to evaluate our own costs, lower our product prices, or increase our sales volume to maintain our expected profitability levels.

Research and Development

We anticipate that additional investments in our infrastructure and research and development spending will be required to scale our operations and increase productivity, address the needs of our customers, further develop and enhance our products and services, and expand into new geographic areas and market segments.

New technologies are rapidly emerging in the markets where we conduct business and many new energy storage technologies have been introduced over the past several years. Our ability to achieve significant and sustained penetration of key developing markets, including the RV, marine, residential energy storage, and small commercial energy storage markets, will depend upon our success in developing these and other technologies, either independently, through joint ventures, or through acquisitions, which in each case may require significant capital and commitment of resources to research and development. Accordingly, we may need to seek additional debt and equity financing to fund our research and development efforts and planned growth.

Certifications

We have completed the final requirements to obtain UL Safety Certifications on our new 12V Group 27 100Ah and 132Ah batteries, and on our 12V GC2 battery. Now that these certifications have been completed, all of the batteries produced by us will have a UL Safety Certification, emphasizing our commitment to quality, safety and service for our customers.

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COMPONENTS OF OUR RESULTS OF OPERATIONS

Revenue

Our revenue is generated from the sale of products consisting primarily of batteries and accessories. We recognize revenue when control of goods or services is transferred to our customers in an amount that reflects the consideration it is expected to be entitled to in exchange for those goods or services. All of our sales are primarily within the United States.

Cost of Sales

Our primary cost of sales as a percentage of sales is related to our direct product and landing costs. Direct labor costs consist of payroll costs (including taxes and benefits) of employees directly engaged in assembly activities. Per full absorption cost accounting, overhead related to our cost of sales is added, consisting primarily of warehouse rent and utilities. The costs can increase or decrease based on costs of product and assembly parts (purchased at market pricing), customer supply requirements, and the amount of labor required to assemble a product, along with the allocation of fixed overhead.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries and benefits, legal and professional fees, and sales and marketing costs. Other costs include facility and related costs, research and development, software and information technology, and travel expenses.

Interest and Other Income, net

Interest expense consists of interest costs on loans with interest rates ranging from 3.75% to 10.0% and amortization of convertible note costs. The amortized convertible note costs were $334,000 and $667,000 for the three and nine months ended September 30, 2024, respectively, and include all associated expenses due to the convertible note being paid off in August, 2024. The costs were $0 for each of the same periods in 2023.

Provision for Income Taxes

We are subject to corporate federal and state income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

We have adopted the provisions in ASC 740, Income Taxes, related to accounting for uncertain tax positions, which require recognition of the impact of a tax position in the financial statements if the position is more likely than not to be sustained upon examination and on the technical merits of the position. We have concluded that there were no material unrecognized tax benefits as of September 30, 2024 or December 31, 2023.

Our practice is to recognize interest and/or penalties related to income tax matters as income tax expense. We had no accrual for interest or penalties on our balance sheet at September 30, 2024 or December 31, 2023 and did not recognize any interest and/or penalties in our statement of operations for the three and nine months ended September 30, 2024 and 2023, since there are no material unrecognized tax benefits. We do not expect any material change to the amount of unrecognized tax benefits to occur within the next 12 months.

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Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements.

RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023 (UNAUDITED)

The following table sets forth certain operational data as a percentage of sales:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	87.9	75.0	80.3	73.3
Gross profit	12.1	25.0	19.7	26.8
Selling, general, and administrative expenses	150.9	121.2	172.8	124.2
Loss from operations	(138.7)	(96.2)	(153.1)	(97.5)
Other expense - net	495.6	(0.3)	210.3	5.4
Loss before income taxes	(634.4)	(95.9)	(363.4)	(102.9)
Net loss	(634.4)	(96.0)	(363.5)	(102.9)

Net Sales

Net sales for the three months ended September 30, 2024 decreased by $501,000, or 26.5%, compared to the three months ended September 30, 2023. Net sales were $1.4 million for the three months ended September 30, 2024 and $1.9 million for the three months ended September 30, 2023.

Net sales for the nine months ended September 30, 2024 decreased by $1.5 million, or 29.0%, compared to the nine months ended September 30, 2023. Net sales were $3.6 million for the nine months ended September 30, 2024 and $5.1 million for the nine months ended September 30, 2023.

The decrease in net sales was primarily attributable to the lingering effects of the downturn in the RV market, combined with customers limiting orders in anticipation of the availability of our new products with enhanced features.

Cost of Sales

Cost of sales for the three months ended September 30, 2024 decreased by $197,000, or 13.9%, compared to the three months ended September 30, 2023. Cost of sales was $1.2 million for the three months ended September 30, 2024 and $1.4 million for the three months ended September 30, 2023. Cost of sales as a percentage of sales increased by 12.9% in the three months ended September 30, 2024 compared to the prior year period.

During the three months ended September 30, 2024, we liquidated some non-core product, which was a factor in reducing leased warehouse space. If we had not done the liquidation, cost of sales would have decreased by $303,000, or 21.3%, compared to the three months ended September 30, 2023. Cost of sales would have been $1.1 million for the three months ended September 30, 2024 and $1.4 million for the three months ended September 30, 2023. Cost of sales as a percentage of sales would have increased by 7.9% in the three months ended September 30, 2024 compared to the prior year period.

Total cost of sales for the nine months ended September 30, 2024 decreased by $829,000, or 22.1%, compared to the nine months ended September 30, 2023. Cost of sales were $2.9 million for the nine months ended September 30, 2024 and $3.8 million for the nine months ended September 30, 2023. Cost of sales as a percentage of sales increased by 7.1% in the three months ended September 30, 2024 compared to the prior year period.

During the nine months ended September 30, 2024, we liquidated some non-core product, which was a factor in reducing leased warehouse space. If we had not done the liquidation, cost of sales would have decreased by $935,000, or 24.9%, compared to the nine months ended September 30, 2023. Cost of sales would have been $2.8 million for the nine months ended September 30, 2024 and $3.8 million for the nine months ended September 30, 2023. Cost of sales as a percentage of sales would have increased by 5.1% in the nine months ended September 30, 2024 compared to the prior year period.

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The percentage increase in cost of sales for both periods was primarily related to the decrease in net sales resulting in higher fixed overhead costs per unit, as well as the liquidation of non-core product increasing our cost of sales above what they would have been without the liquidation.

Gross Profit

Our gross profit for the three months ended September 30, 2024 decreased by $304,000, or 64.3%, compared to the three months ended September 30, 2023. Gross profit was $169,000 for the three months ended September 30, 2024 and $473,000 for the three months ended September 30, 2023. Gross profit as a percentage of sales decreased by 12.9% for that period, representing 12.1% for the three months ended September 30, 2024 and 25.0% for the three months ended September 30, 2023.

During the three months ended September 30, 2024, we liquidated some non-core product, which was a factor in reducing leased warehouse space. If we had not done the liquidation, gross profit would have decreased by $242,000, or 51.3%, compared to the three months ended September 30, 2023. Gross profit would have been $230,000 for the three months ended September 30, 2024 and $473,000 for the three months ended September 30, 2023. Gross profit as a percentage of sales would have decreased by 7.9% in the three months ended September 30, 2024 compared to the prior year period.

Our gross profit for the nine months ended September 30, 2024 decreased by $654,000, or 47.7%, compared to the nine months ended September 30, 2023. Gross profit was $717,000 for the nine months ended September 30, 2024 and $1.4 million for the nine months ended September 30, 2023. Gross profit as a percentage of sales decreased by 7.1% for that period, representing 19.7% for the nine months ended September 30, 2024 and 26.8% for the nine months ended September 30, 2023.

During the nine months ended September 30, 2024, we liquidated some non-core product, which was a factor in reducing leased warehouse space. If we had not done the liquidation, gross profit would have decreased by $592,000, or 43.2%, compared to the nine months ended September 30, 2023. Gross profit would have been $778,000 for the nine months ended September 30, 2024 and $1.4 million for the nine months ended September 30, 2023. Gross profit as a percentage of sales would have decreased by 5.1% in the nine months ended September 30, 2024 compared to the prior year period.

The decrease in gross profit for both periods was primarily attributable to decreases in sales which drove higher fixed overhead costs per unit, as well as the liquidation of non-core product increasing our cost of sales above what they would have been without the liquidation.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended September 30, 2024 decreased by $194,000, or 8.5%, compared to the three months ended September 30, 2023. Selling, general and administrative expenses were $2.1 million for the three months ended September 30, 2024 and $2.3 million for the three months ended September 30, 2023. For the three months ended September 30, 2024, fees related to repayment of a senior convertible note issued to 3i, LP (the “3i Note”) and termination of the lease, categorized as “other,” made up the majority of the increase, while decreases in legal and professional fees accounted for the largest reduction in expenses, along with a reduction in salaries and benefits.

Selling, general and administrative expenses for the nine months ended September 30, 2024 decreased by $73,000, or 1.2%, compared to the nine months ended September 30, 2023. Selling, general and administrative expenses were $6.3 million for the nine months ended September 30, 2024 and $6.4 million for the nine months ended September 30, 2023. For the nine months ended September 30, 2024, fees related to repayment of the convertible note and termination of the lease, categorized as “other,” made up the majority of the increase, while decreases in legal and professional fees accounted for the largest reduction in expenses.

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Presented in the table below is the composition of selling, general and administrative expenses for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Salaries and benefits	$743,347	$922,110	$2,555,403	$2,547,848
Legal and professional	321,963	586,183	1,239,413	1,608,428
Sales and marketing	242,515	238,163	710,898	690,995
Rents, maintenance, utilities	106,001	137,390	391,426	432,191
Software, fees, tech support	68,959	62,795	207,590	167,976
Research and development	68,617	145,111	228,782	316,369
Insurance	63,441	43,513	201,514	110,055
Depreciation	40,346	47,033	125,883	135,480
Travel expenses	35,823	51,298	113,934	159,438
Supplies	7,683	11,719	21,076	50,431
Other	397,773	45,640	494,283	144,303
Total	$2,096,468	$2,290,955	$6,290,202	$6,363,514

Other (Income) / Expense

Our other expense / (income) for the three months ended September 30, 2024 and 2023 was $6.9 million and $(6,000), respectively. Other expense for the three months ended September 30, 2024 was primarily made up of the change in fair value of the warrants issued as part of the Aegis financing, along with interest expense and settlement expense. Other income in the three months ended September 30, 2023 was almost entirely interest income, and other expense was entirely made up of interest expense.

Our other expense for the nine months ended September 30, 2024 and 2023 was $7.7 million and $276,000, respectively. Other expense for the nine months ended September 30, 2024 was primarily made up of the change in fair value of the warrants issued as part of the Aegis financing, along with interest expense and settlement expense.

Other expenses for the nine months ended September 30, 2023 was primarily settlement expense, along with interest expense, partially offset by interest income.

During the three months ended September 30, 2024 and 2023, change in fair value of warrants totaled $5.9 million and $0, respectively, settlement expense totaled $401,000 and $0, respectively, while interest expense totaled $468,000 and $27,000, respectively. During the nine months ended September 30, 2024 and 2023, change in fair value of warrants totaled $5.9 million and $0, respectively, settlement expense totaled $710,000 and $282,000, respectively, interest income totaled $60,000 and $101,000, respectively, and interest expense totaled $972,000 and $92,000, respectively.

Net Loss

Our net loss for the three months ended September 30, 2024 and 2023 was $8.8 million and $1.8 million, respectively. Our net loss for the nine months ended September 30, 2024 and 2023 was $13.2 million and $5.3 million, respectively. The increase in net loss for both periods was primarily the result of lower net sales and higher other expenses due to change in fair value of warrants and settlement expense for the period ended September 30, 2024. Additionally, for the nine months ended September 30, 2024, we recognized $7.5 million in non-cash operating costs, including $5.9 million in increase in derivative liability and $667,000 in amortization of convertible note costs. For the nine months ended September 30, 2023, we recognized $580,000 in non-cash operating costs, including $252,000 for stock-based settlement expense, $190,000 in stock-based compensation, and $154,000 for depreciation.

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RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

The following table sets forth certain operational data as a percentage of sales:

	Fiscal Years Ended December 31,
	2023		2022
	$	% of Net Sales	$	% of Net Sales
Net sales	$5,981,134	100.0%	$7,162,837	100.0%
Cost of sales	4,405,611	73.7	4,874,392	68.1
Gross profit	1,575,523	26.3	2,288,445	31.9
Selling, general, and administrative expenses	8,745,135	146.2	8,241,859	115.1
Loss from operations	(7,169,612)	(119.9)	(5,953,414)	(83.1)
Other expense - net	283,369	4.7	1,591,976	22.2
Loss before income taxes	(7,452,981)	(124.6)	(7,545,390)	(105.3)
Net loss	(7,456,274)	(124.7)	(7,536,540)	(105.2)

Net Sales

Net sales for the year ended December 31, 2023 decreased by $1.2 million, or 16.5%, compared to the year ended December 31, 2022. Net sales were $7.2 million for the year ended December 31, 2022 and $6.0 million for the year ended December 31, 2023. The year-over-year decrease was primarily attributable to decreases in the consumer market, driving decreases in OEM sales.

Cost of Sales

Total cost of sales for the year ended December 31, 2023 decreased by $469,000, or 9.6%, compared to the year ended December 31, 2022. Cost of sales were $4.9 million for the year ended December 31, 2022 and $4.4 million for the year ended December 31, 2023. Cost of sales as a percentage of sales increased by 5.6% in 2023. The change in cost of sales was primarily related to decreases in overall sales, resulting in a decrease in economies of scale pertaining to fixed costs.

Gross Profit

Our gross profit for the year ended December 31, 2023 decreased by $713,000, or 31.2%, compared to the year ended December 31, 2022. Gross profit was $2.3 million for the year ended December 31, 2022 and $1.6 million for the year ended December 31, 2023. Gross profit as a percentage of sales decreased by 5.6% for the year ended December 31, 2023, to 26.3% compared to 31.9% for the year ended December 31, 2022. The decrease in gross profit for the year ended December 31, 2023 was primarily attributable to lower sales volumes due to the slowdown in the RV industry resulting in lower economies of scale on the fixed costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $503,000, or 6.1%, to $8.7 million for the year ended December 31, 2023 compared to $8.2 million for the year ended December 31, 2022, primarily due to an increase in legal and professional fees, which was partially offset by a significant decrease achieved in salaries and benefits. In addition, sales and marketing expenses, along with research and development expenses, increased significantly for the year ended December 31, 2023 compared to December 31, 2022.

Presented in the table below is the composition of selling, general and administrative expenses:

	Fiscal Years Ended December 31,
	2023	2022
Salaries and benefits	$3,681,410	$4,864,239
Legal and professional	2,034,374	887,741
Sales and marketing	929,220	677,679
Rents, maintenance, utilities	573,652	616,141
Research and development	397,662	278,382
Software, fees, tech support	234,285	190,222
Travel expenses	199,845	217,626
Depreciation	182,825	151,353
Insurance	179,989	128,202
Supplies, office	58,049	135,187
Other	273,824	95,087
Total	$8,745,135	$8,241,859

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Other Expense

Other expense for the years ended December 31, 2023 and 2022 was $283,000 and $1.6 million, respectively. Other expense for the year ended December 31, 2023 was made up almost entirely of settlement expense of $282,000, with interest income and interest expense offsetting each other at $126,000 and $125,000, respectively. Other expense for the year ended December 31, 2022 was made up almost entirely of interest expense.

During the years ended December 31, 2023 and 2022, non-cash amortization of debt discount totaled $0.00 and $1.2 million, respectively. Interest expense attributable to debt obligations totaled $125,000 and $409,000 during the years ended December 31, 2023 and 2022, respectively. In April 2022, with the use of proceeds from our initial public offering, we paid off approximately $2.5 million in debt with interest rates ranging from 10.0 to 15.0%.

Net Loss

Our net loss for the years ended December 31, 2023 and 2022 was $7.5 million and $7.5 million, respectively. The net loss in the year ended December 31, 2023 was primarily the result of decreased sales; a large decrease in other expenses, especially interest expense, which was offset by the decreased sales, resulting in a net loss very similar for the years ended December 31, 2023 and 2022. Within selling, general, and administrative expense, a large reduction in salary and benefits expense for the year ended December 31, 2023 versus the prior year was offset by large increases in legal and professional fees and research and development, among other expenses.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Our operations have been financed primarily through net proceeds from sales of our Common Stock and equity and debt financings. As of September 30, 2024 and December 31, 2023, our current assets exceeded current liabilities by $2.0 million and $4.3 million, respectively, and we had cash and cash equivalents of $3.3 million and $3.9 million, respectively.

We generally consider our short-term liquidity requirements to consist of those items that are expected to be incurred within the next 12 months and believe those requirements to consist primarily of funds necessary to pay operating expenses, interest and principal payments on our debt, and capital expenditures related to assembly line expansion.

As of September 30, 2024, our short-term liquidity requirements included (a) principal debt payments totaling approximately $32,000 net of amortization and (b) lease obligation payments of approximately $317,000, including imputed interest.

We generally consider our long-term liquidity requirements to consist of those items that are expected to be incurred beyond the next twelve months and believe these requirements consist primarily of funds necessary for eighteen months.

Our activities are subject to significant risks and uncertainties, including failing to secure additional funding before we achieve sustainable revenues and profit from operations. We expect to continue to incur additional losses for the foreseeable future, and we may need to raise additional debt or equity financing to expand our presence in the marketplace, develop new products, achieve operating efficiencies, and accomplish our long-term business plans over the next several years. There can be no assurance as to the availability or terms upon which such financing and capital might be available to us. For the three and nine months ended September 30, 2024 and 2023, we sustained recurring losses and negative cash flows from operations. These factors raise substantial doubt about our ability to continue as a going concern within 12 months from the date of issuance of the financial statements for the quarterly period ended September 30, 2024. However, we are working to address our cash flow challenges, including raising additional capital, managing inventory levels, identifying alternative supply chain resources, and managing operational expenses. Refer to the risk factor titled “Our audited financial statements include a statement that there is a substantial doubt about our ability to continue as a going concern and a continuation of negative financial trends could result in our inability to continue as a going concern” in the section titled “Risk Factors.”

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Financings

August 2024 Public Offering

On August 8, 2024, we sold in the August 2024 Public Offering, (i) 33,402,000 Common Units, each consisting of one share of Common Stock, two Series A Warrants and one Series B Warrant, and (ii) 16,598,000 Pre-Funded Units, each consisting of one Pre-Funded Warrant, two Series A Warrants, and one Series B Warrant, through the Underwriter. The Common Units were sold at a price of $0.20 per unit and the Pre-Funded Warrants were sold at a price of $0.199 per unit (pre-Reverse Stock Split). Additionally, the Underwriter partially exercised its over-allotment option with respect to an additional 15,000,000 Series A Warrants and 7,500,000 Series B Warrants (pre-Reverse Stock Split and pre-Adjustment). The August 2024 Public Offering resulted in net proceeds of approximately $8.7 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. As of September 30, 2024, all 16,598,000 Pre-Funded Warrants have been exercised, no Series A Warrants have been exercised, and 18,837,530 Series B Warrants have been exercised. See section above titled “Recent Developments” for further information on the August 2024 Public Offering.

Convertible Note Financing

On December 27, 2023, we entered into a securities purchase agreement with 3i, LP (“3i”) pursuant to which we sold, and 3i purchased, the 3i Note in the aggregate original principal amount of $2,750,000. The gross proceeds to us were $2.5 million, prior to the payment of legal fees and transaction expenses. On August 8, 2024, in connection with the closing of the August 2024 Public Offering, we repaid the 3i Note, and our obligations under the 3i Note were fully satisfied and discharged. Prior to the closing of the August 2024 Public Offering, we had issued 415 shares of Common Stock (post-Reverse Stock Split) for the payment of $90,839 in interest.

Equity Line of Credit

On December 27, 2023, we entered into the Common Stock Purchase Agreement, pursuant to which we had the right, but not the obligation, to sell to Tumim, and Tumim was obligated to purchase, up to the lesser of (a) $20,000,000 in aggregate gross purchase price of newly issued Common stock and (b) the Exchange Cap (as defined in the purchase agreement) (the “Equity Line of Credit”). In connection with the August 2024 Public Offering, we mutually agreed with Tumim to terminate the Equity Line of Credit, effective immediately upon the closing of the August 2024 Public Offering. Prior to the closing of the August 2024 Public Offering, we had sold 4,336 shares of common stock (post-Reverse Stock Split) under the Equity Line of Credit for an aggregate amount of $828,491, of which $434,958 was used to repay a portion of the balance under the 3i Note, consisting of $380,042 to the loan principal, $34,204 to interest, and $20,712 as a redemption premium.

Stockholder Promissory Notes

Stockholder promissory notes had an outstanding principal balance of $0 as of September 30, 2024, as they were repaid in August 2024. See Note 6 - Stockholder Promissory Notes in the notes to our condensed financial statements for further information on stockholder promissory notes.

Vehicle Financing Arrangements

As of September 30, 2024, we had three notes payable to GM Financial for vehicles. In addition, a commercial line secured in April 2022 for $300,000 was renewed in April 2023 for an increased amount of $350,000 and renewed again in April 2024 for the same amount. This commercial line may be used to finance vehicle purchases and expires in April 2025. The notes are payable in aggregate monthly installments of $2,560, including interest at rates ranging from 6.14% to 7.29% per annum, mature at various dates from October 2027 to May 2028, and are secured by the related vehicles.

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Operating Lease Liabilities

Our estimated future obligations consist of total operating lease liabilities. As of September 30, 2024, we had $867,000 in total operating lease liabilities, including the current portion.

Other Indebtedness

As of September 30, 2024, our long-term debt totaled $240,000, including the current portion, which consists of $144,000 outstanding under a COVID-19 Economic Injury Disaster Loan, $92,000 outstanding under vehicle financing arrangements, and an equipment loan for $4,000.

CASH FLOWS

The following tables shows summaries of our cash flows for the periods presented:

	Years Ended December 31,
	2023	2022
Net cash used in operating activities	$(5,531,232)	$(5,468,572)
Net cash provided by / (used in) investing activities	$16,578	$(515,692)
Net cash provided by financing activities	$2,246,108	$12,412,270

	Nine Months Ended September 30,
	2024	2023
Net cash used in operating activities	$(6,649,331)	$(4,207,717)
Net cash provided by investing activities	$122,061	$16,578
Net cash provided by / (used in) financing activities	$5,919,749	$(99,209)

Net cash used in operating activities

Our largest source of operating cash has been cash collected from sales of our products. Our primary use of cash in operating activities has been for inventory purchases, salaries and benefits, legal and professional services, and sales and marketing. In the last several years, we have generated negative cash flows from operating activities and supplemented working capital requirements through net proceeds from sales of our Common Stock.

We generated negative cash flows from operating activities of $5.5 million for the year ended December 31, 2023, compared to negative cash flows of $5.5 million for the corresponding period in 2022. Factors affecting operating cash flows during the periods included:

●	For the year ended December 31, 2023, our loss of $7.5 million was reduced by non-cash transactions including stock-based compensation of $560,000, stock-based settlement of $252,000, and depreciation of $206,000. For the year ended December 31, 2022, our loss of $7.5 million was reduced by non-cash transactions including stock-based compensation of $2.1 million, amortization of debt discount on convertible notes of $1.2 million, and depreciation of $165,000.

●	Cash provided by accounts receivable was $162,000 and $458,000 for the year ended December 31, 2023 and 2022, respectively, representing a decrease in accounts receivable for the years ended December 31, 2023 and 2022. Sales are generally collected within 30 to 45 days. These changes are mainly due to timing between sales being recognized and payment being received.

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●	Cash used for inventory and prepaid inventories decreased by $682,000 and increased by $1.5 million for the years ended December 31, 2023 and 2022, respectively. These changes are primarily due to the timing of significant purchases and prepayments of inventory. Turnaround time for receiving inventory from foreign sources can take up to 120 days, with prepayments required.

●	Other significant changes include an increase in customer deposits of $17,000 during the year ended December 31, 2023, and a decrease in customer deposits of $437,000 during the year ended December 31, 2022, due to large deposits customers made in 2021 that we applied to orders in 2022, whereas 2023 saw deposits and usage occurring in the same year.

We generated negative cash flows from operating activities of $6.6 million for the nine months ended September 30, 2024, compared to negative cash flows of $4.2 million for the same period in 2023. Factors affecting operating cash flows during both periods included:

●	For the nine months ended September 30, 2024, our loss of $13.2 million was reduced by non-cash transactions including an increase in derivative liability of $5.9 million, amortization of convertible note costs of $667,000, and stock-based compensation of $546,000. For the nine months ended September 30, 2023, our loss of $5.3 million was reduced by non-cash transactions including a stock-based settlement of $252,000, stock-based compensation of $190,000, and depreciation of $154,000.

●	Cash used for inventory and prepaid inventories decreased by $460,000 and $372,000 for the nine months ended September 30, 2024 and 2023, respectively. The increase in 2024 is due to the timing of purchases-there was an increase of $1.2 million of in-transit inventory offset by a decrease of $460,000 of inventory. The increase is primarily due to the timing of significant purchases and prepayments of inventory to Asian suppliers. Turnaround time for receiving inventory from foreign sources can take up to 120 days, with prepayments required.

●	Cash used for an increase in accounts receivable was $284,000 and $156,000 for the nine months ended September 30, 2024 and 2023, respectively. Sales are generally collected within 30 to 45 days. These changes are mainly due to the timing of invoices and payments before and after the end of the period.

●	Cash used for an increase in prepaid expenses and other current assets was $89,000 and $46,000 for the nine months ended September 30, 2024 and 2023, respectively. This increase was primarily due to increases in receivables from the sale of some fixed assets as well as an increase in prepaid freight, duties, and import fees.

Net cash provided by / (used in) investing activities

Net cash provided by investing activities was $17,000 for the year ended December 31, 2023. Cash used for capital purchases of property and equipment related to research and development, quality assurance, and logistics equipment was $20,000 during the year ended December 31, 2023. This was offset by net proceeds of $37,000 received for the sale and disposal of property and equipment during the year ended December 31, 2023. We anticipate that we will spend up to $270,000 in 2024 as we continue to enhance our quality control measures.

We used cash in investing activities of $516,000 for the year ended December 31, 2022. Cash used for capital purchases of property and equipment related to expanding and improving our facilities and infrastructure was $567,000 during the year ended December 31, 2022. This was offset by net proceeds of $52,000 received for the sale of property and equipment during the year ended December 31, 2022.

Net cash provided by investing activities was $122,000 and $17,000 for the nine months ended September 30, 2024 and 2023, respectively. Purchases of $11,000 in 2024 were for quality assurance equipment and purchases of $20,000 in 2023 included $11,000 for quality assurance testing equipment and $9,000 for improvements on vehicles. We sold three vehicles as well as fixed assets associated with the property for which we terminated the lease during the nine months ended September 30, 2024, and sold one vehicle during the nine months ended September 30, 2023.

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Net cash provided by / (used in) financing activities

Net cash provided by financing activities was $2.2 million for the year ended December 31, 2023. For the year ended December 31, 2023, we paid down debt principal of $224,000, which was offset by net cash proceeds of $2.4 million from incurrence of short-term debt and net cash proceeds of $50,000 from the exercise of warrants.

Net cash provided by financing activities was $12.4 million for the year ended December 31, 2022. For the year ended December 31, 2022, we paid down debt principal of $2.4 million, which was offset by net cash proceeds of $14.8 million from sales of our Common Stock.

Net cash provided by financing activities was $5.9 million for the nine months ended September 30, 2024 and net cash used in financing activities was $99,000 for the nine months ended September 30, 2023. For the nine months ended September 30, 2024, we received net proceeds from the issuance of Common Stock of $9.5 million and from issuance of warrants of $31,000, offset by principal payments on the 3i Note of $2.8 million, principal payments on long-term debt of $109,000, and principal payments on stockholder promissory notes of $763,000. For the nine months ended September 30, 2023, we made principal payments on long-term debt of $149,000, which was offset by net cash proceeds of $50,000 from the exercise of warrants.

Contractual and Other Obligations

Our estimated future obligations consist of long-term operating lease liabilities. As of December 31, 2023, we had $2.8 million in long-term operating lease liabilities.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The above discussion and analysis of our financial condition and results of operations is based upon our financial statements. The preparation of financial statements in conformity with the generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosures of contingent assets and liabilities. Our significant accounting policies are described in the accompanying notes to our condensed financial statements in Note 2, Summary of Significant Accounting Policies. Critical accounting policies are those that we consider to be the most important in portraying our financial condition and results of operations and also require the greatest number of judgments by management. Judgments or uncertainties regarding the application of these policies may result in materially different amounts being reported under different conditions or using different assumptions. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing the financial statements.

Inventory

Inventory is stated at the lower of cost (first in, first out) or net realizable value and consists of batteries and accessories, resale items, components, and related landing costs. As of December 31, 2023 and December 31, 2022, we had inventory that consisted of finished assemblies totaling $2,967,021 and $3,243,485, respectively, and raw materials (inventory components, parts, and packaging) totaling $858,369 and $1,286,651, respectively. The valuation of inventory includes fixed production overhead costs based on normal capacity of the assembly warehouse.

We periodically review our inventory for evidence of slow-moving or obsolete inventory and provides for an allowance when considered necessary. We determined that no such reserve was necessary as of September 30, 2024 or December 31, 2023. We prepay for inventory purchases from foreign suppliers and includes inventory in transit where title had passed to us but had not yet been physically received.

Property and Equipment

Property and equipment are stated at cost less depreciation calculated on the straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or their estimated useful lives. Betterments, renewals, and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation and amortization applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in the Statements of Operations.

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Property and equipment are stated at cost less depreciation calculated on the straight-line basis over the estimated useful lives of the related assets as follows:

Vehicles and transportation equipment	5 - 7 years
Office furniture and equipment	3 - 7 years
Manufacturing equipment	3 - 10 years
Warehouse equipment	3 - 10 years
QA equipment	3 - 10 years
Tooling and molds	5 - 10 years

Leasehold improvements are amortized over the shorter of the lease term or their estimated useful lives.

Betterments, renewals, and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation and amortization applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in the statements of operations.

Leases

We determine if an arrangement is a lease at inception. Operating lease right-of-use (“ROU”) assets represent our right to use an underlying asset during the lease term, and operating lease liabilities represent our obligation to make lease payments arising from the lease. Operating leases are included in ROU assets, current operating lease liabilities, and long-term operating lease liabilities on our balance sheets. We do not have any finance leases.

Lease ROU assets and lease liabilities are initially recognized based on the present value of the future minimum lease payments over the lease term at commencement date calculated using our incremental borrowing rate applicable to the lease asset, unless the implicit rate is readily determinable. ROU assets also include any lease payments made at or before lease commencement and exclude any lease incentives received. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Leases with a term of 12 months or less are not recognized on our balance sheets. Our leases do not contain any residual value guarantees. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

We account for lease and non-lease components as a single lease component for all of our leases.

Revenue Recognition

Our revenue is generated from the sale of products consisting primarily of batteries and accessories. We recognize revenue when control of goods or services is transferred to its customers in an amount that reflects the consideration it is expected to be entitled to in exchange for those goods or services. To determine revenue recognition, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the performance obligation(s) are satisfied. Revenue is recognized upon shipment or delivery to the customer, as that is when the customer obtains control of the promised goods and our performance obligation is considered satisfied. As such, accounts receivable is recorded at the time of shipment or will call, when our right to the consideration becomes unconditional and we determine there are no uncertainties regarding payment terms or transfer of control.

Shipping and Handling Costs

Shipping and handling fees billed to customers are classified on the statements of operations as “Net sales” and totaled $70,712 and $23,200 during the years ended December 31, 2023 and 2022, respectively. Shipping and handling costs for shipping product to customers totaled $199,288 and $169,300 during the years ended December 31, 2023 and 2022, respectively, and are classified in selling, general and administrative expense in the accompanying statements of operations.

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Research and Development

Research and development costs are expensed as incurred. Research and development costs charged to expense amounted to $391,148 and $270,100 for the years ended December 31, 2023 and 2022, respectively, and are included in selling, general and administrative expenses in the accompanying statements of operations.

Income Taxes

Effective November 1, 2021, we converted from an LLC to a C corporation and, as a result, became subject to corporate federal and state income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of exiting assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The Cares Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. The CARES Act provides sweeping tax changes in response to the COVID-19 pandemic. Some of the more significant provisions are removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act. As of December 31, 2023 and 2022, we have not recorded any income tax provision/(benefit) resulting from the CARES Act, mainly due to our history of net operating losses.

On December 27, 2020, the United States enacted the Consolidated Appropriations Act of 2021 (“CAA”). The CAA includes provisions extending certain CARES Act provisions and adds coronavirus relief, tax and health extenders. We will continue to evaluate the impact of the CAA and its impact on its financial statements in 2023 and beyond.

NOTICE REGARDING TRADEMARKS

This prospectus includes trademarks, tradenames, and service marks that are our property or the property of others. Solely for convenience, such trademarks and tradenames sometimes appear without any “™” or “®” symbol. However, failure to include such symbols is not intended to suggest, in any way, that we will not assert our rights or the rights of any applicable licensor, to these trademarks and tradenames.

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

Our management, with the participation of our principal executive officer and principal financial and accounting officer, evaluated our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of September 30, 2024. The term "disclosure controls and procedures," means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. In designing and evaluating our disclosure controls and procedures, our management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, as ours is designed to do, and management necessarily is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. In addition, the design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions, or the degree of compliance with policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. Based on this evaluation, our principal executive officer and principal financial and accounting officer concluded that our disclosure controls and procedures were effective at a reasonable assurance level as of September 30, 2024.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

During the year ended December 31, 2023 and quarter ended September 30, 2024, there were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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BUSINESS

Our Company

Expion360 focuses on the design, assembly, manufacturing, and sale of LiFePO4 batteries and supporting accessories for RVs, marine applications and home energy storage products with plans to expand into industrial applications. We design, assemble, and distribute high-powered, lithium battery solutions using ground-breaking concepts with a creative sales and marketing approach. We believe that our product offerings include some of the most dense and minimal-footprint batteries in the RV and marine industries. We are developing our e360 Home Energy Storage System, which we expect to change the industry in barrier price, flexibility, and integration. We are deploying multiple intellectual property strategies with research and products to sustain and scale the business. We currently have customers consisting of dealers, wholesalers, private label customers, and OEMs who are driving revenue and brand awareness nationally.

Our primary target markets are currently the RV and marine industries. We believe that we are well-positioned to capitalize on the rapid market conversion from lead-acid to lithium batteries as the primary method of power sourcing in these industries. We are also focused on expanding into the home energy storage market with the introduction of our two LiFePO4 battery storage systems, where we aim to provide a cost-effective, low barrier of entry, flexible system for those looking to power their homes via solar energy, wind, or grid back-up. Along with RV, marine and home energy storage markets, we aim to provide additional capacities to the ever-expanding electric forklift and industrial material handling markets.

Expion360’s e360 product line, which is manufactured for the RV and marine industries, was launched in December 2020. The e360 product line, through its sales growth, has shown to be a preferred conversion solution for lead-acid batteries. In December 2023, we announced our entrance into the home energy storge market with our introduction of two LiFePO4 battery storage solutions that enable residential and small business customers to create their own stable micro-energy grid and lessen the impact of increasing power fluctuations and outages. We believe that our e360 Home Energy Storage System has strong revenue potential with recurring income opportunities for us and our associated sales partners.

Our products provide numerous advantages for various industries that are looking to migrate to lithium-based energy storage. They incorporate detailed-oriented design and engineering and strong case materials and internal and structural layouts, and are backed by responsive customer service.

Our Market Opportunity

The trend of vehicle electrification is expected to be a significant growth catalyst for lithium compounds over the next decade and beyond. According to ReportLinker, the global electric vehicle market is growing at a 9.4% CAGR and is expected to reach $122.7 billion by 2027. Similarly, the global golf cart battery market is growing at a 5.9% CAGR and is anticipated to reach $216.5 million by 2031, according to Allied Market Research.

Furthermore, the global RV market was $57.3 billion in 2021, and is anticipated to have a CAGR of 7.6% from 2022 to 2031, with an anticipated market of $117 billion by 2031, per Allied Market Research.

In addition, the global residential solar energy storage market is expected to increase from $20.54 billion in 2023, to an anticipated $518.79 billion in 2032, a CAGR of 43.16%, according to Market Data Forecast.

At the intersection of both these trends lies the rapidly expanding lithium battery market. According to IMARC, the market for lithium-ion batteries is projected to grow at 13.2% CAGR to reach $93.3 billion by 2028.

The vast expansion of the lithium battery market can be attributed to global trends promoting clean energy, as well as the compact and flexible nature of lithium battery packs which make them easy to install in RVs and boats. Our technology, which we believe offers industry leading battery pack flexibility for the most efficient energy storage, is poised to be able to offer power to these large vehicles such as RVs and recreational boats.

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Expion360 is focused on expanding its position in the deep cycle, off-grid and stationary energy storage markets. According to the Federal Consortium for Advanced Batteries, the United States has five goals in mind to secure battery materials and the U.S. technology supply chain. They include (1) securing access to raw materials; (2) support of the U.S. materials-processing base; (3) stimulation of U.S. electrode, cell, and pack manufacturing; (4) enabling recycling and reuse of critical materials; and (5) support of scientific R&D, STEM education and workforce development. Expion360 is well-positioned to benefit from this national focus.

The Biden administration has also laid out a bold agenda to address the climate crisis and build a clean and equitable energy economy that achieves carbon-pollution-free electricity by 2035 and puts the United States on a path to achieve net-zero emissions, economy-wide. We believe this government support will continue to drive rapid growth in the industry.

Lithium-based batteries power our daily lives, from consumer electronics to national defense. They enable electrification of the transportation sector and provide stationary grid storage, critical to developing the clean-energy economy. The U.S. has a strong research community, a robust innovation infrastructure for technological advancement of batteries, and an emerging lithium-based battery manufacturing industry, according to the U.S. Department of Energy.

It is our desire to work closely with federal, state and local governments, as well as private industry to help America be the leader in lithium battery technology.

Competitive Strengths

We believe the following strengths differentiate Expion360 and create long-term, sustainable competitive advantages:

Superior Capacity to Lead Acid Competitors

Lead-acid batteries have historically been the standard in RV and marine transportation vehicles. Our lithium-ion batteries offer superior capacity to our lead-acid competitors with an expected lifespan of approximately 12 years- three to four times the lifespan of certain lead-acid batteries and with ten times the number of charging cycles. Furthermore, we believe that our typical battery provides three times the power of the typical, lead-acid battery despite being half the weight (comparing, for example, a typical lead-acid battery like the Renogy Deep Cycle AGM, which is rated at 100Ah, to our own LFP 100Ah battery and assuming slow discharge at a 1C rate).

In addition, we offer a 4.5 Ah 26650 lithium-ion phosphate battery cell, which allows us to increase energy density by over 32% compared to traditional 3.4 Ah 26650 cells.

Expansion into New Markets

We include our e360 SmartTalk, an innovative mobile app, in many of our battery models that allows the seamless integration and management of e360 Bluetooth-enabled LiFePO4 batteries. The technology enables users to wirelessly monitor and manage e360 batteries, providing a view of individual battery conditions and performance as well as a comprehensive view of an entire power bank consisting of multiple e360 batteries. The 48 Volt GC2 LiFePO4 battery was our first e360 SmartTalk Battery for powering electric golf carts and other light electric vehicles (“LEVs”).

In December 2023, we entered the home energy storage market with our introduction of two LiFePO4 battery storage solutions: a wall mounted all-in-one inverter and 10kW battery and an expandable server rack style battery cabinet system. We believe our new home energy storage product line will benefit from a fast-growing battery energy storage market, which is forecasted by Markets and Markets to grow at a 26.4% CAGR to reach $17.5 billion by 2028. Further, according to Clean Energy Group, approximately 3.2 million homes in the United States have solar panels installed, but only about 6% of residential solar systems have battery storage. Our home energy storage products are currently under development including UL testing and certification, in addition to other requirements for various Authorities Having Jurisdiction (“AHJ”).

In January 2024, we introduced our next generation 12V GC2 and Group 27 series LiFePO4 batteries. The new versions now include higher amp-hour options (4.0Ah and 4.5Ah cell technology) and the latest advancements in power technology features, including Expion360’s proprietary Vertical Heat Conduction™ internal heating, Bluetooth® and controller area network (“CAN Bus”) communication. We began taking pre-orders of the new 12V GC2 and Group 27 batteries in the first quarter of 2024.We began delivering to customers in the second quarter of 2024.

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In July 2024, we launched our new Edge battery. The slim design adds greater flexibility during installation and comes in either 12V or 48V versions. We are seeing high customer interest and started shipping the new Edge in July 2024.

Strong National Retail Customers and Distribution Channels

We have sales relationships with many major RV and marine retailers and plans to use what we believe is a strong reputation in the lithium battery space to create an even stronger distribution channel. Current and former members of management have used their decades of experience in the energy and RV industries to cultivate relationships with numerous retailers in the space, including Camping World, a leading national RV retailer; and Meyer Distributing, Inc., a leading national marketer and distributor of automotive and RV specialty products.

Home Energy Integration

We are currently having discussions with integration partners. This is key for the development of our home energy storage products and subsequent sales growth.

Expion360 Products

We focus on the design, assembly, and sales of LiFePO4 batteries and supporting accessories for RV and marine applications, as well as our recent expansion into home energy storage solutions. Our batteries are designed and engineered in-house using premium lithium iron phosphate cells with quality controls at every step. We use high-grade LiFePO4 encased in steel and meeting the UL 1642 standard (UL File No. MH64383). We believe that our materials and engineering enhance the reliability, stability, and safety of our products. We reimagined the standard battery case and included built-in rubber feet, radiused corners, 96.7% larger terminal connection pads, interior molded ribs for structural security, and the highest-grade ABS plastics with additives for fire retardancy. To maximize the power and efficiency of our batteries, we welded our cells via thick copper/tin-machined collector plates, welded all interior pack points, added a press break flange at each end to create a mechanical backbone for the battery monitoring system (the “BMS”), used high-grade wiring and ring terminals throughout, and treated connections with industrial epoxy for long-lasting protection. Our internal “smart” BMS design includes multiple safety and performance features, such as: low temperature discharge, auto shutoff, short circuit protection, low- and high-voltage shutoffs, and overcurrent disconnect. Our structurally sound BMS board features a bolted design, eliminating all unnecessary solder, resulting in one cohesive pack with a long lifespan. We hold our lithium batteries to high safety standards, which has enabled us to achieve a UL 1973 compliance. We stand by our batteries with an industry leading 12-year warranty.

To enable us to provide a full range of components to complement our battery offerings, we offer a suite of accessories and components for new installations or conversions which includes but is not limited to chargers, monitors, inverters, and solar components from brands such as Victron Energy and RedArc.

As of December 31, 2024, we offer the following products for sale:

12V Batteries:

●	Group 24:

○	e360 60Ah LiFePO4 battery

○	e360 80Ah LiFePO4 battery

○	e360 95Ah LiFePO4 battery

●	Group 27:

○	e360 100Ah LiFePO4 battery

○	e360 120Ah LiFePO4 battery

○	e360 100Ah LiFePO4 battery with SmartTalk, CANBus, and VHC Internal Heating

○	e360 132Ah LiFePO4 battery with SmartTalk, CANBus, and VHC Internal Heating

●	GC2:

○	e360 162Ah LiFePO4 battery with SmartTalk, CANBus, and VHC Internal Heating

●	EX1 Custom:

○	e360 368Ah LiFePO4 battery

○	e360 368Ah LiFePO4 battery with SmartTalk

○	e360 450Ah LiFePO4 battery with SmartTalk

●	EX2 Edge Custom:

○	e360 240Ah LiFePO4 battery with SmartTalk, CANBus, and VHC Internal Heating

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48V Batteries:

●	GC2:

○	e360 36Ah LiFePO4 battery with SmartTalk and CANBus

●	EX2 Edge Custom:

○	e360 60Ah LiFePO4 battery with SmartTalk, CANBus, and VHC Internal Heating

●	3U Server Rack Home Energy Battery:

○	e360 100Ah Home Energy LiFePO4 battery with CANBus

Accessories:

●	Battery Monitors

●	DC-DC Battery Chargers

●	AC-DC Battery Chargers

●	Solar Charge Controller Battery Chargers

●	CANBus Communication Cables

●	120W Portable Solar Panel

●	Industrial Battery Mounting Kits – 10 Models

●	Terminal Blocks

●	Bus Bars

●	AURA Powercap 600W Inverter

e360 SmartTalk mobile app

As of December 31, 2024, we have the following products in our pipeline:

●	In September 2023, we introduced a new 4.5 Ah 26650 lithium-ion phosphate battery cell and 12 Volt 450 Ah e360 SmartTalk™ lithium-ion battery. As of March 2024, this battery is now shipping regularly to our customers, including OEMs.

●	In December 2023, we introduced a wall mounted all-in-one inverter and 10kW battery and an expandable server rack style battery cabinet system. Expion360 has begun taking orders for the new home energy storage solutions, and have begun shipping as of January 2025. See the section above titled “—Competitive Strengths—Expansion into New Markets” for additional information about the new home energy storage solutions.

Competitors

Our competitors include lithium-ion battery manufacturers, such as Relion (which was acquired by Brunswick Corporation in September 2021); Dragonfly Energy Holdings Corp (Nasdaq: DFLI), the manufacturer of Battle Born Batteries; Renogy; and Dakota Lithium. Lead-acid battery manufactures also continue to have a presence in the marketplace. We have designed custom form factors in both the industry standard Group 24 and Group 27 battery sizes allowing us to visually and structurally differentiate Expion360 within the market space. We believe that our custom 360Ah battery also provides a unique capacity to footprint ratio compared to lead-acid and lithium battery competitors. Our batteries utilize lithium iron phosphate, and therefore are expected to have a lifespan of approximately 12 years—three to four times that of certain lead-acid batteries and with ten times the number of charging cycles. Furthermore, we believe that our typical battery provides three times the power of the typical, lead-acid battery despite being half the weight (comparing, for example, a typical lead-acid battery like Renogy Deep Cycle AGM, which is rated at 100Ah, to our own LFP 100Ah battery and assuming slow discharge at a .1C rate).

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Manufacturing and Supply Chain

Our batteries are manufactured by multiple third-party manufacturers located in Asia, which also produce our battery cells. While we do not have long-term purchase agreements with our third-party manufacturers and our purchases are completed on a purchase order basis, we maintain strong relationships with our manufacturers and cell suppliers, reflected in our ability to increase our purchase order volumes (qualifying us for related volume-based discounts). The strength of these relationships has helped us moderate increased supply-related costs associated with inflation, currency fluctuations, and U.S. government tariffs imposed on our imports and to avoid potential shipment delays. We aim to maintain an appropriate level of inventory to satisfy our expected supply requirements. We believe that we could locate suitable alternative third-party manufacturers to fulfill our needs if needed.

Our third-party manufacturers source the raw materials and battery components required for the production of our batteries directly from third-party suppliers that meet our approval and quality standards and, as a result, we may have limited control over the agreed pricing for these raw materials and battery components. We estimate that raw material costs account for over half of our cost of goods sold. The costs of these raw materials, particularly lithium-ion batteries, are volatile and beyond our control. Additionally, availability of the raw materials used to manufacture our products may be limited at times, resulting in higher prices and/or the need to find alternative suppliers. Our battery cell manufacturers also have joint venture factories outside of Asia and have secured sourcing contracts from lithium suppliers in South America and Australia. In addition, we secured a secondary source for lithium iron phosphate cells used in our batteries from a supplier in Europe, enabling us to source materials outside of Asia in the event it becomes necessary to do so.

Lithium is a key raw material used to produce our battery cells and as a result, the cost of our battery cells is dependent on the price and availability of lithium, which may be volatile and unpredictable

In addition to increased mining and newly located reserves, there is also an industry push to provide more efficient ways to extract lithium from the mined ore. Another development of the past few years is lithium cell recycling. This process will recapture the raw lithium from the cell for reuse in future cells. The price of lithium remains subject to volatility and thus we aim to monitor any developments that might adversely affect our supply chain.

Customers

We currently have more than 300 customers across the United States consisting of dealers, wholesalers, private-label customers and original equipment manufacturers who then sell our products to end consumers. Our sales are completed on a purchase order basis and most are without firm, long-term revenue commitments or sales arrangements. In addition, we also sell products directly to consumers. Expion360 has sales relationships with many major RV retailers, including Camping World, a leading national RV retailer and Meyer Distributing, Inc., a leading national marketer and distributor of automotive and RV specialty products. In December 2022, we were selected as the exclusive supplier of lithium-ion batteries for an overland trailer to be branded and sold by a top U.S. sports utility vehicle manufacturer. Due to the progress and success with our existing sales and distribution activities and to avoid any channel conflicts, our previously announced value-added reseller program has been deferred, pending additional review. We will continue to focus on our sales and distribution channels in order to develop existing customer relationships and grow our customer base. We also offer a high level of technical support to our customers before and after product sales.

We currently derive a significant portion of our revenues from a limited number of customers. During the year ended December 31, 2023, sales to two customers totaled approximately 21% of our total sales. While these customers did not have accounts receivable balances as of December 31, 2023, four other customers had accounts receivable balances totaling $140 thousand, representing 90% of total accounts receivable as of December 31, 2023. Sales to each of our other customers did not exceed 10% during this period.

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Intellectual Property

The success of our business and our technology leadership is supported by our proprietary battery technology. We have filed 11 patent applications in the United States to provide protection for our technology, including seven design patent applications and four utility patent applications. In addition, we rely upon a combination of trademark and trade secret laws in the United States, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. We also seek to protect our intellectual property rights through non-disclosure and invention assignment agreements with our employees and consultants and through non-disclosure agreements with business partners and other third parties.

We periodically review our development efforts to assess the existence and patentability of new intellectual property. We pursue the registration of our domain names and trademarks and service marks in the United States and in an effort to protect our brand, as of December 31, 2024, we own 15 trademark registrations to cover our house marks in the United States. We also own nine trademark registrations relating to our house marks in Canada.

Government Regulation

We are subject to inspections by federal, state, and local regulators overseeing environmental health and safety, which could result in possible citations and/or fines. Lithium-ion battery shipments are categorized as “dangerous goods” and are subject to rules governing their transportation. We have implemented policies and procedures, trained our employees, and conducted internal audits to verify compliance with environmental health and safety regulations.

In August of 2022, our Group 24 and Group 27 batteries passed UL 1973 certification. In February 2023, our custom 360Ah battery also passed UL 1973 certification.

Employees

As of December 31, 2024, we had 20 employees, all of whom worked for us full time. None of our employees are covered by collective bargaining agreements and we have never experienced an organized work stoppage, strike, or labor dispute. We believe working conditions and compensation packages are competitive with those offered by competitors and consider our relations with our employees to be good.

Environmental, Health, and Safety

We and our third-party manufacturers and suppliers are, and could become, subject to a wide range of international, federal, state, provincial, and local governmental regulations directed at preventing or mitigating environmental harm, as well as to the storage, discharge, handling, generation, disposal and labeling of toxic or other hazardous substances. Although we outsource our manufacturing, the manufacturing of our products by our third-party manufacturers and suppliers require the use of hazardous materials that similarly subject these third parties, and therefore our business, to such environmental laws and regulations. Our failure or the failure of these third parties to comply with these laws or regulations can result in regulatory, civil, or criminal penalties, fines, and legal liabilities, suspension of production, alteration of manufacturing processes, including for our products, reputational damage, and negative impact on our operations or sales of our products and services. Increased compliance costs by our third-party manufacturing partners may also result in increased costs to our business. Our business and operations are also subject to health and safety laws and regulations adopted by government agencies such as the Occupational Safety and Health Administration. Although we believe we are in material compliance with applicable law concerning matters relating to health, safety, and the environment, the risk of liability relating to these matters cannot be eliminated completely. To date, we have not incurred significant expenditures relating to environmental compliance nor have we experienced any material issues relating to employee health and safety. See the section titled “Risk Factors” for additional information.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we have elected to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

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●	the requirement that we provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure about our executive compensation arrangements;

●	an exemption from the requirement that we hold a non-binding advisory vote on executive compensation or golden parachute arrangements; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Company Information

Expion360 Inc. was initially organized as a limited liability company under the name Yozamp Products Company, LLC in the State of Oregon on June 16, 2016, and converted to a Nevada corporation under its current name pursuant to articles of conversion dated as of November 16, 2021.

Our website is found at expion360.com and on the Investor Relations section of our website, we post or will post, as applicable, the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the SEC: the Annual Report, our Proxy Statement on Schedule 14A, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act.

All of the information on our Investor Relations web page is available to be viewed free of charge. Information contained on our website is not part of this prospectus or our other filings with the SEC. We assume no obligation to update or revise any forward-looking statements in this prospectus whether as a result of new information, future events or otherwise, unless we are required to do so by law.

The SEC also maintains a website found at http://www.sec.gov/ that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Property

Our corporate headquarters are in Redmond, Oregon, and house our engineering, sales, accounting, and operations staff. Our primary product warehouse is also located there. Our headquarters is approximately 15,000 square feet, leased at a base rent that increases 3.0% annually on January 31st of each year. From January 31, 2023 to January 30, 2024, the rental cost of our headquarters was approximately $19,000 per month.

We also lease a property in Elkhart, Indiana. In 2023, it served to provide a stocking location for several large manufacturers in the area. Elkhart is a hub for RV manufacturing in the United States. Currently it is primarily used for office space, and a backup location for warehousing and distribution to local customers. The square footage of this facility is approximately 7,000 square feet, leased at a cost of $4,900 per month.

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We previously leased a facility in Redmond, Oregon, which was primarily used for warehousing. The square footage of this facility is approximately 31,400 square feet, and from February 1, 2023 to January 31, 2024, the rental cost of this facility was approximately $32,400 per month. On September 24, 2024, we voluntarily terminated the lease, effective as of October 1, 2024 as part of an effort to identify cost reduction opportunities. We plan to continue operating our warehousing out of its Redmond, Oregon headquarters and Elkhart, Indiana locations. In connection with the termination of the lease, we paid one extra month’s rent, a $30,000 fee and a broker commission of approximately $89,000. The lease termination is expected to result in approximately $40,000 of cost savings per month over the 51 months following its termination.

We believe that our facilities are sufficient to meet our current and anticipated needs in the near term and that additional space can be obtained on commercially reasonable terms as needed.

Legal Proceedings

We may become, from time to time, involved in routine litigation or subject to disputes or claims related to our business activities. We are not currently party to any pending legal proceedings that we believe would, individually or in the aggregate, have a material adverse effect on our financial condition, cash flows or results of operations.

On September 6, 2024, we received a staff determination from The Nasdaq Listing Qualifications Department of Nasdaq to delist our Common Stock from Nasdaq indicating that (i) we were not in compliance with Nasdaq Listing Rule 5550(a)(2) because the closing bid price per share for our Common Stock had closed below $1.00 for the previous 30 consecutive business days, and (ii) we are subject to the provisions contemplated under Nasdaq Listing Rule 5810(c)(3)(A)(iii) because, as of September 5, 2024, our Common Stock had a closing bid price of $0.10 or less for at least ten consecutive trading days (the “Staff Determination”).

On September 12, 2024, the Company requested an appeal hearing on the Staff Determination from a Hearings Panel (the “Panel”) by filing a hearing request with Nasdaq pursuant to the procedures set forth in the Nasdaq Listing Rules, staying the delisting of the Company’s common stock pending the Panel’s decision.

Upon successful completion of the Reverse Stock Split, we received a letter from the Nasdaq Office of General Counsel on October 23, 2024, advising us that we had regained compliance with the minimum bid price continued listing requirements in Listing Rule 5550(a)(2) and that we are therefore in compliance with Nasdaq’s listing requirements. Consequently, the scheduled hearing before the Panel on October 24, 2024, was cancelled. Our Common Stock continues to be listed and traded on Nasdaq.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our current executive officers and directors:

Name	Age	Position
Executive Officer
Paul Shoun	53	Co-Founder, President, and Chairman of the Board of Directors
Brian Schaffner	55	Chief Executive Officer, Interim Chief Financial Officer and Director
Carson Heagen	34	Interim Chief Operating Officer

Non-Employee Directors
Steven M. Shum(1)(2)(3)	54	Director
George Lefevre(1)(2)(3)	57	Director
Tien Nguyen(1)(2)(3)	61	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Executive Officer

Paul Shoun – Co-Founder, President, and Chairman of the Board of Directors. Mr. Shoun has served as our Co-Founder, President and Chief Operating Officer since January 26, 2023 Mr. Shoun is a Co-Founder of our Company and has served as Chairman of the Board since August 2023 and as President and Chief Operating Officer since April 2021. Mr. Shoun is currently taking a temporary medical leave of absence from his duties as Chief Operating Officer. He previously served as our Vice President of Operations beginning in March 2020. Before joining the Company, Mr. Shoun worked at Tensility International Corporation (“Tensility”), a custom cable assemblies company, where he served as a Business Development Manager, Project Manager and Manufacturing Manager from October 2014 to March 2020. Prior to October 2014, Mr. Shoun spent over 17 years as the managing director of a corporate consulting firm. Mr. Shoun brings over 30 years of engineering and corporate management experience. Mr. Shoun brings extensive expertise, including experience in project management, product development, engineering leadership, business accounting, ERP/CRM system management, and product marketing. His prior notable clients include Chrysler, Boeing, Nike IHM, Intel, and Daimler Trucks North America. We believe Mr. Shoun is qualified to serve on our Board because of his extensive experience in engineering, product development and product marketing and knowledge of our Company and industry.

Brian Schaffner – Chief Executive Officer, Interim Chief Financial Officer and Director. Mr. Schaffner has served as our Chief Executive Officer since January 2023, as our Interim Chief Financial Officer since December 2024, and as a member of our Board since August 2023. He previously served as our Chief Financial Officer beginning in March 2021. Mr. Schaffner also serves as a Professor of Business and Accounting at Walla Walla University, a position he has held since July 2020. He previously served as Vice Principal of Finance for Monterey Bay Academy from March 2019 to June 2020, and Vice Principal of Finance for Mount Ellis Academy from July 2015 to February 2018. Mr. Schaffner also served as the Development, Recruiting, Marketing and Alumni Relations Director of Mount Ellis Academy from March 2018 to February 2019. Over the past three decades, he has served in a variety of executive leadership roles in senior-living, assisted-living skilled nursing facilities, retail stores and schools. In addition, his educational instructional experience includes courses at the secondary school and university levels with courses including accounting, cost accounting, management, personal finance, welding, auto mechanics and aviation ground school. Mr. Schaffner holds a Bachelor of Science in Business Administration and Accounting from Walla Walla College and a Master of Business Administration from the University of Phoenix. We believe Mr. Schaffner is qualified to serve as a member of our Board because of his executive leadership experience and extensive knowledge of our Company and industry.

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Carson Heagen – Interim Chief Operating Officer. Mr. Heagen has served as our Interim Chief Operating Officer since November 16, 2024. Mr. Heagen brings 10+ years of experience in business management, operations, finance, supply chain management, product development, and ERP systems. Since joining the Company in April 2021 as the Director of Finance, Mr. Heagen quickly advanced to Vice President of Operations by November 2021. Mr. Heagen oversees the Company’s international supply chain and manufacturing, warehouse, and logistics operations, serves as the Company’s NetSuite ERP administrator, and manages the Company’s marketing initiatives. Prior to joining the Company, Mr. Heagen served as Purchasing and Supply Chain Manager at Stout Tanks & Kettles from January 2020 to April 2021 and Purchasing, Logistics, and Customer Service Manager at Tensility International Corporation from January 2017 to December 2019. Mr. Heagen’s previous experience highlights his experience in optimizing global supply chains and managing operations for tech-focused companies. Mr. Heagen holds a double B.B.A. in Business Administration and Management and Entrepreneurial Management from Boise State University’s College of Business and Economics.

Non-Employee Directors

Steven M. Shum – Independent Director. Mr. Shum has served as a member of our Board since March 2022. Since October 2019, Mr. Shum has served as the Chief Executive Officer and, since October 2017, as a member of the board of directors, of INVO Bioscience, Inc. (Nasdaq: INVO), a healthcare services company focused on fertility treatment. Previously, Mr. Shum served as the Interim Chief Executive Officer from May 2019 to October 2019 and Chief Financial Officer of Eastside Distilling Inc. (“Eastside”) (Nasdaq: EAST) from October 2015 to August 2019. Prior to joining Eastside, Mr. Shum served as a member of the board of directors of XZERES Corp, a publicly traded global renewable energy company, from October 2008 to April 2015, and held various executive officer roles, including Chief Operating Officer from September 2014 to April 2015, Chief Financial Officer, Principal Accounting Officer and Secretary from April 2010 to September 2014, and Chief Executive Officer and President from October 2008 to August 2010. Mr. Shum also serves as the Managing Principal of Core Fund Management, LP and the Fund Manager of Core Fund, LP, as well as a member of the board of directors of CalEthos Inc. (OTC: BUUZ). He was a founder of Revere Data LLC (acquired by Factset Research Systems, Inc. (NYSE: FDS)) and served as its Executive Vice President, where he led product development efforts and contributed to operations, business development, and sales. He spent six years as an investment research analyst and portfolio manager of D.N.B. Capital Management, Inc. His previous employers include Red Chip Review and Laughlin Group of Companies. He holds a B.S. in Finance and a B.S. in General Management from Portland State University. We believe Mr. Shum is qualified to serve on our Board because of his extensive experience serving in leadership roles at other publicly traded companies.

George Lefevre – Independent Director. Mr. Lefevre has served as a member of our Board since March 2022. He is a business consultant focused on business development and structural guidance for companies. From 2009 through 2020, Mr. Lefevre was the founder of HAPA Capital, LLC, a consulting firm specializing in biotechnology and frontier technology. From 2014 through 2015, Mr. Lefevre was the Chief Executive Officer of a startup company that completed a change in management effective June 26, 2014 and expanded into the hemp and cannabidiol industry. From 1991 to 1998, Mr. Lefevre directly invested in and managed investment portfolios. He was also the President of GL Investment Group, a regional investment bank in Southern California, where he was directly responsible for providing in excess of $500 million in funding to biotechnology and high-tech companies. Mr. Lefevre holds a Bachelor of Science in Business Administration, majoring in Finance from California State University, Long Beach. We believe Mr. Lefevre is qualified to serve on our Board because of his leadership experience and extensive investment experience.

Tien Q. Nguyen – Independent Director. Mr. Nguyen has served as a member of our Board since August 2023. He is an entrepreneur and executive with expertise in engineering, technology, wireless systems, and energy storage. Mr. Nguyen has been managing personal and family investments from 2021 to present. He was a partner in Lumini Partner LLC, which supported and studied international energy industrial projects using microgrid systems to reduce utility dependency from 2019 to 2020. Mr. Nguyen was the founder of FitTech Software LLC, an artificial intelligence software company in the health and fitness industry, and served as the Chairman from 2016 until 2019. From 2012 to 2016, he served as the Chief Executive Officer of Quantum Energy Storage Corporation, an energy storage company. Previously, Nr. Nguyen served as the Chief Strategy Officer of Onramp Wireless Inc. from 2010 to 2012 and the Chief Executive Officer of AppleTree Educational LLC from 2007 to 2010. Mr. Nguyen was also the founder of CommASIC Inc., a leading wireless semiconductor broadband company, which was acquired by Freescale Semiconductor in 2005. He served as a member of the board of directors of Freescale Semiconductor from 2005 until 2007. Prior to founding CommASIC Inc., Mr. Nguyen served as the Chief Executive Officer of Linskys Consulting from 1997 until 2001. Mr. Nguyen began his career at General Dynamics Corp. (NYSE: GD) and Qualcomm Inc. (Nasdaq: QCOM) where he was focused on ASIC engineering. He holds a Bachelor of Science in Electrical Engineering from San Diego State University. We believe Mr. Nguyen is qualified to serve as a member of our Board because of his experience serving as an executive in various industries and his extensive experience in the energy storage industry.

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Family Relationships and Other Arrangements

There are no family relationships among any of our executive officers or directors. There are no arrangements or understandings between or among our executive officers and directors pursuant to which any director or executive officer was or is to be selected as a director or executive officer.

Involvement in Certain Legal Proceedings

There are no legal proceedings involving any of our directors or executive officers which require disclosure pursuant to applicable SEC rules.

Director Independence

A majority of our directors satisfy the criteria for “independent directors,” under the Nasdaq rules. The Nominating and Corporate Governance Committee is required to annually review each director’s independence and any material relationships such director has with the Company. Following such review, only those directors who the Board affirmatively determines have no material relationship to the Company, and otherwise satisfy the independence requirements of the Nasdaq rules, will be considered “independent directors.”

Under the Nasdaq rules, a majority of a listed company’s board must be comprised of independent directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominations committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act and related Nasdaq rules.

Under the Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

In accordance with Rule 10C-1 under the Exchange Act and the Nasdaq rules, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, the company’s board must consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including the source of compensation of such director (including any consulting, advisory or other compensatory fee paid by such company to the director), and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our Board has affirmatively determined that George Lefevre, Steven M. Shum and Tien Nguyen are independent directors under applicable Nasdaq and Exchange Act rules.

As a result, a majority of our directors are independent, as required under applicable Nasdaq rules. As required under applicable Nasdaq rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

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Board Leadership

Paul Shoun, our President, also serves as Chairman of the Board. Currently, the Board does not have a Lead Independent Director. Although the Board may assess the appropriate leadership structure from time to time in light of internal and external events or developments and reserves the right to make changes in the future, it believes that the current structure, as described in this prospectus, is appropriate at this time given the size and experience of the Board, as well as the background and experience of management. The Board does not believe that having the President serve as Chairman of the Board materially impacts its process for risk oversight because Board committees (comprised entirely of independent directors during the fiscal year ended December 31, 2024) play the central role in risk oversight.

Board Committees and Charters

Our Board has three standing committees, our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Our Board maintains charters for each of these standing committees. The charters of our standing Board committees are available in the “Corporate Governance” section of our investor relations website at www.investors.expion360.com.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee consists of Messrs. Shum, Lefevre and Nguyen, each of whom meet the requirements for independence under the rules of Nasdaq and SEC rules and regulations and is financially literate. Mr. Shum is the chair of our Audit Committee and has been determined by our Board to be an “audit committee financial expert” as such term is defined under SEC rules and regulations. The Board has considered the independence and other characteristics of each member of our Audit Committee and believes that each member meets the independence and other requirements of Nasdaq and the SEC. Our Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.

Our Audit Committee, among other things, is responsible for:

●	Overseeing the integrity of our financial statements and the other financial information we provide to our stockholders and other interested parties;

●	Monitoring the periodic reviews of the adequacy of the auditing, accounting, and financial reporting processes and systems of internal control that are conducted by our independent registered public accounting firm and management;

●	Being responsible for the selection, retention, compensation, and termination of our independent registered public accounting firm;

●	Overseeing the independence and performance of our independent registered public accounting firm;

●	Facilitating communication among our independent registered public accounting firm, management, and the Board;

●	Preparing the audit committee report required by SEC rules and regulations to be included in our annual proxy statement; and

●	Performing such other duties and responsibilities as are enumerated in and consistent with the Audit Committee charter.

Compensation Committee

We have a separately designated standing Compensation Committee, which is currently comprised of Messrs. Nguyen, Lefevre and Shum. Our Board has considered the independence and other characteristics of each current and anticipated member of our Compensation Committee. Our Board believes that each member of our Compensation Committee meets the requirements for independence under the current requirements of Nasdaq, is a nonemployee director as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

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Our Compensation Committee oversees the Company’s compensation structure and practices for both executive officers and director compensation, including incentive-based compensation and equity-based plans. The Compensation Committee reviews and evaluates the performance of the Company’s directors and executive officers and provides recommendations to the Board regarding the form and amount of compensation to be paid by the Company to directors and executive officers. The Compensation Committee may use outside consultants it deems necessary or appropriate to carry out its responsibilities.

Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Our Compensation Committee is, among other things, responsible for:

●	Assisting the Board in developing and reviewing compensation programs applicable to our executive officers and directors;

●	Overseeing our Company’s overall compensation philosophy, strategy, and objectives;

●	Approving the total compensation opportunity, as well as each component of compensation, paid to our executive officers and directors;

●	Administering our equity-based and cash-based compensation plans applicable to our directors, officers and employees;

●	Preparing the report of the compensation committee required by SEC rules to be included in our annual proxy statement; and

●	Performing such other duties and responsibilities as are enumerated in and consistent with the compensation committee charter.

Nominating and Corporate Governance Committee

We have a separately designated standing Nominating and Corporate Governance Committee, which is currently comprised of Messrs. Lefevre, Shum, and Nguyen. Our Nominating and Corporate Governance Committee operates under a written charter. Under our policy, the members of our Nominating and Corporate Governance Committee, whom are all independent, nominate our directors. We also consider any nominations of director candidates validly made by our stockholders if submitted in a timely manner and will apply the same criteria to all persons being considered.

Our Nominating and Corporate Governance Committee is, among other things, responsible for:

●	Assisting the Board in identifying candidates qualified to serve as directors, consistent with selection criteria approved by the Board and the Nominating and Corporate Governance Committee;

●	Recommending to the Board the appointment of director nominees that meet the selection criteria;

●	Recommending to the Board the appointment of directors to serve on each committee of the Board;

●	Developing and recommending to the Board such corporate governance policies and procedures as the Nominating and Corporate Governance Committee determines is appropriate from time to time;

●	Overseeing the performance of the Board, and of each committee of the Board; and

●	Performing such other duties and responsibilities as are consistent with the Nominating and Corporate Governance Committee charter.

Code of Business Conduct and Ethics

On January 3, 2022, our Board adopted a written Code of Business Conduct and Ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics is available on the investor relations page of our website at expion360.com.

We intend to disclose future amendments to such code, or any waivers of its requirements, applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or our directors, on our website identified above. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Executive Compensation and Compensation Committee Interlocks

None of the members of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or Board of any other entity that has one or more executive officers serving as a member of our Board or compensation committee.

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EXECUTIVE COMPENSATION

Executive Compensation Discussion

We are an “emerging growth company,” as defined in the JOBS Act, as well as a “smaller reporting company” as defined by the SEC in Rule 12b-2 of the Exchange Act. As such, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies and smaller reporting companies.

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2024, our “named executive officers” and their positions were as follows:

● Brian Schaffner, who currently serves as our Chief Executive Officer and Interim Chief Financial Officer, and who previously served as our Chief Financial Officer until January 25, 2023.

● Paul Shoun, who currently serves as our Co-Founder, President, and Chairman of the Board. Mr. Shoun is on a temporary medical leave of absence from his role as our Chief Operating Officer, but is continuing to perform his duties as President and Chairman of the Board during his leave.

● Greg Aydelott, who served as our Chief Financial Officer through December 31, 2024.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2024 and December 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Brian Schaffner	2024	$258,867	-	-	$12,176	$271,043
Chief Executive Officer and Interim Chief Financial Officer	2023	$270,400	$27,040	$203,447	$24,000	$524,887
Paul Shoun	2024	$234,050(4)	-	-	$12,176	$246,226
Co-Founder, Chairman, President and Chief Operating Officer	2023	$270,400	$27,040	$203,447	$24,000	$524,887
Greg Aydelott	2024	$192,000	-	-	$12,176	$204,176
Former Chief Financial Officer	2023	$180,000	$18,000	$203,447	$24,000	$425,447

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(1)	All of our named executive officers voluntarily chose to forego any bonuses in 2024. In 2023, Messrs. Schaffner and Shoun each received a discretionary bonus comprising $13,520 in cash and $13,520 in RSUs, and Mr. Aydelott received a discretionary bonus comprising $9,000 in cash and $9,000 in RSUs. These RSUs all vested in full as of the grant date.

(2)	Amounts reflect the full grant-date fair value of stock options granted during 2023 computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all option awards made to executive officers in Note 11 to our audited financial statements included in our Annual Report and incorporated herein by reference. No equity incentive plan awards were granted to our named executive officers in 2024.

(3)	For 2024, includes RSUs issued in lieu of the payment of home office and automobile expenses in cash.

(4)	Mr. Shoun took a temporary unpaid leave of absence beginning November 16, 2024. His base salary was pro-rated to account for his leave.

Base Salaries

Our named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. In 2023, the annual base salary for Mr. Schaffner and Mr. Shoun was $270,400 each and for Mr. Aydelott was $180,000. In 2024, the annual base salary for Mr. Schaffner and Mr. Shoun was $282,400 each, and for Mr. Aydelott was $192,000.

Annual Bonuses

In 2023, each of our named executive officers received discretionary bonuses comprised of a combination of cash payments and RSUs. In 2024, each of our named executive officers voluntarily declined executive bonuses.

Equity Compensation

We offer equity awards to our employees, including our named executive officers. New equity awards are made pursuant to our 2021 Incentive Award Plan, which has been approved by our Board and stockholders. We believe that equity awards are necessary to remain competitive in our industry and enhance our ability to attract, retain and motivate persons who make, or we believe can make, important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.

The equity awards granted during 2023 are described in the table below.

Named Executive Officer	2023 Aggregate Option Awards
Brian Schaffner	500(1)
Paul Shoun	500(2)
Greg Aydelott	500(3)

(1)	Mr. Schaffner received stock options to purchase up to 500 shares of our Common Stock at an exercise price of $492 per share, which vest and become exercisable in 12 equal quarterly installments through June 30, 2026, subject to Mr. Schaffner’s continued service through each vesting date.

(2)	Mr. Shoun received stock options to purchase up to 500 shares of our Common Stock at an exercise price of $492 per share, which vest and become exercisable in 12 equal quarterly installments through June 30, 2026, subject to Mr. Shoun’s continued service through each vesting date.

(3)	Mr. Aydelott received stock options to purchase up to 500 shares of our Common Stock at an exercise price of $492 per share, which were initially subject to vesting in 12 equal quarterly installments through June 30, 2026. Mr. Aydelott ceased serving as our Chief Financial Officer as of December 31, 2024. As of that date, stock options covering 250 shares of our Common Stock had vested and no additional shares will vest.

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The equity awards granted during 2024 are described in the table below.

Named Executive Officer	2024 Aggregate Restricted Stock Unit Awards
Brian Schaffner	57
Paul Shoun	57
Greg Aydelott	47

Other Elements of Compensation

Retirement Plans

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Substantially all employees are eligible to participate. We have the option to make profit sharing contributions to our 401(k) plan at our discretion. No profit-sharing contributions have yet been made. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to our 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Health/Welfare Plans

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, which include medical and vision benefits. Our named executive officers are eligible to participate in our employee health and welfare plans on the same basis as all of our other employees.

Perquisites

In 2023, our named executive officers received an allowance for automobile expenses and home office expenses. This was discontinued in 2024.

No Tax Gross Ups

We do not make gross-up payments to cover personal income taxes that may pertain to any of the compensation or perquisites paid or provided to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2024:

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Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Brian Schaffner	5/2/2022	1,501	-	336	5/2/2032
	8/23/2023	250	250	492	8/23/2033
Paul Shoun	5/2/2022	2,001	-	336	5/2/2032
	8/23/2023	250	250	492	8/23/2033
Greg Aydelott	5/2/2022	501	-	336	5/2/2032
	8/23/2023	250	-	492	8/23/2033

(1)	100% of each of these awards were vested and exercisable immediately upon the grant date.

(2)	All of these awards were issued as incentive stock options.

Executive Compensation Arrangements

The Initial Employment Agreements

On November 15, 2021, we entered into an employment agreement with our Chief Operating Officer, Paul Shoun; on February 21, 2022, we entered into an employment agreement with our then-Chief Financial Officer, Brian Schaffner, and on May 10, 2022, we entered into an employment agreement with our then-Chief Accounting Officer, Greg Aydelott (together, the “Initial Employment Agreements”) to reflect their compensation arrangements. The Initial Employment Agreement entered into with Mr. Shoun had a term of employment with a three-year duration, while the Initial Employment Agreements entered into with Mr. Schaffner and Mr. Aydelott had an employment term with a one-year duration. Under the terms of the Initial Employment Agreements, Mr. Schaffner was entitled to a base salary of $120,000, Mr. Shoun was entitled to a base salary of $260,000, and Mr. Aydelott was entitled to a base salary of $108,000. Each executive officer was also eligible for an annual bonus, to be granted by the Board or compensation committee based on performance objectives and targets established annually. Under the Initial Employment Agreements, Messrs. Schaffner, Shoun and Aydelott were also entitled to participate in the Plan and in any profit sharing, qualified and nonqualified retirement plans and any health, life, accident, disability insurance, vacation, paid time off, supplemental medical reimbursement insurance, or benefit plans or programs as we may choose to make available at any point in time. Under the Initial Employment Agreements, the executive officers were also entitled to annual fringe benefits and perquisites (including automobile expense, security and reimbursement for the executive officer’s home office) and reimbursement for reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred in connection with the performance of their duties (although reimbursement for automobile, security and home office expenses has since been terminated) . In addition, the employment agreements contain provisions providing for severance payments, including both base salary payment throughout the remainder of the executive’s term of employment, and a payment equal to an additional 12 months of base salary, an amount equal to the executive annual bonus measured at target rate of performance, and continuation of benefits under certain circumstances including termination by us without Cause or for Good Reason (each as defined in the Initial Employment Agreements), upon execution of a general release of claims in our favor. The Initial Employment Agreements included restrictive covenants, including a two-year non-competition provision, a two-year non-solicitation and non-disparagement provision and a confidentiality provision.

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The Amended and Restated Schaffner Employment Agreement

On January 26, 2023, we promoted Brian Schaffner from his position as our Chief Financial Officer to our Chief Executive Officer. In connection with his new role, we entered into an Amended and Restated Employment Agreement with Mr. Schaffner, effective January 26, 2023 (the “Schaffner Employment Agreement”), setting forth the terms and conditions of Mr. Schaffner’s employment.

The Schaffner Employment Agreement provides for a one-year term ending on April 1, 2023, the first anniversary of our initial public offering, which term renews automatically unless terminated by the Company or Mr. Schaffner. Pursuant to the Schaffner Employment Agreement, the Company will pay Mr. Schaffner a base salary of $270,400 per year. The Schaffner Agreement provides for an annual bonus award based on the achievement of performance objectives and targets established annually by the Board or Compensation Committee, and standard employee benefits. Upon a termination of Mr. Schaffner’s employment agreement by the Company without Cause or a resignation for Good Reason (each term as defined in the Schaffner Employment Agreement), Mr. Schaffner will be paid (a) if terminated prior to April 1, 2023, an amount equal to the remaining unpaid amounts under the initial employment term, (b) continued base salary for one year, (c) an amount equal to his annual target bonus for the year of termination, (d) any earned but unpaid bonuses and (e) continued medical and dental benefits for up to one year. The Schaffner Agreement generally provides for the same employee benefits as under Mr. Schaffner’s original employment agreement (although reimbursement for automobile, security, and home office expenses has since been terminated). The restrictive covenants in the Initial Employment Agreement to which Mr. Schaffner is a party will continue to apply.

The Amended and Restated Shoun Employment Agreement

On January 26, 2023, we promoted Paul Shoun from his position as our Chief Operating Officer to our Co-Founder, President and Chief Operating Officer. In connection with his new role, we entered into an Amended and Restated Employment Agreement with Mr. Shoun, effective January 26, 2023 (the “Shoun Agreement”), setting forth the terms and conditions of Mr. Shoun’s employment.

The Shoun Employment Agreement provides for a three-year term ending on April 1, 2025, the third anniversary of our initial public offering, which term renews automatically unless terminated by the Company or Mr. Shoun. Pursuant to the Shoun Employment Agreement, the Company will pay Mr. Shoun a base salary of $270,400 per year, increased from $260,000. Like the Initial Employment Agreement to which Mr. Shoun is a party, the Shoun Employment Agreement provides for an annual bonus award based on the achievement of performance objectives and targets established annually by the Board or Compensation Committee, and standard employee benefits. Upon a termination of the Shoun Employment Agreement by the Company without Cause or a resignation for Good Reason (each term as defined in the Shoun Employment Agreement), Mr. Shoun will be paid (a) if terminated prior to April 1, 2025, an amount equal to the remaining unpaid amounts under the initial employment term, (b) continued base salary for one year, (c) an amount equal to his annual target bonus for the year of termination, (d) any earned but unpaid bonuses and (e) continued medical and dental benefits for up to one year. The Shoun Employment Agreement generally provides for the same employee benefits as under the Initial Employment Agreement to which Mr. Shoun is a party (although reimbursement for automobile, security, and home office expenses has since been terminated). The restrictive covenants in the Initial Employment Agreement to which Mr. Shoun is a party will continue to apply.

The Amended and Restated Aydelott Employment Agreement

On January 26, 2023, we promoted Greg Aydelott from his position as our Chief Accounting Officer to our Chief Financial Officer. In connection with his new role, we entered into an Amended and Restated Employment Agreement with Mr. Aydelott, effective January 26, 2023 (the “Aydelott Agreement”), setting forth the terms and conditions of Mr. Aydelott’s employment.

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The Aydelott Employment Agreement provides for a term ending on April 1, 2023, which term renews automatically for one-year periods unless terminated by the Company or Mr. Aydelott. Pursuant to the Aydelott Employment Agreement, the Company will pay Mr. Aydelott a base salary of $180,000 per year, increased from $108,000. Like the Initial Employment Agreement to which Mr. Aydelott is a party, the Aydelott Employment Agreement provides for an annual bonus award based on the achievement of performance objectives and targets established annually by the Board or Compensation Committee, and standard employee benefits. Upon a termination of the Aydelott Employment Agreement by the Company without Cause or a resignation for Good Reason (each term as defined in the Aydelott Employment Agreement), Mr. Aydelott will be paid (a) the Base Salary through the date of termination, (b) continued base salary for one year, (c) an amount equal to his annual target bonus for the year of termination, (d) any earned but unpaid bonuses and (e) continued medical and dental benefits for up to one year. The Aydelott Employment Agreement generally provides for the same employee benefits as under the Initial Employment Agreement to which Mr. Aydelott is a party. The restrictive covenants in the Initial Employment Agreement to which Mr. Aydelott is a party will continue to apply.

The Aydelott Employment Agreement terminated on December 31, 2024 when Mr. Aydelott ceased serving as our Chief Financial Officer.

Director Compensation Discussion

Director Compensation

Under our non-employee director compensation program, each non-employee director receives an annual director fee of $50,000 paid in cash for their service on the Board.

In addition, if the director serves as the chairperson of a committee of the Board, the director will receive additional annual fees paid in cash as follows:

●	chairperson of our Audit Committee, $20,000;

●	chairperson of our Compensation Committee, $15,000; and

●	chairperson of the nominating and governance committee, $10,000.

No additional fees are paid for service as a member of any committee of the Board, nor are fees paid for attendance at Board or committee meetings.

Director fees are payable in quarterly installments on the first business day of each calendar quarter and prorated for any portion of a quarter that a director is not serving as a non-employee director or a chairperson of a committee of the Board. Directors are also reimbursed for any reasonable Board-related expenses.

Mr. Schaffner, our Chief Executive Officer, and Mr. Shoun, our President, served on our Board during 2024, but have not been included in the 2024 Director Compensation Table below because they did not receive any additional compensation for their service on our Board. Information regarding their compensation paid in 2024 is included in the Summary Compensation Table, the Outstanding Equity Awards at Fiscal Year-End table, and the associated narrative disclosure.

2024 Director Compensation Table

The following table sets forth all compensation paid or awarded to our non-employee directors during 2024. The amounts set forth in the table have been calculated in accordance with the requirements of applicable SEC rules, and do not necessarily reflect the amounts that have actually been paid to, or which may be realized by, our directors.

Name	Fees Earned or Paid in Cash ($)	RSU Awards ($)(1)	All Other Compensation ($)	Total ($)
George Lefevre	60,000	—	—	60,000
Steven M. Shum	70,000	—	—	70,000
Tien Q. Nguyen	65,000	—	—	65,000

(1)	Amounts reflect the full grant date fair value of RSUs granted to our non-employee directors computed in accordance with ASC Topic 718.

Equity Awards Held by Directors

The following table sets forth the aggregate number of stock options and RSUs held as of December 31, 2024, by each non-employee director who served during the year ended December 31, 2024.

Name	Stock Options Outstanding at Fiscal Year End	RSUs Outstanding at Fiscal Year End
George Lefevre	300	—
Steven M. Shum	400	—
Tien Q. Nguyen	—	—

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CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and

●	any of our directors, executive officers or beneficial holders of more than 5% of any class of our voting securities had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described under the sections titled “Management—Director Compensation” and “Executive Compensation.”

On August 1, 2018, the Company issued an unsecured promissory note owed to H. Porter Burns, a holder of approximately 0.6% of our outstanding capital stock as of March 27, 2023, and business partner at the time to John Yozamp, our Co-Founder and Chief Business Development Officer at the time (the “Porter Burns Note”), in the principal amount of $500,000. The Porter Burns Note requires monthly interest-only payment at 10% per annum. The Porter Burns Note had an original maturity date of August 1, 2023, but was extended to mature on September 1, 2024 by agreement dated July 2, 2024. As of August 8, 2024, the Porter Burns Note was paid in full.

On December 31, 2019, the Company issued an unsecured promissory note owed to James Yozamp, Jr., a holder of approximately 8.1% of our outstanding capital stock as of March 27, 2023, and brother to John Yozamp, our Co-Founder and former Chief Business Development Officer (the “James Yozamp Note”) in the principal amount of $200,000. The James Yozamp Note requires monthly interest only payments at 10% per annum. The James Yozamp Note matures on December 31, 2024. As of August 8, 2024, the James Yozamp Note was paid in full.

Policies and Procedures for Related-Party Transactions

We have adopted a written related-party transaction policy effective January 1, 2022 (the “Related-Party Transaction Policy”), setting forth the policies and procedures for the review and approval or ratification of related-person transactions. This Related-Party Transaction Policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction and the extent of the related person’s interest in the transaction.

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SELLING STOCKHOLDERS

The Common Warrant Shares being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon exercise of the Common Warrants, as defined in the Purchase Agreement. For additional information regarding the issuances of those Common Warrant Shares and Common Warrants, see the section titled “The Offering.” We are registering the Common Warrant Shares in order to permit the selling stockholders to offer the Common Warrant Shares for resale from time to time. Except for the ownership of the Common Warrant Shares, the Common Warrants, and the securities issued in the August 2024 Public Offering, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock (including the Common Warrant Shares) by each of the selling stockholders. The second column lists the number of shares of Common Stock (including the Common Warrant Shares) beneficially owned by each selling stockholder, based on its ownership of the shares of Common Stock (including the Common Warrant Shares and Common Warrants), as of January 16, 2025, assuming exercise of the Common Warrants held by the selling stockholders on that date, without regard to any limitations on exercises. The third column lists the Common Warrant Shares being offered by this prospectus by the selling stockholders, and the fourth column lists the percentage of shares of Common Stock beneficially owned by each selling stockholder following the Offering.

In accordance with the terms of the Registration Rights Agreement with the selling stockholders, this prospectus generally covers the resale of the maximum number of Common Warrant Shares issuable upon exercise of the Common Warrants, determined as if the outstanding Common Warrants were exercised in full as of the Trading Day immediately preceding the date this registration statement was initially filed with the SEC, as of the Trading Day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Common Warrants. The fourth column assumes the sale of all of the Common Warrant Shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Common Warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the warrants that have not been exercised. The number of shares of Common Stock in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their Common Stock in this offering. See the section titled “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering	Percentage of Shares Beneficially Owned After Offering(3)
L1 Capital Global Opportunities Master Fund(4)	1,077,401(5)	524,193	553,208	15.0%
Sabby Volatility Warrant Master Fund, Ltd.(6)	1,244,626(7)	524,193	720,433	18.8%

(1)	Includes 1,048,386 shares of Common Stock we issued and sold to each selling stockholder pursuant to the Purchase Agreement in connection with the Registered Direct Offering consummated January 3, 2025, which shares were subsequently sold in full by the selling stockholders pursuant to the Shelf Registration Statement.

(2)	Represents the maximum number of Common Warrant Shares to be issued to each selling stockholder upon the exercise, if any, of its Common Warrants.

(3)	Percentages are based on 3,144,468 shares of Common Stock outstanding as of January 16, 2025.

(4)	The securities are directly held as of January 16, 2025, by L1 Capital Global Opportunities Master Fund (“L1”), and may be deemed to be beneficially owned by David Feldman and Joel Arber, who exercise investment and voting control over the securities. The address of L1 is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(5)	Consists of (a) Series A Warrants to purchase up to 553,208 shares of Common Stock issued in the August 2024 Public Offering with an exercise price per share of $5.206, and (b) Common Warrants to purchase up to 524,193 Common Warrant Shares at an exercise price per share of $2.36.

(6)	The securities are directly held as of January 16, 2025, by Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”). Sabby Management, LLC is the investment manager of Sabby and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of Sabby is c/o Capitva (Cayman) Ltd, Governors Square, Bldg. 4, 2nd Floor, 23 Lime Tree Bay Avenue, P.O. Box 32315, Grand Cayman KY1-1209, Cayman Islands.

(7)	Consists of (a) 28,923 shares of Common Stock, (b) Series A Warrants to purchase up to 691,510 shares of Common Stock issued in the August 2024 Public Offering with an exercise price per share of $5.206, and (c) Common Warrants to purchase up to 524,193 Common Warrant Shares at an exercise price per share of $2.36.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of December 31, 2024 as to: (1) each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock; (2) each of our named executive officers; (3) each of our directors; and (4) all directors and executive officers as a group, as of December 31, 2024.

We believe, based on information provided to us, that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, unless noted otherwise. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Expion360, 2025 SW Deerhound Avenue, Redmond, OR 97756.

Beneficial ownership is determined in accordance with SEC rules and includes any shares as to which a person has sole or shared voting power or investment power with respect to securities. All shares of Common Stock subject to options or warrants exercisable within 60 days of December 31, 2024, and all shares of common stock subject to the vesting and settlement of RSUs that will be vested and settled within 60 days of December 31, 2024 are deemed to be outstanding and beneficially owned by the persons holding those such options, or warrants or RSUs for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based upon 2,096,082 shares of Common Stock outstanding as of December 31, 2024.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Significant Stockholders:
L1 Capital Global Opportunities Master Fund(1)	553,208	20.9%
Sabby Volatility Warrant Master Fund, Ltd.(2)	691,510	24.8%
Directors and Named Executive Officers:
Brian Schaffner (Chief Executive Officer and Interim Chief Financial Officer)(3)	1,808	*
Paul Shoun (Co-Founder, President, Chief Operating Officer and Chairman of our Board)(4)	3,683	*
Greg Aydelott (Former Chief Financial Officer)(5)	798	*
Tien Q. Nguyen (Independent Director)(6)	122	*
George Lefevre (Independent Director)(7)	422	*
Steven M. Shum (Independent Director)(8)	522	*
All Directors and Executive Officers as a Group (seven persons)(9)	8,892	* %

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*	Less than 1%.

(1)	Consists of Series A Warrants to purchase up to 553,208 shares of Common Stock issued in the August 2024 Public Offering with an exercise price per share of $5.206. The securities are directly held by L1 Capital Global Opportunities Master Fund (“L1”), and may be deemed to be beneficially owned by David Feldman and Joel Arber, who exercise investment and voting control over the securities. The address of L1 is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(2)	Consists of Series A Warrants to purchase up to 691,510 shares of Common Stock issued in the August 2024 Public Offering with an exercise price per share of $5.206. The securities are directly held by Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”). Sabby Management, LLC is the investment manager of Sabby and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of Sabby is c/o Capitva (Cayman) Ltd, Governors Square, Bldg. 4, 2nd Floor, 23 Lime Tree Bay Avenue, P.O. Box 32315, Grand Cayman KY1-1209, Cayman Islands.

(3)	Includes (i) 57 shares of Common Stock owned by Mr. Schaffner and (ii) 1,751 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of December 31, 2024.

(4)	Includes (i) 1,432 shares of Common Stock owned directly by Mr. Shoun and (ii) 2,251 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of December 31, 2024.

(5)	Includes (i) 47 shares of Common Stock owned directly by Mr. Aydelott and (ii) 751 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of December 31, 2024.

(6)	Includes 122 shares of Common Stock owned directly by Mr. Nguyen as of December 31, 2024.

(7)	Includes (i) 122 shares of Common Stock owned directly by Mr. Lefevre and (ii) 300 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of December 31, 2024.

(8)	Includes (i) 122 shares of Common Stock owned directly by Mr. Shum and (ii) 400 shares of Common Stock issuable upon exercise of vested stock options exercisable within 60 days of December 31, 2024.

(9)	Includes directors and current executive officers.

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DESCRIPTION OF CAPITAL STOCK

Expion360 has one class of securities registered under Section 12 of the Securities Exchange Act: the Company’s Common Stock.

The following description of our capital stock is a summary of the rights of our capital stock and summarizes certain provisions of our Articles of Incorporation and our Amended and Restated Bylaws (the “Bylaws”). This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this prospectus forms a part, as well as to the applicable provisions of Nevada law.

Common Stock and Preferred Stock

Our authorized capital stock consists of 200,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share.

The holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our Common Stock do not have any cumulative voting rights. Holders of our Common Stock are entitled to receive ratably any dividends declared by the Board out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our Common Stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. We currently do not have any shares of, or securities convertible into, preferred stock outstanding.

In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Warrants

$290.00 Warrants

On November 9, 2021, the Company issued warrants to purchase 151 of shares of the Company’s Common Stock with an exercise price of $290.00 per share (the “$290.00 Warrants”) (post-Reverse Stock Split). The $290.00 Warrants are exercisable for a period of three years from date of grant. If holders of the $290.00 Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their $290.00 Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the difference between the “fair market value” (defined below) multiplied by the number of shares underlying such holder’s $290.00 Warrants and the exercise price multiplied by the number of shares underlying such holder’s $290.00 Warrants by (y) the fair market value. The “fair market value” shall mean the prior five-day average closing price of the Common Stock on the date on which the holder elects to exercise their $290.00 Warrants. The $290.00 Warrants have certain adjustment rights upon certain events.

$332.00 Warrants

On November 22, 2021, the Company issued warrants to purchase 5,594 shares of the Company’s Common Stock at an exercise price of $332.00 per share (the “$332.00 Warrants”) (post-Reverse Stock Split). The $332.00 Warrants are exercisable for a period of ten years from date of grant. If holders of the $332.00 Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their $332.00 Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the difference between the “fair market value” (defined below) multiplied by the number of shares underlying such holder’s $332.00 Warrants and the exercise price multiplied by the number of shares underlying such holder’s $332.00 Warrants by (y) the fair market value. The “fair market value” shall mean the volume weighted average of the closing sales price of the Common Stock averaged over 20 consecutive trading days ending on the trading day prior to the date on which “fair market value” is determined. The $332.00 Warrants have certain adjustment rights upon certain events. The Company is required to cause a registration statement registering the resale of the shares of our Common Stock issuable upon exercise of the $332.00 Warrants to become effective in connection with its initial public offering. As of the date of this prospectus, the Company has an effective registration statement which satisfies this requirement.

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Underwriter Warrants

Concurrent with the closing of the initial public offering, the Company issued warrants to purchase an aggregate of 1,490 shares of its Common Stock to Alexander Capital LP and Paulson Investment Company LLC (as apportioned in accordance with agreements amongst them), or their designees, at an exercise price of $910.00 per share (the “Underwriter Warrants”) (post-Reverse Stock Split). On May 2, 2024, the Company entered into amendments to certain of the Underwriter Warrants to purchase an aggregate of 891 shares to reduce the exercise price from $910.00 to $450.00 per share (post-Reverse Stock Split). The Underwriter Warrants are initially exercisable on September 27, 2022 and expire on March 31, 2027.

If there is not an effective registration statement registering the resale of the shares of Common Stock issuable upon exercise of the Underwriter Warrants, holders of the Underwriter Warrants may elect to exercise them on a cashless basis and pay the exercise price by surrendering their Underwriter Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Underwriter Warrants, multiplied by the difference between (i) the daily volume weighted average price of the Common Stock on the trading day immediately preceding the date of the exercise notice or on the date of the exercise notice (if delivered after regular trading hours) and (ii) the exercise price of the Underwriter Warrants and by (y) the daily volume weighted average price of the Common Stock on the trading day immediately preceding the date of the exercise notice or on the date of the exercise notice (if delivered after regular trading hours). If the Company does not deliver Common Stock to a holder upon such holder’s exercise of their Underwriter Warrants in compliance with the timing set out in the Underwriter Warrants, the Company will have to pay cash to such holder in accordance with the terms of the Underwriter Warrants. The Underwriter Warrants include anti-dilution provisions (for stock dividends, splits and recapitalizations and similar transactions), which results in the adjustment of the exercise price and entitles holders of the Underwriter Warrants to participate in subsequent rights offerings or distributions to holders of the Company’s Common Stock, as applicable. The Underwriter Warrants also have certain adjustment rights upon certain events. Further, the Underwriter Warrants provide for a one-time demand registration right, exercisable until March 31, 2027 and unlimited piggyback rights, exercisable until September 27, 2024.

August 2024 Warrants

On August 8, 2024, the Company sold in a public offering, (i) 33,402,000 common units (the “Common Units”), each consisting of one share of Common Stock, two Series A warrants each to purchase one share of Common Stock (each, a “Series A Warrant”) and one Series B warrant to purchase such number of shares of Common Stock as determined in the Series B warrant (each, a “Series B Warrant”), and (ii) 16,598,000 pre-funded units (the “Pre-Funded Units,” and together with the Common Units, the “Units”), each consisting of one pre-funded warrant to purchase one share of Common Stock (each, a “Pre-Funded Warrant”), two Series A Warrants, and one Series B Warrant, through Aegis Capital Corp. (the “Underwriter”) (such transaction, the “August 2024 Public Offering”).

In addition, the Company granted the Underwriter a 45-day option to purchase additional shares of Common Stock and/or Pre-Funded Warrants and/or Series A Warrants and/or Series B Warrants, representing up to 15% of the number of the respective securities sold in the August 2024 Public Offering, solely to cover over-allotments, if any. The Underwriter partially exercised its over-allotment option with respect to 15,000,000 Series A Warrants and 7,500,000 Series B Warrants.

The Common Units were sold at a price of $0.20 per unit and the Pre-Funded Warrants were sold at a price of $0.199 per unit.

The Pre-Funded Warrants were immediately exercisable (subject to a beneficial ownership cap) at an exercise price of $0.001 per share and could be exercised at any time until all Pre-Funded Warrants are exercised in full. For each Unit including a Pre-Funded Warrant (without regard to any limitation on exercise set forth therein), the number of Units including a Share were offered decreased on a one-for-one basis. All Pre-Funded Warrants have been exercised.

Each Series A Warrant was exercisable at any time or times beginning on the first trading day following the Company’s notice to the Series A Warrant holders of Stockholder Approval (defined below), and will expire five years from such date. Each Series A Warrant is exercisable at an initial exercise price of $24.00 per share of Common Stock (post-Reverse Stock Split). On the 11th trading day after Stockholder Approval, the Series A Warrants’ exercise price will be reset to a price equal to the lower of (i) the exercise price then in effect and (ii) the greater of (a) the lowest daily weighted average price during the period commencing on the first trading day after the date of Stockholder Approval and ending following the close of trading on the tenth trading day thereafter and (b) a floor price determined in accordance with the terms of the Series A Warrants, and the number of shares issuable upon exercise will be increased such that the aggregate exercise price of the Series Warrant on the issuance date for the warrant shares then outstanding shall remain unchanged following such reset. Also after Stockholder Approval, the exercise price of the Series A Warrants will be reduced (such reduced price, the “Adjusted Exercise Price”) to a price equal to the lesser of (i) the exercise price then in effect and (ii) the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding through the five consecutive trading days commencing on the date the Company effects any share split, share dividend, share combination recapitalization or other similar transaction (which would include reverse stock splits) in the future (subject to a floor price determined in accordance with the terms of the Series A Warrants and the Nasdaq Listing Rules (the “Floor Price”)), with a proportionate adjustment to the number of shares underlying the Series A Warrants. Furthermore, if the Adjusted Exercise Price would have been below the Floor Price but for the Floor Price limitation, then the Company will make a payment to the Series A Warrant holder for the economic difference between the Adjusted Exercise Price and the Floor Price, subject to the exceptions and conditions set forth in the Series A Warrants. Finally, beginning on the date of Stockholder Approval, with certain exceptions, the Series A Warrants will provide for an adjustment to the exercise price and number of shares underlying the Series A Warrants upon the Company’s issuance of Common Stock or Common Stock equivalents at a price per share that is less than the exercise price of the Series A Warrants. As of December 31, 2024, 14,900 shares of Common Stock have been issued upon exercise of Series A Warrants and 5,286,692 shares of Common Stock remain issuable upon exercise of Series A Warrants.

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Each Series B Warrant was exercisable immediately upon issuance at an exercise price of $0.10 per share. The number of shares of Common Stock issuable under the Series B Warrants are subject to adjustment using a reset price based on the weighted average price of common stock over a rolling five-trading-day period between the issuance date of the Series B Warrants and the close of trading on the tenth trading day following stockholder approval, subject to certain floor prices. As of December 31, 2024, 87,384 shares of Common Stock remain issuable upon exercise of Series B Warrants using the reset price, which was reduced to the floor price of $5.206 (post-Reverse Stock Split).

January 2025 Warrants

On January 2, 2025, the Company issued pre-funded warrants (the “January 2025 Pre-Funded Warrants”) to purchase up to 574,193 shares of Common Stock (the “Pre-Funded Warrant Shares”) to certain institutional investors. The offering price per Pre-Funded Warrant was $2.479. Each Pre-Funded Warrant is exercisable for one share of Common Stock for $0.001 immediately upon issuance until all of the Pre-Funded Warrants are exercised in full, subject to adjustments for stock splits, recapitalizations, and reorganizations.

The Company also issued Common Warrants to purchase up to an aggregate of 1,048,386 shares of Common Stock to the selling stockholders. Each Common Warrant will be exercisable for one share of Common Stock at an exercise price of $2.36 per share, subject to adjustment for reverse stock splits, recapitalizations, and reorganizations. The Common Warrants are immediately exercisable and can be exercised until January 3, 2030.

Options

Prior to our initial public offering, we issued options to purchase 3000 shares of Common Stock granted to one individual which had an exercise price of $332.00 (post-Reverse Stock Split).

Anti-Takeover Effects of Provisions of Our Charter Documents

The provisions of Nevada law and our Bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

Our Articles of Incorporation include a mandatory forum provision that, to the fullest extent permitted by law, the Nevada Eighth Judicial District of Clark County Nevada shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought in the name or right of the Company or on its behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92Aor any provision of the Articles of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or rules and regulations thereunder and would preempt the choice of forum provisions in our Articles of Incorporation with respect to such matters.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our Articles of Incorporation and Bylaws do not exempt our Common Stock from the control share acquisition act.

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The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which: (i) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 stockholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws

Our Articles of Incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation’s Articles of Incorporation. In the event that a few stockholders end up owning a significant portion of our issued and outstanding Common Stock, the lack of cumulative voting would make it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors. Our Articles of Incorporation and Bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Pacific Stock Transfer Company. Pacific Stock Transfer Company’s address and phone number is: 6725 Via Austi Pkwy, Suite 300, Las Vegas, Nevada 89119; telephone number (800) 785-7782.

Listing

Our Common Stock has been traded on Nasdaq under the symbol “XPON” since April 1, 2022.

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PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market, as defined in the Purchase Agreement, or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the Financial Industry Regulatory Authority’s Rule 2121 (“Rule 2121”); and in the case of a principal transaction a markup or markdown in compliance with Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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We are required to pay certain fees and expenses incurred by us incident to the registration of the Common Warrant Shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax considerations relating to the acquisition, ownership, and disposition of our Common Stock by non-U.S. holders (as defined below). This summary deals only with Common Stock held as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)) and does not discuss all of the U.S. federal income tax considerations applicable to a non-U.S. holder that is subject to special treatment under U.S. federal income tax laws, including, but not limited to: a dealer in securities or currencies; a broker-dealer; a financial institution; a qualified retirement plan, individual retirement plan, or other tax-deferred account; a regulated investment company; a real estate investment trust; a tax-exempt organization; an insurance company; a person holding Common Stock as part of a hedging, integrated, conversion, or straddle transaction or a person deemed to sell Common Stock under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of tax accounting; an accrual method taxpayer subject to special tax accounting rules under Section 451(b) of the Code; an entity that is treated as a partnership for U.S. federal income tax purposes (or an investor therein); a person that received such Common Stock in connection with services provided, including upon the exercise of an option; a corporation that accumulates earnings to avoid U.S. federal income tax; a corporation organized outside the United States, any state thereof or the District of Columbia that is nonetheless treated as a U.S. corporation for U.S. federal income tax purposes; a person that is not a non-U.S. holder; a “controlled foreign corporation;” a “passive foreign investment company;” or a U.S. expatriate.

This summary is based upon provisions of the Code, its legislative history, applicable U.S. Treasury regulations promulgated thereunder, published rulings, and judicial decisions, all as in effect as of the date hereof. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Those authorities may be repealed, revoked, or modified, perhaps retroactively, or may be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to stockholders in light of their personal circumstances, and does not address the Medicare tax imposed on certain investment income or any state, local, foreign, gift, estate, or alternative minimum tax considerations.

For purposes of this discussion, a “U.S. holder” is a beneficial holder of Common Stock that is for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a ”non-U.S. holder” is a beneficial owner of Common Stock that is neither a U.S. holder nor a partnership (or any other entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes regardless of its place of organization or formation. If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Common Stock is urged to consult its tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR SPECIFIC SITUATIONS, AS WELL AS THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS).

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Distributions on Our Common Stock

Distributions with respect to Common Stock, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits will be treated as a return of capital and will first be applied to reduce the holder’s tax basis in its Common Stock, but not below zero. Any remaining amount will then be treated as gain from the sale or exchange of the Common Stock and will be treated as described under “—Disposition of Our Common Stock” below.

Distributions treated as dividends that are paid to a non-U.S. holder, if any, with respect to shares of our Common Stock will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) of the gross amount of the dividends unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, subject to the discussion below regarding foreign accounts. If a non-U.S. holder is engaged in a trade or business in the United States and dividends with respect to the Common Stock are effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, then although the non-U.S. holder will generally be exempt from the 30% U.S. federal withholding tax, provided certain certification requirements are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on those dividends on a net income basis at regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted under the Code. To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). In the case of a non-U.S. holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. Such holder’s agent will then be required to provide certification to us or our paying agent.

A non-U.S. holder of shares of Common Stock who wishes to claim the benefit of a reduced rate of withholding tax under an applicable treaty must furnish to us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the exemption or reduced rate. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty and does not timely file the required certification, it may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain from a sale, exchange or other disposition of our stock unless: (a) that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder); (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for our Common Stock, and certain other requirements are met. Although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes. Even if we are treated as a United States real property holding corporation, gain realized by a non-U.S. holder on a disposition of our Common Stock will not be subject to U.S. federal income tax so long as: (1) the non-U.S. holder owned, directly, indirectly and constructively, no more than five percent of our Common Stock at all times within the shorter of (x) the five-year period preceding the disposition, or (y) the holder’s holding period, and (2) our Common Stock is regularly traded on an established securities market. Although Nasdaq qualifies as an established securities market, there can be no assurance that our Common Stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our Common Stock exceeds five percent, you will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of your Common Stock may be required to withhold tax with respect to that obligation.

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If a non-U.S. holder is described in clause (a) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on the net gain derived from the disposition at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a rate equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted under the Code. If the non-U.S. holder is an individual described in clause (b) of the preceding paragraph, the non-U.S. holder will generally be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S. source capital losses even though the non-U.S. holder is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding Tax

We report to our non-U.S. holders and the IRS certain information with respect to any dividends we pay on our Common Stock, including the amount of dividends paid during each fiscal year, the name and address of the recipient, and the amount, if any, of tax withheld. All distributions to holders of Common Stock are subject to any applicable withholding. Information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or withholding was reduced by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then-applicable rate (currently, 24%). Backup withholding, however, generally will not apply to distributions on our Common Stock to a non-U.S. holder, provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Backup withholding is not an additional tax but merely an advance payment, which may be credited against the tax liability of persons subject to backup withholding or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

Foreign Accounts

Certain withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. A 30% withholding tax may apply to “withholdable payments” if they are paid to a foreign financial institution or to a non-financial foreign entity, unless (a) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied, or (b) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and other specified requirements are satisfied. “Withholdable payment” generally means any payment of interest, dividends, rents, and certain other types of generally passive income if such payment is from sources within the United States. Treasury regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible withholding under these rules on the gross proceeds from any sale or other disposition of our Common Stock, previously scheduled to apply beginning January 1, 2022. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or comply with comparable requirements under an applicable inter-governmental agreement between the United States and the foreign financial institution’s home jurisdiction. If an investor does not provide the information necessary to comply with these rules, it is possible that distributions to such investor that are attributable to withholdable payments, such as dividends, will be subject to the 30% withholding tax. Holders should consult their own tax advisers regarding the implications of these rules for their investment in our Common Stock.

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LEGAL MATTERS

The validity of the Common Warrant Shares will be passed upon for us by Stradling Yocca Carlson & Rauth LLP, Newport Beach, California.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this prospectus, have been audited by M&K CPAS, PLLC, an independent registered public accounting firm. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the Common Warrant Shares being offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not include all of the information contained in the Registration Statement or the exhibits, schedules and amendments to the Registration Statement. For further information with respect to us and our securities, we refer you to the Registration Statement and to the exhibits and schedules to the Registration Statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. If a contract or other document has been filed as an exhibit to the Registration Statement, please see the copy of the contract or other document that has been filed. Each statement in this prospectus relating to a contract or other document filed as an exhibit is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov and on our website at expion360.com. Information contained on or accessible through our website or linked therein or otherwise connected thereto does not constitute part of nor is it incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only. You may inspect a copy of the Registration Statement through the SEC’s website, as provided herein.

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82

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Expion360 Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Expion360 Inc. (the Company) as of December 31, 2023 and 2022, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered a net loss from operations and used cash in operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Equity Transactions

As discussed in Note 11 to the financial statements, the Company issues options and warrants. The proper valuation of options and warrants requires significant management judgement in determining the volatility and method used to calculate the option and warrant values.

To evaluate the appropriateness of the model and estimates determined by management, we examined and evaluated the model, and the time period and stock prices used in determining the valuation of the options and warrants issued.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2021.

The Woodlands, TX

March 28, 2024

Expion360 Inc.

Balance Sheets

	As of December 31,
	2023	2022
Assets
Current Assets
Cash and cash equivalents	$3,932,698	$7,201,244
Accounts receivable, net	154,935	298,035
Inventory	3,825,390	4,530,136
Prepaid/in-transit inventory	163,948	141,611
Prepaid expenses and other current assets	189,418	171,791
Total current assets	8,266,389	12,342,817

Property and equipment	1,348,326	1,394,619
Accumulated depreciation	(430,295)	(250,861)
Property and equipment, net	918,031	1,143,758

Other Assets
Operating leases - right-of-use asset	2,662,015	3,148,455
Deposits	58,896	63,901
Total other assets	2,720,911	3,212,356
Total assets	$11,905,331	$16,698,931

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$286,985	$230,250
Customer deposits	17,423	58
Accrued expenses and other current liabilities	292,515	306,164
Convertible note	2,082,856	—
Current portion of operating lease liability	522,764	465,055
Current portion of stockholder promissory notes	762,500	500,000
Current portion of long-term debt	50,839	71,426
Total current liabilities	4,015,882	1,572,953

Long-term debt, net of current portion and discount	298,442	439,049
Operating lease liability, net of current portion	2,241,325	2,754,964
Stockholder promissory notes, net of current portion	—	325,000
Total liabilities	$6,555,649	$5,091,966

Stockholders’ equity
Preferred stock, par value $.001; 20,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.001; 200,000,000 shares authorized; 6,922,912 and 6,802,464 issued and outstanding as of December 31, 2023 and 2022, respectively	6,923	6,802
Additional paid-in capital	26,438,524	25,239,654
Accumulated deficit	(21,095,765)	(13,639,491)
Total stockholders’ equity	5,349,682	11,606,965
Total liabilities and stockholders’ equity	$11,905,331	$16,698,931

The accompanying notes are an integral part of these financial statements.

Expion360 Inc.

Statements of Operations

	For the Years Ended December 31,
	2023	2022
Sales, net	$5,981,134	$7,162,837
Cost of sales	4,405,611	4,874,392
Gross profit	1,575,523	2,288,445
Selling, general and administrative	8,745,135	8,241,859
Loss from operations	(7,169,612)	(5,953,414)

Other (Income) / Expense
Interest income	(125,854)	(239)
Interest expense	124,511	1,605,916
(Gain) / Loss on sale of property and equipment	3,426	(13,312)
Settlement expense	281,680	—
Other income	(394)	(389)
Total other (income) / expense	283,369	1,591,976
Loss before taxes	(7,452,981)	(7,545,390)

Tax (income) / expense	3,293	(8,850)
Net loss	$(7,456,274)	$(7,536,540)

Net loss per share (basic and diluted)	$(1.08)	$(1.23)
Weighted-average number of common shares outstanding	6,887,985	6,135,938

The accompanying notes are an integral part of these financial statements.

Expion360 Inc.

Statements of Stockholders’ Equity (Deficit) for Years Ended December 31, 2023 and 2022

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at December 31, 2021	4,300,000	$4,300	$8,355,140	$(6,102,951)	$2,256,489
Issuance of shares, initial public offering, net of issuance costs	2,466,750	2,466	14,770,021	—	14,772,487
Issuance of shares in exchange for IPO services	35,714	36	(36)	—	—
Issuance of stock options	—	—	2,114,529	—	2,114,529
Issuance of stock options	—	—	—	—	—
Net loss	—	—	—	(7,536,540)	(7,536,540)
Balance at December 31, 2022	6,802,464	$6,802	$25,239,654	$(13,639,491)	$11,606,965
Proceeds received from cashless exercise of warrants	41,253	41	(65)	—	(23)
Proceeds received from cash exercise of warrants	15,000	15	49,785	—	49,800
Stock issued as a result of litigation settlement	52,000	52	251,628	—	251,680
Issuance of warrants	—	—	65,045	—	65,045
Issuance of stock options	—	—	371,071	—	371,071
Issuance of RSUs	—	—	124,249	—	124,249
Settlement of vested RSUs	12,195	12	(12)	—	—
Issuance of common stock in exchange for short-term loan costs	—	—	337,169	—	337,169
Net loss	—	—	—	(7,456,274)	(7,456,274)
Balance at December 31, 2023	6,922,912	$6,923	$26,438,524	$(21,095,765)	$5,349,682

The accompanying notes are an integral part of these financial statements.

Expion360 Inc.
Statements of Cash Flows

	For the Years Ended December 31,
	2023	2022
Cash flows from operating activities

Net loss	$(7,456,274)	$(7,536,540)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	205,723	164,767
Amortization of debt discount (sale of future revenues)	—	295
Amortization of debt discount - notes	—	1,196,843
(Gain) / Loss on sale of property and equipment	3,426	(13,312)
Increase / (Decrease) in allowance for doubtful accounts	(18,804)	18,804
Stock-based settlement	251,680
Stock-based compensation	560,365	2,114,529

Changes in operating assets and liabilities:
Decrease in accounts receivable	161,904	458,322
(Increase) / Decrease in inventory	704,746	(2,478,256)
(Increase) / Decrease in prepaid/in-transit inventory	(22,338)	939,614
(Increase) in prepaid expenses and other current assets	(17,626)	(100,088)
Decrease in deposits	5,005	—
Increase / (Decrease) in accounts payable	56,735	(3,792)
Increase / (Decrease) in customer deposits	17,365	(436,590)
Increase / (Decrease) in accrued expenses and other current liabilities	(13,649)	165,546
Increase in right-of-use assets and lease liabilities	30,510	41,286
Net cash used in operating activities	(5,531,232)	(5,468,572)

Cash flows from investing activities
Purchases of property and equipment	(20,170)	(567,370)
Net proceeds from sale of property and equipment	36,748	51,678
Net cash provided by / (used in) investing activities	16,578	(515,692)

Cash flows from financing activities
Proceeds from / (payments on) line of credit and short-term revolving loans	—	(550,000)
Convertible note	2,420,025	—
Principal payments on long-term debt	(161,194)	(1,798,420)
Principal payments on stockholder promissory notes	(62,500)	—
Payments on liability for sale of future revenues	—	(11,797)
Proceeds from exercise of warrants	49,800	—
Settlement of fractional shares of cashless warrant exercise	(23)	—
Net proceeds from issuance of common stock	—	14,772,487
Net cash provided by financing activities	2,246,108	12,412,270

Net change in cash and cash equivalents	(3,268,546)	6,428,006
Cash and cash equivalents, beginning	7,201,244	773,238
Cash and cash equivalents, ending	3,932,698	7,201,244

Expion360 Inc.

Statements of Cash Flows - Continued

	For the Years Ended December 31,
Supplemental disclosure of cash flow information:	2023	2022
Cash paid for interest	$121,894	$435,152
Cash paid for franchise taxes	$1,853	$300

Non-cash financing activities:
Acquisition/modification of operating lease right-of-use asset and lease liability	$(13,993)	$2,348,509
Purchases of property and equipment in exchange for long-term debt	$—	$181,430
Purchases of property and equipment in exchange for short-term payable	$—	$170,863
Settlement of RSUs with common stock	$12	$—
Issuance of common stock in exchange for short-term loan costs	$(337,169)	$—

The accompanying notes are an integral part of these financial statements.

NOTES TO THE FINANCIAL STATEMENTS (AUDITED)

1. Organization and Nature of Operations

Expion360 Inc. (formerly Yozamp Products Company, LLC dba Expion360) (the “Company”) was incorporated in the state of Nevada in November 2021. Effective November 1, 2021, the Company converted to a C corporation. Prior to conversion, the Company was a limited liability company (“LLC”) with an indefinite life organized in the State of Oregon in June 2016. The LLC elected to be treated as a Subchapter S corporation effective January 1, 2017. Net profits and losses of the LLC and all distributions were allocated among the members in proportion to the ownership units held. The Original LLC Agreement was amended and restated on January 1, 2021 to add additional members and a non-voting class of member units. Upon conversion to a C corporation, all existing LLC members at the time of conversion were issued shares of the Company’s common stock, par value $0.001 per share and became stockholders of the Company.

The Company designs, assembles, and distributes premium lithium batteries for RV, Marine, Golf, Industrial, Residential, and Off-The-Grid needs. The Company uses lithium iron phosphate (“LiFePO4”) batteries. LiFePO4 batteries are considered a top choice for high energy density, dependability, longevity, and safety, providing the ability to power anything, anywhere.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying audited financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statement presentation. However, the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation have been included.

Unless otherwise noted, all references to shares and stockholders in the accompanying financial statements have been restated retrospectively, to reflect the equity structure of the C corporation as of the beginning of the first period presented.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with current year presentation. These reclassifications had no effect on the reported results of operations.

Going Concern, Liquidity and Capital Resources

The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding before the Company achieves sustainable revenues and profit from operations. The Company expects to continue to incur additional losses for the foreseeable future, and the Company may need to raise additional debt or equity financing to expand its presence in the marketplace, develop new products, achieve operating efficiencies, and accomplish its long-term business plan over the next several years. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

As presented in the accompanying financial statements, the Company has sustained recurring losses and negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern within twelve months after the date that the financial statements for the year ended December 31, 2023 are issued. However, management is working to address its cash flow challenges, including raising additional capital, managing inventory levels, identifying alternative supply chain resources, and managing operational expenses.

Historically, the Company’s growth has been funded through a combination of sales of equity interests, third party debt, and working capital loans. The Company’s sales for 2023 decreased 16.5% compared to sales for 2022, as the overall RV market experienced a severe slowdown. For the year ended December 31, 2023, we received net proceeds of $2,420,025 from issuing commitment shares in exchange for a short-term convertible note, and $49,777 from warrant exercises. On April 1, 2022, the Company completed an initial public offering and listing of its shares on the Nasdaq Stock Market (IPO). Proceeds from the IPO, net of costs, totaled $14,772,487, of which approximately $2,464,000 was used to pay down principal and accrued interest on high interest-bearing debt. The remaining proceeds have thus far and will continue to be used, in part, to stock inventory to keep up with demand and to build in-house assembly lines to improve the cash-flow cycle and help reduce the four-month turnaround that the Company currently experiences from suppliers in Asia. In the first half of 2022, a distribution warehouse was set up in Indiana to better service customers throughout the U.S. and an assembly facility was leased in Redmond, Oregon for future expansion of the in-house assembly lines. Additionally, management has secured a secondary source for lithium iron phosphate cells used in its batteries that is based in Europe, should supply disruption issues with Asia arise. Management believes that these factors will contribute to achieving operating efficiency and profitability. However, there can be no assurance that the Company will be successful in achieving its objectives, including achieving operating efficiency and profitability.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business; however, the above conditions raise substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary materially from the estimates that were used. The Company’s significant accounting estimates include the carrying value of accounts receivable and inventory, the depreciable lives of fixed assets, and stock-based compensation.

Future events, including the extent and the duration of the COVID-19-related economic impacts and their effects, cannot be predicted with certainty and, accordingly, the Company’s accounting estimates require the exercise of judgment.

Cash and Cash Equivalents

The Company considers all cash amounts which are not subject to withdrawal restrictions or penalties and all highly liquid investments purchased with an original maturity of three months or less from the date of purchase to be cash equivalents. The Company maintains its cash balances with high-quality financial institutions located in the United States. Cash accounts are secured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per institution. At times, balances may exceed federally insured limits. Investment accounts are placed in funds consisting of US Treasury-related ultra-short paper, which earned $125,854 during the year ended December 31, 2023. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to any significant credit risk with respect to its cash and cash equivalents. As of December 31, 2023, cash balances exceeded FDIC limits by $2,280,856 and investment accounts totaling $1,125,100 are invested in US Treasury-related ultra-short paper.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, are due within a year or less, and generally do not bear any interest. The Company performs ongoing credit evaluations of its customers and generally requires no collateral. An allowance for uncollectible accounts is recorded to reduce accounts receivable to the estimated amount that will be collected. The allowance is based upon management’s review of the accounts receivable aging and specific identification of potentially uncollectible balances. Recoveries of accounts previously written off and adjustments to the allowance for uncollectible accounts are recorded as adjustments to bad debt expense. There was no allowance for doubtful accounts as of December 31, 2023, as management believed all outstanding amounts to be fully collectible. The allowance for doubtful accounts totaled $18,804 as of December 31, 2022.

Customer Deposits

As of December 31, 2023 and December 31, 2022, the Company had customer deposits totaling $17,423 and $58, respectively.

Inventory

Inventory is stated at the lower of cost (first in, first out) or net realizable value and consists of batteries and accessories, resale items, components, and related landing costs. As of December 31, 2023 and December 31, 2022, the Company had inventory that consisted of finished assemblies totaling $2,967,021 and $3,243,485, respectively, and raw materials (inventory components, parts, and packaging) totaling $858,369 and $1,286,651, respectively. The valuation of inventory includes fixed production overhead costs based on normal capacity of the assembly warehouse.

The Company periodically reviews its inventory for evidence of slow-moving or obsolete inventory and provides for an allowance when considered necessary. The Company determined that no such reserve was necessary as of December 31, 2023 or December 31, 2022. The Company prepays for inventory purchases from foreign suppliers. Prepaid inventory totaled $163,948 and $141,611 at December 31, 2023 and December 31, 2022, respectively, and included inventory in transit where title had passed to the Company but had not yet been physically received.

Vendor and Foreign Concentrations of Inventory Suppliers

During the years ended December 31, 2023 and 2022, approximately 70% and 85%, respectively, of inventory purchases were made from foreign suppliers in Asia. Any adverse change in either the economic or political conditions abroad could negatively impact the Company’s supply chain. The inability to obtain product to meet sales demand could adversely affect results of operations. However, the Company has secured a secondary source for lithium iron phosphate cells used in its batteries from a supplier in Europe, enabling the Company to source materials outside of Asia in the event it becomes necessary to do so.

Property and Equipment

Property and equipment are stated at cost less depreciation calculated on the straight-line basis over the estimated useful lives of the related assets as follows:

Vehicles and transportation equipment	5 - 7 years
Office furniture and equipment	3 - 7 years
Manufacturing equipment	3 - 10 years
Warehouse equipment	3 - 10 years
QA equipment	3 - 10 years
Tooling and molds	5 - 10 years

Leasehold improvements are amortized over the shorter of the lease term or their estimated useful lives.

Betterments, renewals, and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation and amortization applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in the Statements of Operations.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset during the lease term, and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating leases are included in ROU assets, current operating lease liabilities, and long-term operating lease liabilities on the Company’s Balance Sheets. The Company does not have any finance leases.

Lease ROU assets and lease liabilities are initially recognized based on the present value of the future minimum lease payments over the lease term at commencement date calculated using the Company’s incremental borrowing rate applicable to the lease asset, unless the implicit rate is readily determinable. ROU assets also include any lease payments made at or before lease commencement and exclude any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leases with a term of 12 months or less are not recognized on the Company’s Balance Sheet. The Company’s leases do not contain any residual value guarantees. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company accounts for lease and non-lease components as a single lease component for all its leases.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment. When events or circumstances indicate the carrying value of a long-lived asset may be impaired, the Company estimates the future undiscounted cash flows to be derived from the use and eventual disposition of the asset to assess whether or not a potential impairment exists. If the carrying value exceeds the estimate of future undiscounted cash flows, the impairment is calculated as the excess of the carrying value of the asset over the estimate of its fair value. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. No long-lived asset impairment was recognized during the years ended December 31, 2023 or 2022.

Product Warranties

The Company sells the majority of its products to customers along with conditional repair or replacement warranties. The Company’s branded DC mobile chargers are warrantied for two years from the date of sale and its branded VPR 4EVER Classic and Platinum batteries are warrantied at gradually lesser levels over a twelve-year period from date of sale. The Company determines its estimated liability for warranty claims based on the Company’s experience of the amount of claims actually made. Management estimates no liability as of December 31, 2023 and 2022 because, historically, there have been very few claims and costs for repairs or replacement parts have been nominal. It is possible that the Company’s estimate of liability for product liability claims will change in the near term.

Liability for Refunds

The Company does not have a formal return policy but does accept returns under its warranty policies. Returns have historically been minimal. No refund liability was recognized in the year ended December 31, 2022 or December 31, 2023. Revenue is recorded net of this amount. Any returns of discontinued product are not added back to inventory and therefore related costs are nominal and not recorded as an asset.

Revenue Recognition

The Company’s revenue is generated from the sale of products consisting primarily of batteries and accessories. The Company recognizes revenue when control of goods or services is transferred to its customers in an amount that reflects the consideration it is expected to be entitled to in exchange for those goods or services. To determine revenue recognition, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the performance obligation(s) are satisfied. Revenue is recognized upon shipment or delivery to the customer, as that is when the customer obtains control of the promised goods and the Company’s performance obligation is considered satisfied. As such, accounts receivable is recorded at the time of shipment or will call, when the Company’s right to the consideration becomes unconditional and the Company determines there are no uncertainties regarding payment terms or transfer of control.

Concentration of Major Customers

A customer is considered a major customer when net revenue attributable to the customer exceeds 10% of total revenue for the period or outstanding receivable balances exceed 10% of total receivables.

During the year ended December 31, 2023, sales to two customers totaled $1.2 million, comprising approximately 21% of total sales. These customers did not have accounts receivable balances as of December 31, 2023, but four other customers had accounts receivable balances totaling $140,000, representing 90% of total accounts receivable as of December 31, 2023. During the year ended December 31, 2022, sales to three customers totaled $2.9 million, comprising approximately 41% of total sales. One of the customers did not have an accounts receivable balance as of December 31, 2022, and the other two customers had accounts receivable balances representing 43% of total accounts receivable as of December 31, 2022.

Shipping and Handling Costs

Shipping and handling fees billed to customers are classified on the Statement of Operations as “Sales, net” and totaled $70,712 and $23,188 during the years ended December 31, 2023 and 2022, respectively. Shipping and handling costs for shipping product to customers totaled $199,288 and $169,335 during the years ended December 31, 2023 and 2022, respectively, and are classified in selling, general and administrative expense in the accompanying Statements of Operations.

Advertising and Marketing Costs

The Company expenses advertising and marketing costs as incurred. Advertising and marketing expense totaled $559,099 and $239,814 for the years ended December 31, 2023 and 2022, respectively, and is included in selling, general and administrative expense in the accompanying Statements of Operations.

Research and Development

Research and development costs are expensed as incurred. Research and development costs charged to expense amounted to $391,148 and $270,054 for the years ended December 31, 2023 and 2022, respectively, and are included in selling, general and administrative expenses in the accompanying Statements of Operations.

Income Taxes

Effective November 1, 2021, the Company converted from an LLC to a C corporation and, as a result, became subject to corporate federal and state income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of exiting assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. The CARES Act provides sweeping tax changes in response to the COVID-19 pandemic. Some of the more significant provisions are removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and JOBS Act. As of September 30, 2023 and December 31, 2022, the Company has not recorded any income tax provision/(benefit) resulting from the CARES Act, mainly due to the Company’s history of net operating losses.

On December 27, 2020, the United States enacted the Consolidated Appropriations Act of 2021 (the “CAA”). The CAA includes provisions extending certain CARES Act provisions and adds coronavirus relief, tax and health extenders. The Company will continue to evaluate the impact of the CAA and its impact on its financial statements in 2023 and beyond.

Fair Value of Financial Instruments

The Company accounts for its financial assets and liabilities in accordance with ASC Topic 820, Fair Value Measurement. ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value, as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data. These inputs include quoted prices for similar assets or liabilities; quoted market prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as consider counterparty credit risk in the assessment of fair value.

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, short-term revolving loans, stockholder promissory notes, and long-term debt. The fair value of cash and cash equivalents, accounts receivable, accounts payable, and short-term revolving loans approximates their respective carrying values because of the short-term nature of those instruments. The fair value of the stockholder promissory notes, convertible notes, and long-term debt approximates their respective carrying values because the interest rate approximates market rates available to the Company for similar obligations with the same maturities.

Segment Reporting

The Company currently operates in one reportable segment. An operating segment is defined as a component of an enterprise for which discrete financial information is available and is reviewed regularly by the Chief Operating Decision Maker (“CODM”) to evaluate performance and make operating decisions. The Company has identified its CODM as the Chief Executive Officer.

Basic and Diluted Net Loss Per Share

The basic net loss per share is calculated by dividing the net loss by the weighted average number of shares outstanding during the period. Diluted earnings or loss per share adjusts the basic earnings or loss per share for the potentially dilutive impact of securities (e.g., options and warrants).

We calculate basic and diluted net loss per share using the weighted average number of common shares outstanding during the periods presented. In periods of a net loss position, basic and diluted weighted average common shares are the same. For the diluted earnings per share calculation, we adjust the weighted average number of common shares outstanding to include dilutive stock options, warrants, unvested restricted stock units and shares associated with the conversion of any convertible notes or preferred stock, when applicable. We use the if-converted method for calculating any potential dilutive effect of convertible notes and convertible preferred stock on diluted net loss per share.

The following shows the amounts used in computing net loss per share:

	Years Ended December 31,
	2023	2022
Net loss	$(7,456,274)	$(7,536,540)
Weighted average common shares outstanding – basic and diluted	6,887,985	6,135,938
Basic and diluted net loss per share	$(1.08)	$(1.23)

As of December 31, 2023 and 2022, the Company has outstanding warrants, options, and restricted stock units (“RSUs”) convertible into 1,914,415 and 1,717,936 shares of common stock, respectively. The following table sets forth the number of shares excluded from the computation of diluted loss per share, as their inclusion would have been anti-dilutive.

Schedule of anti-dilutive share
	Years ended December 31,
	2023	2022
Warrants	802,830	888,436
Stock options	1,075,000	829,500
RSUs	36,585	—
	1,914,415	1,717,936

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation-Stock Compensation”, which requires compensation costs to be recognized at grant date fair value over the requisite service period of each of the awards. The Company recognizes forfeitures of awards as they occur.

The fair value of stock options is determined using the Black-Scholes-Merton option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding the components of the model, including risk-free interest rate, volatility, expected dividend yield and expected life. Changes to assumptions could cause significant adjustments to the valuation.

New Accounting Pronouncements

In March 2023, the FASB issued ASU 2023-02, “Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method.” This ASU was issued to allow reporting entities to consistently account for equity investments made primarily for the purpose of receiving income tax credits and other income tax benefits. ASU 2023-02 is effective for the Company for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company will adopt this standard effective January 1, 2024, but does not anticipate an impact on the Company’s financial statements or disclosures.

In June 2022, the FASB issued ASU 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” which amends the guidance in Topic 820, Fair Value Measurement, to clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. In addition, the ASU introduces new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. ASU 2022-03 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years for public business entities. The Company adopted this standard, effective January 1, 2024, but does not anticipate an impact on the Company’s financial statements or disclosures.

In July 2023, the FASB issued ASU 2023-03, amending “Presentation of Financial Statements (Topic 205),” “Income Statement - Reporting Comprehensive Income (Topic 220),” “Distinguishing Liabilities from Equity (Topic 480),” “Equity (Topic 505),” and “Compensation - Stock Compensation (Topic 718)”. The Company adopted this standard, effective December 15, 2023.

Accounting Guidance Issued but Not Yet Adopted

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative,” which affects a variety of Topics in the Codification. The Company is currently evaluating the impact of this standard on our financial statements.

3.    Property and Equipment, Net

Property and equipment consist of the following:

	Years Ended December 31,
	2023	2022
Vehicles and transportation equipment	$551,906	$593,097
Leasehold improvements	314,819	314,819
Office furniture and equipment	188,131	188,131
Manufacturing equipment	179,274	179,274
Warehouse equipment	81,164	81,164
QA equipment	33,032	22,142
Tooling and Molds	—	15,992
	1,348,326	1,394,619

Less: accumulated depreciation	(430,295)	(250,861)
Property and equipment, net	$918,031	$1,143,758

Depreciation expense was $205,723 and $164,767 for the years ended December 31, 2023 and 2022, respectively. There were disposals and sales of fixed assets during the years ended December 31, 2023 and 2022 resulting in the net cash received of $36,748 and $51,678, respectively. As a result of disposals and sales of fixed assets, the Company recognized a loss of $3,426 during the year ended December 31, 2023 and a gain of $13,312 during the year ended December 31, 2022.

4.    Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	Years Ended December 31,
	2023	2022

Accrued salaries and payroll liabilities	$225,685	$169,337
Rebate liability	31,411	26,015
Commissions	12,608	9,720
Franchise tax	5,262	400
Deferred income and deposit (sublease)	4,445	14,168
Accrued interest	2,839	222
Other	10,265	86,302
Accrued expenses and other current liabilities	$292,515	$306,164

5. Liabilities for Sale of Future Revenues

On December 8, 2020 and January 26, 2021, Reliant Funding, under two separate ACH Total Receipts Purchase Agreements (“Purchase Agreements”), purchased a 50% interest in the Company’s future revenues for a total aggregate purchase price of $250,000. Pursuant to the terms of the Purchase Agreements, the purchased percentage continued to be owned by Reliant Funding, until the Company paid the full purchased amount of $349,750. Repayment of the purchased amount was achieved through 252 daily bank account withdrawals of $1,388 through December 15, 2021 and $694 thereafter through January 26, 2022. There were no payments made in the year ended December 31, 2023. During the year ended December 31, 2022, the company repaid a total of $11,797, including $295 of interest. Interest was recognized at an effective annual interest rate of approximately 71%. The Purchase Agreements were secured by substantially all of the assets of the Company. As of December 31, 2023 and 2022, the Company had no remaining liability related to the Purchase Agreements.

6. Short-Term Revolving Loans

In 2020, the Company received funds under four unsecured Working Capital Loan Agreements (“WC Loans”). As of December 31, 2022, the loans had been repaid and a balance of $0 was outstanding. Under the WC Loan Agreements and in accordance with the modified terms, the Company was subject to monthly extended maturity interest of one percent on the ending outstanding monthly balance which increased one percent for each month beyond the extended maturity date. The WC Loans were repaid in full in April 2022.

The terms of each WC Loan are summarized below:

·	$200,000 limit - dated March 22, 2020; monthly interest-only payments at 15% annual interest; principal due 12 months from date of issue. This note was modified effective January 1, 2021 to extend the maturity date to December 31, 2021. The Company paid $50,000 towards the principal balance in November 2021. The balance of $150,000 was paid in full in April 2022 (see below).
·	$400,000 limit - dated August 31, 2020; monthly interest-only payments at 10% annual interest; pursuant to the WC Loan, the maturity was to be determined by mutual agreement and was to be at least 30 days after a maturity date is agreed upon. The note was modified effective January 1, 2021 to establish a maturity date of December 31, 2021, and was paid in full in April 2022 (see below).

All fees incurred in connection with obtaining and modifying these agreements were nominal and, given the short-term maturity of one year, were expensed as incurred. There was no accounting impact to the financial statements related to the modifications.

7. Long-Term Debt

Long-term debt consisted of the following at December 31, 2023 and 2022:

	As of December 31,
	2023	2022
Senior secured promissory notes - various investors. Monthly payments of interest only at 10% plus deferred interest of 5% accrued monthly to be paid at maturity. A minimum of one year interest is due at maturity. Matures the earlier of (a) May 15, 2023, (b) the closing of a qualified subsequent financing or (c) the closing of a change of control. The notes are senior to all other debt and are secured by substantially all assets of the Company. The notes included detachable warrants to purchase 482,268 shares of common stock at an exercise price of $3.32 per share (see Note 11, Stockholders’ Equity). Debt issuance costs and discount totaling $1,287,160 at date of issuance were being amortized and recognized as additional interest expense over the term of the notes using the straight-line method because it was not substantially different from the effective interest rate method. We determined the expected life of the notes to be the contractual term. Interest expense related to these notes includes amortization of debt issuance costs and discount in the amount of $0 and $1,196,843, respectively, for the years ended December 31, 2023 and 2022, respectively. The notes were paid in full in April 2022.	$—	$—
Note payable - bank. Payable in monthly installments of $332, including interest at 5.8% per annum, due August 2025, secured by equipment and personally guaranteed by a co-founder.	6,317	9,825
Note payable - credit union. Payable in monthly installments of $508, including interest at 5.45% per annum, due July 2026, secured by a vehicle and personally guaranteed by a co-founder. This note was paid in full in March 2024.	14,196	19,364
Note payable - SBA. Economic Injury Disaster Loan payable in monthly installments of $731, including interest at 3.75% per annum, due May 2050, and personally guaranteed by a co-founder.	146,926	150,114
Note payable - individual. Monthly payments of interest only at 10% per annum, matured December 31, 2021 resulting in the entire principal balance recorded in current portion of long-term debt on the accompanying Balance Sheets for the year ending December 31, 2021; pursuant to the note, the past due balance is subject to 1% additional monthly interest which increases one percent for each month beyond maturity date, unsecured. The Company remained in compliance with the extended maturity interest payments and paid the note in full in April 2022.	—	—
Note payable - finance company. Payable in monthly installments of $994, including interest at 8.5% per annum, due July 2026, secured by a vehicle and personally guaranteed by a stockholder. The Note was paid in full September 2022.	—	—
Note payable - finance company. Payable in monthly installments of $2,204, including interest at 11.21% per annum, due August 2026, secured by a vehicle and personally guaranteed by a co-founder. The note was paid in full January 2023.	—	79,963
Notes payable - The Company has acquired six notes payable to GM Financial for vehicles. In April 2022, the Company secured a commercial line up to $300,000 to be used to finance vehicle purchases. The agreement expired in April 2023 but was renewed for a commercial line up to $350,000 and prevailing GM Financial existing term notes will remain. The new agreement expires in April 2024. One note was paid off when the corresponding vehicle was sold in May 2023, so there are five notes remaining at December 31, 2023. The notes are currently payable in aggregate monthly installments of $4,084, including interest at rates ranging from 5.89% to 7.29% per annum, mature at various dates from October 2027 to May of 2028, and are secured by the related vehicles. Two of the notes are personally guaranteed by a co-founder. Two of the notes were paid in full in February 2024; these notes had a combined principal balance of $72,115 as of December 31, 2023.	181,842	251,209
Total	$349,281	$510,475
Less current portion	(50,839)	(71,426)
Long-term debt, net of unamortized debt discount and current portion	$298,442	$439,049

Future maturities of long-term debt are as follows:

Years Ending December 31,
2024	$50,839
2025	52,760
2026	50,256
2027	48,585
2028	17,826
Thereafter	129,015
Total	$349,281

8. Stockholder Promissory Notes

As of December 31, 2023 and December 31, 2022, the Company had an outstanding principal balance of $762,500 and $825,000 due to stockholders under unsecured Promissory Notes Agreements (“Notes”). The Notes require monthly interest-only payments at 10% per annum. The Notes mature at various dates from January 2024to December 2024 as follows: January 2024 - $62,500; August 2024 - $500,000; and December 2024 - $200,000. One note, for $500,000, originally had a maturity date of August 2023, but an agreement signed on June 30, 2023 extended the maturity date to August 2024.

Interest paid to the stockholders under the Notes totaled $82,508 and $82,508 during the years ended December 31, 2023 and 2022, respectively. There was no accrued interest as of December 31, 2023 or 2022 related to these Notes.

9. Convertible Note and Equity Line of Credit

Convertible Note Financing

On December 27, 2023, the Company entered into a securities purchase agreement (the “Note Purchase Agreement”) with 3i, LP (“3i”), pursuant to which the Company sold and 3i purchased: (i) a senior unsecured convertible note we issued in the aggregate principal amount of $2,750,000, with an 10.0% original issue discount and an interest rate of 9.0% per annum (the “3i Note”), (ii) up to $247,500 in newly issued shares of Common Stock (the “Interest Shares”), which may be payable, at the Company’s option and subject to the fulfillment of certain conditions set forth in the 3i Note, to satisfy interest payments under the 3i Note, and 63,497 shares of Common Stock, which is equal to $300,000 of shares of Common Stock calculated as of the date of the Note Purchase Agreement issued to 3i as consideration for its commitment to purchase the 3i Note (collectively, the “Convertible Note Financing”). The gross proceeds to the Company from the Convertible Note Financing were $2.5 million, prior to the payment of legal fees and transaction expenses. The offering of securities in the Convertible Note Financing was made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-272956), which the Company filed with the SEC on June 27, 2023 and was declared effective on July 10, 2023.

Unless earlier converted or redeemed, the 3i Note will mature on December 27, 2024, the date that is the one-year anniversary of the issuance date of the note, provided that 3i may, at its option, extend the maturity date of the 3i Note if (i) an event of default under the note has occurred and is continuing (or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the note), or (ii) for a period of 20 business days after the consummation of a Fundamental Transaction (as defined in the 3i Note) if certain events occur.

Upon the sale of any shares of Common Stock under the Equity Line of Credit (as defined below), 3i may require the Company to (i) redeem in cash all, or any portion, of the 3i Note at a five percent (5.0%) redemption premium to the greater of the face value and the equity value of Common Stock underlying the 3i Note, and (ii) use up to fifty percent (50.0%) of the gross proceeds raised from such sales under the Equity Line of Credit to redeem in cash all, or any portion, of the 3i Note.

Equity Line Purchase Agreement

On December 27, 2023, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) with Tumim Stone Capital, LLC (“Tumim”), pursuant to which the Company has the right, but not the obligation, to sell to Tumim, and Tumim is obligated to purchase, up to the lesser of (a) $20,000,000 in aggregate gross purchase price of newly issued Common Stock and (b) the Exchange Cap (as defined in the Common Stock Purchase Agreement) (the “Equity Line of Credit” and, such financing, the “Equity Line of Credit Financing”). In connection with the Equity Line of Credit Financing, we filed a Registration Statement on Form S-1 (File No. 333-276663) with the SEC on January 23, 2024, which was declared effective on February 9, 2024.

10. Commitments and Contingencies

Operating Leases

The Company leases its warehouses and office space under long-term lease arrangements. None of its leases include characteristics specified in ASC 842, Leases, that require classification as financing leases, and accordingly, these leases are accounted for as operating leases. The Company does not recognize a right-of-use asset and lease liability for short term leases, which have terms of 12 months or less. For longer-term lease arrangements that are recognized on the Company’s Balance Sheet, the right-of-use asset and lease liability are initially measured at the commencement date based upon the present values of the lease payments due under the leases.

The implicit interest rates of the Company’s lease arrangements are generally not readily determinable and as such, the Company applies an incremental borrowing rate, which is established based upon the information available at the lease commencement date, to determine the present value of lease payments due under the arrangement. Under ASC 842, the incremental borrowing rate (“IBR”) for leases must be (1) a rate of interest over a similar term, and (2) for an amount that is equal to the lease payments. The Company uses both the Federal Reserve Economic Data U.S. corporate debt effective yield and the U.S. Treasury rates adjusted for credit spread as the primary data points for purposes of determining the IBR.

In the first quarter of 2022, the Company entered into two new long-term, non-cancelable operating lease agreements for office and warehouse space resulting in the Company recognizing an additional lease liability totaling of $2,348,509, representing the present value of the lease payments discounted using an effective interest rate of 8.07% and 8.86%, and corresponding right-of-use assets of $2,348,509. The leases expire in December 2026 and December 2028. The second lease contains one three-year option to renew. The lease is guaranteed by a co-founder.

In the first quarter of 2021, the Company entered into a long-term, non-cancelable operating lease agreement for office and warehouse space resulting in the Company recognizing an additional lease liability totaling of $1,268,089, representing the present value of the lease payments discounted using an effective interest rate of 7.47% and a corresponding right-of-use asset of $1,268,089. The lease expires in January 2028 and contains one three-year option to renew. The lease is guaranteed by a co-founder.

The Company has two other leases-one that expired in January 2023 and one that expires in February 2025. The leases generally provide for annual increases based on a fixed amount and generally require the Company to pay real estate taxes, insurance, and repairs. Both leases are guaranteed by a co-founder.

The following is a summary of total lease costs for the years ending December 31, 2023 and 2022:

	Years Ended December 31,
	2023	2022
Operating lease cost	$749,975	$760,743
Short-term lease costs	150	3,527
Variable lease costs	—	—
Sublease income	(49,916)	(123,386)
Total	$800,041	$640,884

The weighted-average remaining lease term was 4.54 years and 5.49 years as of December 31, 2023 and 2022, respectively. The weighted average discount rate was 8.47% and 8.48%, as of December 31, 2023 and 2022, respectively. Operating cash flows from the operating leases totaled $441,937 and $440,139 for the years ended December 31, 2023 and 2022, respectively.

The total lease liability as of December 31, 2023 and 2022 was $2,764,089 and $3,220,019, respectively.

The following is a maturity analysis of the annual undiscounted cash flows of the operating lease liabilities as of December 31, 2023, for the years ending December 31:

Total
2024	$736,185
2025	719,604
2026	732,061
2027	694,040
2028	471,735
Thereafter	-
Total future minimum lease payments	3,353,625
Less imputed interest	(589,536)
Total	$2,764,089

Current lease liability	$522,764
Noncurrent lease liability	2,241,324
Total	$2,764,089

Subleases

As of December 31, 2023, the Company subleases office and warehouse space under one of its existing operating leases with similar terms as the Company’s lease agreements. Two additional leases ended in February, 2023. Because the Company is not relieved of its primary obligations under the original lease, the Company accounts for the subleases as a lessor. Sublease rental income is recorded based on the contractual rental payments which are not substantially different from recognition on a straight-line basis over the lease term and totaled $49,916 and $123,386 during the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, deferred income and a sublease deposit totaled $4,445 and $14,168, respectively, and is included in accrued expenses and other current liabilities on the accompanying Balance Sheets.

The following are the total future minimum sublease payments as of December 31, 2023:

Years ending December 31,
2024	$42,804
2025	7,169
2026	-
Total future minimum lease payments	$49,973

Litigation

The Company may be involved from time to time in litigation or claims arising in the ordinary course of its business. While the ultimate liability, if any, arising from these claims cannot be determined with certainty, the Company believes that the resolution of any such matters will not likely have a material adverse effect on the Company’s financial statements.

On November 22, 2022, the Company received notice of a complaint (the “Complaint”) filed against it in Oregon state court by Ravi Sinha. The Complaint alleged, inter alia, that Mr. Sinha was entitled to 282,284 shares of the Company’s common stock, or in the alternative, $300,000 plus interest in connection with services he previously rendered the Company as its chief executive officer. On March 21, 2023, the Company entered into a settlement agreement with Mr. Sinha, and the matter has been resolved with $30,000 cash and the issuance of 52,000 shares of common stock at the closing price of $4.84 per share on March 31, 2023, for a total settlement value of $281,680 (see Note 11, Stockholders’ Equity).

11. Stockholders’ Equity

The Company is authorized to issue an aggregate of 220,000,000 shares of capital stock, par value $0.001 per share, consisting of 200,000,000 shares of common stock and 20,000,000 shares of preferred stock. On March 31, 2023, at the closing price of $4.84 per share, the Company issued 52,000 shares of common stock as part of the settlement agreement with Mr. Sinha dated March 21, 2023, for a total value of $251,680. As of December 31, 2023 and December 31, 2022, 6,922,912 and 6,802,464 shares, respectively, of common stock were issued and outstanding. No shares of preferred stock have been issued.

A holder of common stock is entitled to one vote for each share of common stock. The holders of common stock have no conversion, redemption or preemptive rights and shall be entitled to receive dividends when, as, and if declared by the board of directors. Upon dissolution, liquidation, or winding up of the Company, after payment or provision for payment of debts and other liabilities of the Company, subject to the rights, if any, of the holders of any class or series stock having a preference over the right to participate with common stock with respect to the distribution of assets of the Company upon such dissolution, liquidation, or winding up of the Company, the holders of common stock shall be entitled to receive the remaining assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares of common stock held.

Since no shares of preferred stock have been issued, no rights and privileges of preferred stockholders have been defined.

Initial Public Offering

On April 1, 2022, the Company completed an initial public offering (“IPO”). A total of 2,466,750 shares of common stock were sold at $7.00 per share in the IPO, for total gross proceeds of $17,267,250. The Company incurred IPO costs of $2,494,763 resulting in net proceeds of $14,772,487. Additionally, during the year ended December 31, 2022, the Company issued 35,714 shares of common stock at $7.00 per share to an outside third party in exchange for IPO services. The fair value of the shares of $249,998 were recorded as an increase to common stock of $36 (35,714 shares at $.001 par value) and additional paid in capital of $249,962 and a corresponding reduction to additional paid in capital of $249,998, resulting in a net decrease in additional paid in capital of $36.

Warrants/Options

On August 10, 2023, the Company issued 25,000 warrants to their investor relations firm in accordance with a letter of engagement signed July 22, 2022, to purchase 25,000 shares of common stock at an exercise price of $5.00 per share. The warrants expire two years from the date of grant on August 9, 2025. The fair value of the warrants was determined at date of issuance using the Black-Scholes option-pricing model and following assumptions: per share price of common stock on date of grant $5.20, expected dividend yield of 0%, expected volatility of 88%, risk-free interest rate of 4.82% and expected life based on contractual life of two years. The fair value of $65,045 was recorded as an increase in additional paid-in capital and expensed to Legal and Professional Services.

On April 1, 2022, the Company issued warrants to IPO underwriters to purchase 599 shares of common stock at an exercise price of $9.10 per share. The warrants are exercisable 180 days after the date of grant on September 27, 2022 and expire five years from the date of grant on March 31, 2027. The fair value of the warrants was determined at date of issuance using the Black-Scholes option-pricing model and the following assumptions: per share price of common stock on date of grant of $7.00, expected dividend yield of 0%, expected volatility of 110.03%, risk-free interest rate of 2.55% and expected life based on contractual life of five years. The fair value of $916,238 was recorded as an increase in additional-paid-in capital and a reduction to additional paid-in capital since the warrants were issued as IPO fees to underwriters, resulting in a zero impact to additional paid-in capital.

During the year ended December 31, 2023, 15,000 warrants exercisable at $3.32 per share were exercised on a cash basis which resulted in the issuance of 15,000 shares of common stock. In addition, 22,606 warrants exercisable at $3.32 per share were exercised using the cashless conversion option, which resulted in the issuance of 10,151 shares of common stock. This leaves 521,825 warrants remaining with an exercise price of $3.32.

During the year ended December 31, 2023, 73,000 warrants exercisable at $2.90 per share were exercised using the cashless conversion option which resulted in the issuance of 31,102 shares of common stock. This leaves 78,000 warrants remaining with an exercise price of $2.90.

As of December 31, 2023 and December 31, 2022, a total of 772,830 and 858,436 warrants were issued and outstanding, respectively. As of December 31, 2023 and December 31, 2022, a total of 30,000 options, which were not issued under a specified plan, were outstanding. As of December 31, 2023, below is a summary of the various warrants/options issued and outstanding:

Number of Warrants/Non-Plan Options	Exercise Price	Weighted Average Remaining Life (Yrs)
25,000	$5.00	1.61
521,825	$3.32	7.90
78,000	$2.90	0.86
30,000	$3.32	0.86
148,005	$9.10	3.25
802,830

Stock Option Plans

As of December 31, 2023, the Company had adopted two stock-based compensation plans, the 2021 Incentive Award Plan and the 2021 Employee Stock Purchase Plan, both of which are described below and became effective upon the initial public offering. On May 2, 2022, the Company granted 829,500 options and on August 23, 2023, the Company granted 245,500 options and 48,780 restricted stock units (“RSUs”) under the 2021 Incentive Award Plan. On October 31, 2023, 12,195 RSUs became fully vested. No shares have been issued to date under the 2021 Employee Stock Purchase Plan. The compensation cost that has been charged against operations was $2,114,529 for the year ended December 31, 2022 and $495,320 for the year ended December 31, 2023.

2021 Incentive Award Plan

The purpose of the Company’s 2021 Incentive Award Plan is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Various stock-based awards may be granted under the 2021 Incentive Award Plan to eligible employees, consultants, and non-employee directors. The number of shares issued under the 2021 Incentive Award Plan is subject to limits and is adjusted annually. No more than 1,000,000 shares may be issued pursuant to the exercise of incentive stock options. The aggregate share limit will be subject to an annual increase on the first day of each calendar year ending on and including January 1, 2031, by a number of shares equal to the lesser of (i) a number equal to 5% of the aggregate number of shares of the Company's common stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the Company's board or committee. As of December 31, 2023, the aggregate number of shares that can be issued under the 2021 Incentive Award Plan is 1,199,623, of which 1,075,000 options and 48,780 RSUs have been granted. The number of shares granted, the exercise price, and the terms will be determined at date of grant; however, the exercise price shall not be less than 100% of the fair value on the grant date (110% for options granted to greater than 10% stockholders, except for options granted to Mr. Yozamp in August 2023, which were at 100%) and the term shall not exceed ten years.

2021 Employee Stock Purchase Plan

The purpose of the Company’s 2021 Employee Stock Purchase Plan is to assist eligible employees of the Company in acquiring a stock ownership in the Company and to help such employees provide for their future security and to encourage them to remain in the employment of the Company. The 2021 Employee Stock Purchase Plan consists of a Section 423 Component and Non-Section 423 Component. The Section 423 Component is intended to qualify as an employee stock purchase plan and also authorizes the grant of options. Options granted under the Non-Section 423 Component shall be granted pursuant to separate offerings containing sub-plans. The Company may make one or more offerings under the 2021 Employee Stock Purchase Plan. The duration and timing of each offering period may be established or changed by the board, but in no event may an offering period exceed 27 months and in no event may the purchase period for the option exceed the duration of the offering period under which it is established. On each exercise date for an offering period, each participant shall automatically be deemed to have exercised the option to purchase the largest number of whole shares which can be purchased under the offering. Option awards are generally granted with an exercise price equal to 85% of the lesser of the fair market value of a share on (a) the applicable grant date and (b) the applicable exercise date, or such other price as designated by the administrator, provided that in no event shall the option price be less that the per share par value price. The maximum number of shares granted under the 2021 Employee Stock Purchase Plan shall not exceed 2,500,000 shares.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model. The option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. Expected volatility was calculated based upon similar traded companies’ historical share price movements as adequate historical experience is not available to provide a reasonable estimate. Expected term is calculated based on the simplified method as adequate historical experience is not available to provide a reasonable estimate. The simplified method will continue to apply until enough historical experience is available to provide a reasonable estimate of the expected term. The risk-free interest rate is calculated based on the yield from U.S. Treasury zero-coupon bonds with an equivalent term. The Company has historically not paid dividends and have no foreseeable plans to pay dividends.

The Company has computed the fair value of all options granted during the year ended December 31, 2022 using the following assumptions:

Expected volatility	109.48% - 113.32%
Expected dividends	None
Expected term (in years)	2.5 - 5.01
Risk free rate	2.83% - 3.01%

The Company has computed the fair value of the 245,500 options granted during the year ended December 31, 2023 using the following assumptions:

Expected volatility	105.27%
Expected dividends	None
Expected term (in years)	6.0
Risk free rate	4.33%

The following table summarizes the Company’s stock option activity under the 2021 Incentive Award Plan:

(in thousands except number of options and per options data)	Number of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at beginning of period	829,500	$3.43	-	$1,622,855
Granted	245,500	4.92	-	115,385
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding at end of period	1,075,000	$3.77	9.39	$1,738,240
Exercisable at end of period	929,165	$3.59	9.35	$1,669,697

During the years ended December 31, 2023 and 2022, the weighted-average grant-date fair value of the options granted to employees and non-employees was $998,915 and $2,114,552, respectively. Unrecognized compensation expense related to employees and non-employees was $627,844 as of December 31, 2023. The options granted in May 2022 were vested 100% at time of grant. The options granted in August 2023 began to vest in equal quarterly installments beginning September 30, 2023 and ending June 30, 2026.

The following table summarizes the Company’s RSU activity under the 2021 Incentive Award Plan:

(in thousands except number of options and per options data)	Number of restricted stock awards		Weighted average grant-date fair value
Nonvested at beginning of year	-	$	-
Granted	48,780		239,998
Vested	12,195		59,999
Forfeited	-		-
Nonvested at end of year	36,585	$	179,998

There was $115,748 of total unrecognized compensation cost related to non-vested RSUs that are expected to be recognized over a period of up to 0.70 years.

Common Stock Reserved for Future Issuance

The following is a summary of common stock shares reserved for future issuance as of December 31, 2023:

Exercise of warrants	772,830
Exercise of options unrelated to any Plan	30,000
Exercise of stock options - 2021 Incentive Award Plan	1,075,000
Exercise of restricted stock units - 2021 Incentive Award Plan	36,585
Total shares of common stock reserved for future issuances	1,914,415

12. Income Taxes

Our losses before income taxes for the years ended December 31, 2023 and 2022 were generated primarily from U.S. operations.

We have no current or deferred provision for income taxes from continuing operations for the years ended December 31, 2023 and 2022.

The significant differences between the U.S. Federal statutory rate and our effective rate for financial reporting purposes are as follows:

	Years Ended December 31,
	2023	2022
Federal statutory tax rate	(21.0)%	(21.0)%
State taxes, net of federal tax benefit	(4.9)	(5.3)
Change in valuation allowance	19.9	26.4
NQSO Comp - Other	2.2	0.0
EQ Comp - Other	0.0	0.0
True-up Adjustment	3.8	(0.1)
Effective tax rate	-%	-%

	As of December 31,
	2023	2022
Current:
Federal	$-	$-
State Franchise Fees	3,293	(8,850)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows for the year ended December 31, 2023 and two months ended December 31, 2022.

Deferred income tax assets and liabilities consist of the following:

	As of December 31,
	2023	2022
Deferred tax assets:
Net Operating Losses	$3,434,559	$1,719,889
Stock-based compensation	153,692	444,051
Depreciation	61,547	(4,605)
Other	120,072	424,675
Subtotal	3,769,870	2,584,010
Valuation allowance	(3,769,870)	(2,584,010)
Deferred tax liabilities:
Net deferred tax asset	$—	$—

For financial reporting purposes, the Company incurred losses for the year ended December 31, 2023 and December 31, 2022 and for each period since inception. Accordingly, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2023, the Company had approximately $13,101,961 of federal and state net operating losses.

A reconciliation between the amount of income tax benefit determined by applying the U.S statutory income tax rate to pre-tax loss is as follows:

	As of December 31,
	2023	2022
Income tax provision at federal statutory rate	$(1,565,126)	$(1,584,531)
State taxes	(361,328)	(399,174)
Stock-based compensation	163,170	—
Penalties and fines	22	—
Other	283,876	(8,964)
Valuation allowance	1,479,386	1,992,669
Net deferred tax asset	$—	$—

Tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more-likely-than-not recognition threshold it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The aggregate changes in the balance of gross unrecognized tax benefits, which excludes penalties and interest, for the year ended December 31, 2023 is zero.

The Company is subject to taxation in the United States and Oregon. There are no ongoing examinations by taxing authorities at this time. The Company’s various tax years 2017 through 2023 remain open for examination by various taxing jurisdictions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2023, the Company has not accrued any penalties or interest related to uncertain tax positions.

In anticipation of an initial public offering, the Company converted from a limited liability company to a C corporation, a taxable entity, effective November 1, 2021.

For the year ended December 31, 2023, the Company accrued $1,840 for state minimum income taxes, and did not accrue federal income taxes due to net losses in 2023. For the year ended December 31, 2022 the Company reversed the 2021 accrual of $9,300 and accrued only $450 for state income taxes, as we do not anticipate owing more than the minimum state income taxes for 2022.

Since converting to a C corporation, the Company has incurred losses and consequently recorded no provision for state or federal income taxes for the years ended December 31, 2023 and 2022. The Company maintains a full valuation allowance on all deferred tax assets, as it has concluded that it is more likely than not that these assets will not be realized. As of December 31, 2023 and December 31, 2022, there were no material unrecognized tax benefits included in the accompanying balance sheets that would, if recognized, affect the effective tax rate.

13. 401(k) Plan

The Company adopted a 401(k) Plan (“Plan”) for the benefit of its employees. Employees may contribute to the Plan within defined limits as defined by the Internal Revenue Service. Substantially all employees are eligible to participate. The Company has the option to make profit sharing contributions at its discretion. No profit-sharing contributions have been made.

14. Related Party Transactions

As of December 31, 2023 and December 31, 2022, related party transactions consisted of the Notes (see Note 8, Stockholder Promissory Notes).

As of December 31, 2023 and December 31, 2022, related party transactions consisted of accounts payables liability to board members for 2022 board compensation in the amount of $0 and $100,000, respectively.

15. Subsequent Events

The date to which events occurring after December 31, 2023, the date of the most recent balance sheets, have been evaluated for possible adjustment to the financial statements or disclosures is March 28, 2024, which is the date the financial statements were issued.

On January 12, 2024, the Compensation Committee of the Board of Directors approved the satisfactory achievement of certain performance objectives and targets, which resulted in the approval of a payment of an annual bonus for performance during 2023 to each of the Company’s chief executive officer, president, and chief financial officer, in the amounts of $27,040, $27,040, and $18,000, respectively (the “2023 Executive Bonuses”). The 2023 Executive Bonuses were paid in equal parts cash and RSUs, the latter of which were granted and vested in full on January 16, 2024.

On January 12, 2024, the Compensation Committee of the Board of Directors approved the issuance of $12,000 of RSUs to be made to each of the Company’s chief executive officer, president, and chief financial officer in lieu of an annual $12,000 stipend for private office expenses (the “2024 Stipend RSUs”). The 2024 Stipend RSUs were issued on January 16, 2024, and vest in four equal quarterly installments commencing on the date of issuance.

On January 23, 2024, the Company filed a registration statement on Form S-1 related to the resale, from time to time, of up to 1,781,978 shares of Common Stock by Tumim or its permitted transferees or other successors-in-interest in connection with the Equity Line of Credit Financing. Subsequently, there were two amendments filed on January 31, 2024 and February 7, 2024, respectively. The Registration Statement on Form S-1 (File No. 333-276663) was declared effective February 9, 2024. As of March 25, 2024, the Company has sold 38,224 shares of Common Stock to Tumim under the Common Stock Purchase Agreement.

On January 23, 2024 the Company paid off a stockholder note payable with principal due of $62,500, along with the remaining interest due.

In February 2024, the Company had 7,535 cashless warrants exercised resulting in 1,606 additional shares of common stock issued.

On February 29, 2024, the Company sold two trucks and paid off combined principal of $72,115 for the corresponding notes payable, as well as interest and fees.

On March 11, 2024, the Company sold another truck and paid off the principal of $14,196 for the corresponding note payable, as well as interest and fees.

On March 11, 2024, the Compensation Committee of the Board of Directors approved the grant to certain employees of the Company of an aggregate 104,500 nonqualified stock options to purchase shares of common stock pursuant to the Company’s 2021 Incentive Award Plan. The options have a term of ten years and vested and became exercisable as to 50% of the underlying shares immediately as of the March 11, 2024 grant date, with the remainder of such shares vesting in 12 equal, consecutive, quarterly installments commencing June 30, 2024.

On March 13, 2024, the Company announced their EX1 SmartTalkTM Bluetooth® batteries were certified UL1973 compliant. These are available in 12.8V configuration, with capacities of 368Ah and 450Ah.

Expion360 Inc.

Balance Sheets

	September 30, 2024 (unaudited)	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$3,325,177	$3,932,698
Accounts receivable, net	438,572	154,935
Inventory	3,365,292	3,825,390
Prepaid/in-transit inventory	1,361,990	163,948
Prepaid expenses and other current assets	278,445	189,418
Total current assets	8,769,476	8,266,389

Property and equipment	905,428	1,348,326
Accumulated depreciation	(396,094)	(430,295)
Property and equipment, net	509,334	918,031

Other Assets
Operating leases - right-of-use asset	822,694	2,662,015
Deposits	27,471	58,896
Total other assets	850,165	2,720,911
Total assets	$10,128,975	$11,905,331

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$334,632	$286,985
Customer deposits	41,249	17,423
Accrued expenses and other current liabilities	214,499	292,515
Convertible note payable	—	2,082,856
Derivative liability - warrants	5,886,823	—
Current portion of operating lease liability	260,024	522,764
Current portion of stockholder promissory notes	—	762,500
Current portion of long-term debt	32,178	50,839
Total current liabilities	6,769,405	4,015,882

Long-term-debt, net of current portion	207,752	298,442
Operating lease liability, net of current portion	606,969	2,241,325
Total liabilities	$7,584,126	$6,555,649

(continued on next page)

Expion360 Inc.

Balance Sheets - Continued

Stockholders' equity
Preferred stock, par value $.001; 20,000,000 authorized; zero 0 shares issued and outstanding	—	—
Common stock, par value $.001; 200,000,000 shares authorized; 918,724 and 6,922,912 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	919	6,923
Additional paid-in capital	36,867,524	26,438,524
Accumulated deficit	(34,323,594)	(21,095,765)
Total stockholders' equity	2,544,849	5,349,682
Total liabilities and stockholders' equity	$10,128,975	$11,905,331

The accompanying notes are an integral part of these financial statements.

Expion360 Inc.

Statements of Operations (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$1,389,495	$1,890,115	$3,639,462	$5,122,415
Cost of sales	1,220,804	1,417,552	2,922,786	3,752,006
Gross profit	168,691	472,563	716,676	1,370,409
Selling, general and administrative	2,096,468	2,290,955	6,290,202	6,363,514
Loss from operations	(1,927,777)	(1,818,392)	(5,573,526)	(4,993,105)

Other expense
Interest income	(14,589)	(33,048)	(60,049)	(100,945)
Interest expense	467,715	27,491	971,561	92,067
Loss on sale of property and equipment	146,454	—	146,760	3,426
Settlement expense	400,900	—	709,900	281,680
Other (income) / expense	5,885,940	—	5,884,751	(394)
Total other (income) / expense	6,886,420	(5,557)	7,652,923	275,834
Loss before income taxes	(8,814,197)	(1,812,835)	(13,226,449)	(5,268,939)

Franchise taxes / (refund)	460	1,380	1,379	1,342
Net loss	$(8,814,657)	$(1,814,215)	$(13,227,828)	$(5,270,281)

Net loss per share (basic and diluted)	$(24.55)	$(26.25)	$(78.63)	$(76.62)
Weighted-average number of common shares outstanding	358,990	69,107	168,219	68,787

The accompanying notes are an integral part of these financial statements.

Expion360 Inc.

Statements of Stockholders’ Equity (Unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount
Balance at December 31, 2022	6,802,464	$6,802	$25,239,654	$(13,639,491)	$11,606,965
Proceeds received from exercise of warrants	461	—	49,786	—	49,786
Stock issued as a result of litigation settlement	520	1	251,679	—	251,680
Net loss	—	—	—	(1,977,278)	(1,977,278)
Balance at March 31, 2023	69,006	$69	$25,547,853	$(15,616,769)	$9,931,152
Exercise of warrants	102	—	(10)	—	(10)
Net loss	—	—	—	(1,478,788)	(1,478,788)
Balance at June 30, 2023	69,108	$69	$25,547,843	$(17,095,557)	$8,452,355
Issuance of warrants	—	—	65,046	—	65,046
Issuance of stock options	—	—	119,525	—	119,525
Issuance of RSUs	—	—	5,260	—	5,260
Net loss	—	—	—	(1,814,215)	(1,814,215)
Balance at September 30, 2023	69,108	$69	$25,737,674	$(18,909,772)	$6,827,971

Balance at December 31, 2023	6,922,912	$6,923	$26,438,524	$(21,095,765)	$5,349,682
Stock issued for ELOC	382	—	125,153	—	125,153
Proceeds received from cashless exercise of warrants	16	—	(4)	—	(4)
Stock issued for interest payment	107	—	41,250	—	41,250
Stock-based compensation	—	—	35,127	—	35,127
Issuance of stock options	—	—	218,219	—	218,219
Issuance of RSUs	—	—	51,647	—	51,647
Settlement of vested RSUs	99	—	46,889	—	46,889
Settlement of commitment shares	635	1	(1)	—	—
Net loss	—	—	—	(2,192,940)	(2,192,940)
Balance at March 31, 2024	70,469	$70	$26,963,658	$(23,288,706)	$3,675,022
Stock issued for ELOC	3,954	4	703,334	—	703,338
Stock issued for interest payment	153	—	34,561	—	34,561
Issuance of stock options	—	—	69,416	—	69,416
Issuance of RSUs	—	—	53,654	—	53,654
Settlement of vested RSUs	20	—	—	—	—
Litigation settlement	1,000	1	208,999	—	209,000
Net loss	—	—	—	(2,220,231)	(2,220,231)
Balance at June 30, 2024	75,596	$75	$28,033,622	$(25,508,937)	$2,524,760
Stock issued for interest payment	154	—	15,028	—	15,028
Issuance of stock options	—	—	71,116	—	71,116
Issuance and settlement of RSUs	386	—	35,488	—	35,488
Issuance of shares and pre-funded warrants, follow-on offering, net of issuance costs	500,000	500	8,681,190	—	8,681,690
Proceeds from exercise of Series B warrants	342,588	344	31,080	—	31,424
Net loss	—	—	—	(8,814,657)	(8,814,657)
Balance at September 30, 2024	918,724	$919	$36,867,524	$(34,323,594)	$2,544,849

 The accompanying notes are an integral part of these financial statements.

Expion360 Inc.

Statements of Cash Flows (Unaudited)

	For the Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities

Net loss	$(13,227,828)	$(5,270,281)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	139,876	153,714
Amortization of convertible note costs	667,144	—
Loss on sale of property and equipment	146,760	3,426
Decrease in allowance for doubtful accounts	—	(18,804)
Stock-based settlement	209,000	251,680
Stock-based compensation	545,527	189,831
Decrease in right-of-use assets and lease liabilities	(67,777)	—
Increase in derivative liability	5,886,823	—

Changes in operating assets and liabilities:
Increase in accounts receivable	(283,637)	(156,445)
Decrease in inventory	460,100	371,653
Increase in prepaid/in-transit inventory	(1,198,042)	38,964
Increase in prepaid expenses and other current assets	(89,027)	(45,759)
Decrease in deposits	31,425	5,005
Increase in accounts payable	47,646	206,986
Increase in customer deposits	23,826	46,190
Increase / (decrease) in accrued expenses and other current liabilities	48,851	(6,371)
Increase in right-of-use assets and lease liabilities	10,002	22,494
Net cash used in operating activities	(6,649,331)	(4,207,717)

Cash flows from investing activities
Purchases of property and equipment	(10,550)	(20,170)
Net proceeds from sale of property and equipment	132,611	36,748
Net cash provided by investing activities	122,061	16,578

Cash flows from financing activities
Principal payments on convertible note	(2,750,000)	—
Principal payments on long-term debt	(109,352)	(148,986)
Principal payments on stockholder promissory notes	(762,500)	—
Net proceeds from exercise of warrants	31,420	49,777
Net proceeds from issuance of common stock	9,510,181	—
Net cash provided by / (used in) financing activities	5,919,749	(99,209)

Net change in cash and cash equivalents	(607,521)	(4,290,348)
Cash and cash equivalents, beginning	3,932,698	7,201,244
Cash and cash equivalents, ending	$3,325,177	$2,910,896

(continued on next page)

 30

Expion360 Inc.

Statements of Cash Flows (Unaudited) – Continued

	For the Nine Months Ended September 30,
Supplemental disclosure of cash flow information:	2024	2023
Cash paid for interest	$61,570	$92,136
Cash paid for franchise taxes	$—	$1,342

Non-cash financing activities:
Acquisition/modification of operating lease right-of-use asset and lease liability	$—	$(13,993)
Issuance of common stock for payment on accrued interest	$90,839	$—
Issuance of common stock for payment on accrued compensation	$36,029	$—
Cashless warrant exercises	$—	$41

The accompanying notes are an integral part of these financial statements.

1 – Organization and Nature of Operations

Expion360 Inc. (formerly Yozamp Products Company, LLC dba Expion360) (the “Company”) was incorporated in the state of Nevada in November 2021. Effective November 1, 2021, the Company converted to a C corporation. Prior to conversion, the Company was a limited liability company (the “LLC”) with an indefinite life organized in the State of Oregon in June 2016. The LLC elected to be treated as a Subchapter S corporation effective January 1, 2017. Net profits and losses of the LLC and all distributions were allocated among the members in proportion to the ownership units held. The original LLC Agreement was amended and restated on January 1, 2021 to add additional members and a non-voting class of member units. Upon conversion to a C corporation, all existing LLC members at the time of conversion were issued shares of the Company’s common stock, par value $0.001 per share, and became stockholders of the Company.

The Company designs, assembles, and distributes premium lithium iron phosphate (“LiFePO4”) batteries and supporting accessories for recreational vehicle (“RV”), marine, golf, industrial, and residential needs. LiFePO4 batteries are considered a top choice for high energy density, dependability, longevity, and safety, providing the ability to power anything, anywhere.

2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statement presentation. However, the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation have been included.

Operating results for the three- and nine-month periods ended September 30, 2024 and 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024. The unaudited interim financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 28, 2024 (the “Annual Report”).

Unless otherwise noted, all references to shares and per share amounts for all periods presented in the accompanying unaudited financial statements and notes thereto have been adjusted retrospectively, to reflect a 1-for-100 reverse stock split, which was effective at 5:00 p.m. Pacific Time on October 8, 2024. See Note 13 – “Subsequent Events” in this Quarterly Report for additional information about the Reverse Stock Split (as defined in Note 13 below).

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with current year presentation. These reclassifications had no effect on the reported results of operations.

Going Concern, Liquidity and Capital Resources

The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding before the Company achieves sustainable revenue and profit from operations. The Company expects to continue to incur additional losses for the foreseeable future, and the Company may need to raise additional debt or equity financing to expand its presence in the marketplace, develop new products, achieve operating efficiencies, and accomplish its long-term business plan over the next several years. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

As presented in the accompanying financial statements, the Company has sustained recurring losses and negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern within 12 months after the date that the financial statements for the three and nine months ended September 30, 2024 are issued. However, management is working to address its cash flow challenges, including raising additional capital.

Historically, the Company’s growth has been funded through a combination of sales of equity interests, third-party debt, and working capital loans. The Company’s sales for the three months ended September 30, 2024 decreased 26.5% and sales for the nine months ended September 30, 2024 decreased 29.0% compared to the same period in 2023, as the overall RV market experienced a severe slowdown. Through September 30, 2024, the Company distributed $4 for the settlement of fractional shares related to warrant exercises compared to receiving net proceeds of $49,777 from warrant exercises during the same period in 2023.

On August 8, 2024, the Company sold in a public offering (the “August 2024 Public Offering”), (i) 33,402,000 common units (the “Common Units”), each consisting of one share of common stock, two Series A warrants each to purchase one share of common stock (pre-Reverse Stock Split and pre-Adjustment, and  each, a “Series A Warrant”) and one Series B warrant to purchase such number of shares of common stock as determined in the Series B warrant (each, a “Series B Warrant”), and (ii) 16,598,000 pre-funded units (the “Pre-Funded Units,” and together with the Common Units, the “Units”), each consisting of one pre-funded warrant to purchase one share of common stock (each, a “Pre-Funded Warrant”), two Series A Warrants, and one Series B Warrant, through Aegis Capital Corp. (the “Underwriter”). In addition, the Company granted the Underwriter a 45-day option to purchase additional shares of common stock and/or Pre-Funded Warrants and/or Series A Warrants and/or Series B Warrants, representing up to 15% of the number of the respective securities sold in the August 2024 Public Offering, solely to cover over-allotments, if any. The Underwriter partially exercised its over-allotment option with respect to 15,000,000 Series A Warrants and 7,500,000 Series B Warrants (pre-Reverse Stock Split). The Common Units were sold at a price of $0.20 per unit and the Pre-Funded Warrants were sold at a price of $0.199 per unit (pre-Reverse Stock Split). The Pre-Funded Warrants were immediately exercisable at an exercise price of $0.001 per share (pre-Reverse Stock Split ) and could be exercised at any time until all Pre-Funded Warrants are exercised in full. As of September 30, 2024, all Pre-Funded Warrants have been exercised.

On February 9, 2024, a registration statement on Form S-1 (File No. 333-276663) was declared effective for the resale, from time to time, of up to 17,820 shares of the Company’s common stock by a selling stockholder in connection with an equity line of credit financing. During the three months ended September 30, 2024 and 2023, the Company sold 0 shares of common stock to the stockholder under the equity line of credit and received proceeds of $0. During the nine months ended September 30, 2024, the Company sold 4,336 shares of common stock to the stockholder under the equity line of credit and received proceeds of $828,491 compared to $0 in the same prior year period. In addition, during the three months ended September 30, 2024, the Company issued 154 shares of common stock to satisfy interest payments to a note holder in connection with a short-term convertible note, totaling $15,028, and also made cash payments totaling $19,331 for monthly interest as well as $100,375 interest due at loan payoff. During the nine months ended September 30, 2024, the Company issued 415 shares of common stock to satisfy interest payments to a note holder in connection with a short-term convertible note, totaling $90,839 and issued 79 shares of common stock for payment on accrued compensation totaling $36,029, compared to zero shares issued during the same prior year period.

Management believes that these factors will contribute to achieving operating efficiency and profitability. However, there can be no assurance that the Company will be successful in achieving its objectives, including achieving operating efficiency and profitability.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business; however, the above conditions raise substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management bases these estimates and assumptions upon historical experience, existing and known circumstances, authoritative accounting pronouncements, and other factors that management believes to be reasonable. In addition, the Company has considered the potential impact of macroeconomic factors, including inflation, changes in tariffs, changes in interest rates, changes in commodity pricing, and recessionary concerns on its business and operations.  Although the full impact of these factors is unknown and cannot be reasonably estimated, the Company believes it has made appropriate accounting estimates and assumptions based on the facts and circumstances available as of the reporting date. However, actual results could vary materially from the estimates and assumptions that were used, which may result in material effects on the Company’s financial condition, results of operations, and liquidity. The Company’s significant accounting estimates include the carrying value of accounts receivable and inventory, the depreciable lives of fixed assets, and stock-based compensation. To the extent there are differences between these estimates and actual results, the Company’s financial statements may be materially affected.

Cash and Cash Equivalents

The Company considers all cash amounts which are not subject to withdrawal restrictions or penalties and all highly liquid investments purchased with an original maturity of three months or less from the date of purchase to be cash equivalents. The Company maintains its cash balances with high-quality financial institutions located in the United States. Cash accounts are secured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per institution. At times, balances may exceed federally insured limits. Investment accounts are placed in funds consisting of US Treasury-related ultra-short paper. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to any significant credit risk with respect to its cash and cash equivalents. As of September 30, 2024, cash balances exceeded FDIC limits by $787,702 and investment accounts totaling $1,885,804 are invested in US Treasury related ultra-short paper.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, are due within a year or less, and generally do not bear any interest. The Company performs ongoing credit evaluations of its customers and generally requires no collateral. An allowance for uncollectible accounts is recorded to reduce accounts receivable to the estimated amount that will be collected. The allowance is based upon management’s review of the accounts receivable aging and specific identification of potentially uncollectible balances. Recoveries of accounts previously written off and adjustments to the allowance for uncollectible accounts are recorded as adjustments to bad debt expense. For the three months ended September 30, 2024 and 2023, the Company wrote off $0 and $388 to bad debt expense. For the nine months ended September 30, 2024 and 2023, the Company collected $0 and $412 of bad debt that had been written off previously. There was no allowance for doubtful accounts as of September 30, 2024 or December 31, 2023, as management believed all outstanding amounts to be fully collectible.

Customer Deposits

As of September 30, 2024 and December 31, 2023, the Company had customer deposits totaling $41,249 and $17,423, respectively.

Inventory

Inventory is stated at the lower of cost (first in, first out) or net realizable value and consists of batteries and accessories, resale items, components, and related landing costs. As of September 30, 2024 and December 31, 2023, the Company had inventory that consisted of finished assemblies totaling $2,224,102 and $2,967,021, respectively, and raw materials (inventory components, parts, and packaging) totaling $1,141,190 and $858,369, respectively. The valuation of inventory includes fixed production overhead costs based on normal capacity of the assembly warehouse.

The Company periodically reviews its inventory for evidence of slow-moving or obsolete inventory and provides for an allowance when considered necessary. The Company determined that no such reserve was necessary as of September 30, 2024 or December 31, 2023. The Company prepays for inventory purchases from foreign suppliers. Prepaid inventory totaled $1,361,990 and $163,948 as of September 30, 2024 and December 31, 2023, respectively, and included inventory in transit where title had passed to the Company but had not yet been physically received.

Vendor and Foreign Concentrations of Inventory Suppliers

During the three months ended September 30, 2024 and 2023, respectively, approximately 80% and 61%, respectively, of inventory purchases were made from foreign suppliers in Asia. During the nine months ended September 30, 2024 and 2023, respectively, approximately 79% and 71%, respectively, of inventory purchases were made from foreign suppliers in Asia. Any adverse change in either the economic or political conditions abroad could negatively impact the Company’s supply chain. The inability to obtain product to meet sales demand could adversely affect results of operations. However, the Company has secured a secondary source for lithium iron phosphate cells used in its batteries from a supplier in Europe, enabling the Company to source materials outside of Asia in the event it becomes necessary to do so.

Property and Equipment

Property and equipment are stated at cost less depreciation calculated on the straight-line basis over the estimated useful lives of the related assets as follows:

Vehicles and transportation equipment	5-7 years
Manufacturing equipment	3-10 years
Office furniture and equipment	3-7 years
Warehouse equipment	3-10 years
QA equipment	3-10 years
Tooling and molds	3-10 years

Leasehold improvements are amortized over the shorter of the lease term or their estimated useful lives.

Betterments, renewals, and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation and amortization applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in the Statements of Operations.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset during the lease term, and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating leases are included in ROU assets, current operating lease liabilities, and long-term operating lease liabilities on the Company’s Balance Sheets. The Company does not have any finance leases.

Lease ROU assets and lease liabilities are initially recognized based on the present value of the future minimum lease payments over the lease term at commencement date calculated using the Company’s incremental borrowing rate applicable to the lease asset, unless the implicit rate is readily determinable. ROU assets also include any lease payments made at or before lease commencement and exclude any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leases with a term of 12 months or less are not recognized on the Company’s Balance Sheet. The Company’s leases do not contain any residual value guarantees. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company accounts for lease and non-lease components as a single lease component for all its leases.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment. When events or circumstances indicate the carrying value of a long-lived asset may be impaired, the Company estimates the future undiscounted cash flows to be derived from the use and eventual disposition of the asset to assess whether or not a potential impairment exists. If the carrying value exceeds the estimate of future undiscounted cash flows, the impairment is calculated as the excess of the carrying value of the asset over the estimate of its fair value. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. No long-lived asset impairment was recognized during the three or nine months ended September 30, 2024 or 2023.

Product Warranties

The Company sells the majority of its products to customers along with conditional repair or replacement warranties. The Company’s branded DC mobile chargers are warrantied for two years from the date of sale and its branded VPR 4EVER Classic and Platinum batteries are warrantied at gradually lesser levels over a 12-year period from date of sale. The Company determines its estimated liability for warranty claims based on the Company’s experience of the amount of claims actually made. Management estimates no liability as of September 30, 2024 and December 31, 2023 because, historically, there have been very few claims and costs for repairs or replacement parts have been nominal. It is possible that the Company’s estimate of liability for product liability claims will change in the near term.

Liability for Refunds

The Company does not have a formal return policy but does accept returns under its warranty policies. Returns have historically been minimal. No refund liability was recognized as of September 30, 2024 or December 31, 2023. Revenue is recorded net of this amount. Any returns of discontinued product are not added back to inventory and therefore related costs are nominal and not recorded as an asset.

Revenue Recognition

The Company’s revenue is generated from the sale of products consisting primarily of batteries and accessories. The Company recognizes revenue when control of goods or services is transferred to its customers in an amount that reflects the consideration it is expected to be entitled to in exchange for those goods or services. To determine revenue recognition, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the performance obligation(s) are satisfied. Revenue is recognized upon shipment or delivery to the customer, as that is when the customer obtains control of the promised goods and the Company’s performance obligation is considered satisfied. As such, accounts receivable is recorded at the time of shipment or will call, when the Company’s right to the consideration becomes unconditional and the Company determines there are no uncertainties regarding payment terms or transfer of control.

Customer Concentration

During the three months ended September 30, 2024, the Company had four customers that accounted for, in the aggregate, net sales of $553,207, comprising approximately 46% of the Company’s net sales during the quarter, for which each represented greater than approximately 10% of the Company’s total net sales  . These customers represented an aggregate of 45% of total accounts receivable as of September 30, 2023. During the nine months ended September 30, 2024, sales to one customer totaled $466,463, comprising approximately 14% of the Company’s net sales during the period. This customer had a credit balance on accounts as of September 30, 2024. Accounts receivable from three additional customers represented an aggregate $238,982, representing approximately 55% of the Company’s consolidated accounts receivable balance as of September 30, 2024.

During the three months ended September 30, 2023, the Company had three customers that accounted for, in the aggregate, net sales of $700,071, comprising approximately 38% of the Company’s net sales during the quarter, for which each represented greater than 10% of the Company’s total net sales. These customers represented an aggregate of 31% of total accounts receivable as of September 30, 2023. During the nine months ended September 30, 2023, sales to two customers totaled $1,178,142, comprising approximately 23% of the Company’s net sales during the period. These customers represented 23% of total accounts receivable as of September 30, 2023. Accounts receivable from three additional customers represented an aggregate $190,495, representing approximately 40% of the Company’s consolidated accounts receivable balance as of September 30, 2023.

Shipping and Handling Costs

Shipping and handling fees billed to customers are classified on the Statement of Operations as “Net sales” and totaled $31,993 and $27,398 during the three months ended September 30, 2024 and 2023, respectively, and $83,882 and $52,296 during the nine months ended September 30, 2024 and 2023, respectively. Shipping and handling costs for shipping product to customers totaled $75,003 and $58,141 during the three months ended September 30, 2024 and 2023, respectively, and $177,697 and $149,898 during the nine months ended September 30, 2024 and 2023, respectively, and are classified in selling, general, and administrative expense in the accompanying Statements of Operations.

Advertising and Marketing Costs

The Company expenses advertising and marketing costs as incurred. Advertising and marketing expense totaled $242,515  and $238,163 for the three months ended September 30, 2024 and 2023, respectively and $710,898 and $690,995 for the nine months ended September 30, 2024 and 2023, respectively, and is included in selling, general and administrative expense in the accompanying Statements of Operations.

Research and Development

Research and development costs are expensed as incurred. Research and development costs charged to expense amounted to $68,617 and $145,111 for the three months ended September 30, 2024 and 2023, respectively, and $228,782 and $316,369 for the nine months ended September 30, 2024 and 2023, respectively, and are included in selling, general and administrative expenses in the accompanying Statements of Operations.

Income Taxes

The Company is a C corporation and its deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of exiting assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments

The Company accounts for its financial assets and liabilities in accordance with ASC Topic 820, Fair Value Measurement. ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value, as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data. These inputs include quoted prices for similar assets or liabilities; quoted market prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as consider counterparty credit risk in the assessment of fair value.

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, short-term revolving loans, stockholder promissory notes, and long-term debt. The fair value of cash and cash equivalents, accounts receivable, accounts payable, and short-term revolving loans approximates their respective carrying values because of the short-term nature of those instruments. The fair value of the stockholder promissory notes, convertible notes, and long-term debt approximates their respective carrying values because the interest rate approximates market rates available to the Company for similar obligations with the same maturities.

Segment Reporting

The Company currently operates in one reportable segment. An operating segment is defined as a component of an enterprise for which discrete financial information is available and is reviewed regularly by the Chief Operating Decision Maker (“CODM”) to evaluate performance and make operating decisions. The Company has identified its Chief Executive Officer as the CODM.

Basic and Diluted Net Loss Per Share

The basic net loss per share is calculated by dividing the net loss by the weighted average number of shares outstanding during the period. Diluted earnings or loss per share adjusts the basic earnings or loss per share for the potentially dilutive impact of securities (e.g., options and warrants).

We calculate basic and diluted net loss per share using the weighted average number of common shares outstanding during the periods presented. In periods of a net loss position, basic and diluted weighted average common shares are the same. For the diluted earnings per share calculation, we adjust the weighted average number of common shares outstanding to include dilutive stock options, warrants, unvested restricted stock units and shares associated with the conversion of any convertible notes or preferred stock, when applicable. We use the if-converted method for calculating any potential dilutive effect of convertible notes and convertible preferred stock on diluted net loss per share.

The following shows the amounts used in computing net loss per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(8,814,657)	$(1,814,215)	$(13,227,828)	$(5,270,281)
Weighted average common shares outstanding – basic and diluted	358,990	69,107	168,219	68,787
Basic and diluted net loss per share	$(24.55)	$(26.25)	$(78.63)	$(76.62)

As of September 30, 2024 and December 31, 2023, the Company has outstanding warrants, options, and RSUs convertible into 6,353,509 and 19,167 shares of common stock, respectively. The following table sets forth the number of shares excluded from the computation of diluted loss per share, as their inclusion would have been anti-dilutive.

	As of
	September 30, 2024	December 31, 2023
Warrants	7,969	802,830
Warrants – Series A	5,301,592	0
Warrants – Series B	1,032,198	0
Stock Options	11,729	1,075,000
RSUs	21	36,585
	6,353,509	1,914,415

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718 “Compensation-Stock Compensation,” which requires compensation costs to be recognized at grant date fair value over the requisite service period of each of the awards. The Company recognizes forfeitures of awards as they occur.

The fair value of stock options is determined using the Black-Scholes-Merton (“Black-Scholes”) option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding the components of the model, including risk-free interest rate, volatility, expected dividend yield and expected life. Changes to assumptions could cause significant adjustments to the valuation.

The fair value of the Pre-Funded Warrants, Series A Warrants, and Series B Warrants associated with the follow-on offering on August 8, 2024, is determined by using the Monte Carlo Model. In order to calculate the fair value of the warrants, certain assumptions are made regarding the components of the model, including risk-free interest rate, volatility, expected dividend yield and expected life. Changes to assumptions could cause significant adjustments to the valuation.

New Accounting Pronouncements

In July 2023, the FASB issued ASU 2023-03, amending “Presentation of Financial Statements (Topic 205),” “Income Statement-Reporting Comprehensive Income (Topic 220),” “Distinguishing Liabilities from Equity (Topic 480),” “Equity (Topic 505),” and “Compensation – Stock Compensation (Topic 718).” The Company adopted this standard effective December 15, 2023, and the adoption of this guidance did not have an impact on the Company’s financial statements or disclosures.

In March 2023, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Updated (“ASU”) 2023-02, “Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method.” This ASU was issued to allow reporting entities to consistently account for equity investments made primarily for the purpose of receiving income tax credits and other income tax benefits. ASU 2023-02 is effective for the Company for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company adopted this standard effective January 1, 2024, and the adoption of this guidance did not have an impact on the Company’s financial statements or disclosures.

In June 2022, the FASB issued ASU 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” which amends the guidance in Topic 820, Fair Value Measurement, to clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. In addition, the ASU introduces new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. ASU 2022-03 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years for public business entities. The Company adopted this standard, effective January 1, 2024, and the adoption of this guidance did not have an impact on the Company’s financial statements or disclosures.

Accounting Guidance Issued but Not Yet Adopted

In March 2024, the FASB issued ASU 2024-02, “Codification Improvements-Amendments to Remove References to the Concepts Statements,” to address suggestions received from stakeholders. The Company is currently evaluating the impact of this standard on its financial statements.

In March 2024, the FASB issued ASU 2024-01, “Compensation-Stock Compensation,” which adds an illustrative example to demonstrate how to apply the guidance in paragraph 718-10-15-3. The Company is currently evaluating the impact of this standard on its financial statements.

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative,” which affects a variety of Topics in the Codification. The Company is currently evaluating the impact of this standard on its financial statements.

3 – Property and Equipment, Net

Property and equipment consist of the following:

	As of
	September 30, 2024	December 31, 2023
Vehicles and transportation equipment	$406,013	$551,906
Manufacturing equipment	168,099	179,274
Office furniture and equipment	153,698	188,131
Warehouse equipment	72,964	81,164
Leasehold improvements	61,072	314,819
QA equipment	43,582	33,032
Tooling and molds	—	—
	$905,428	$1,348,326
Less: accumulated depreciation	(396,094)	(430,295)
Property and equipment, net	$509,334	$918,031

Depreciation expense was $45,010 and $50,507   for the three months ended September 30, 2024 and 2023, respectively. Depreciation expense was $139,876 and $153,714 for the nine months ended September 30, 2024 and 2023, respectively. There were disposals and sales of fixed assets during the nine months ended September 30, 2024 and 2023 resulting in the net cash received of $132,611 and $36,748, respectively. As a result of disposals and sales of fixed assets, the Company recognized a loss of $146,454 and $146,760 during the three and nine months ended September 30, 2024, respectively, and $0 and $3,426 during the three and nine months ended September 30, 2023, respectively.

4 – Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	As of
	September 30, 2024	December 31, 2023
Accrued salaries and payroll liabilities	$141,727	$225,685
Rebate liability	40,035	31,411
Commissions	22,968	12,608
Deferred income and deposit (sublease)	4,549	4,445
Franchise tax	4,138	5,262
Accrued Interest	1,082	2,839
Other	—	10,265
Accrued expenses and other current liabilities	$214,499	$292,515

5 – Long-Term Debt

Long-term debt consisted of the following as of September 30, 2024 and December 31, 2023:

	As of
	September 30, 2024	December 31, 2023
Note payable – bank. Payable in monthly installments of $332, including interest at 5.8% per annum, due August 2025 and secured by equipment.	$3,549	$6,317
Note payable – credit union. Payable in monthly installments of $508, including interest at 5.45% per annum, due July 2026, secured by a vehicle and personally guaranteed by a co-founder. This note was paid in full in March 2024.	—	14,196
Note payable – SBA. Economic Injury Disaster Loan payable in monthly installments of $731, including interest at 3.75% per annum, due May 2050.	144,457	146,926
Note payable – finance company. Payable in monthly installments of $2,204, including interest at 11.21% per annum, due August 2026, secured by a vehicle and personally guaranteed by a co-founder. The note was paid in full January 2023.	—	—
Notes payable – The Company acquired six notes payable to GM Financial for vehicles. In April 2022, the Company secured a commercial line up to $300,000 to be used to finance vehicle purchases. The agreement expired in April 2023 but was renewed for a commercial line up to $350,000 and prevailing GM Financial existing term notes will remain. That agreement was due to expire in April 2024, but was renewed for the same limit and terms and will expire in April 2025. One note was paid off in May 2023 and two more were paid off in February 2024 when the corresponding vehicles were sold. As of September 30, 2024, the notes are currently payable in aggregate monthly installments of $2,560.15, including interest at rates ranging from 6.14% to 7.29% per annum, mature at various dates from October 2027 to May of 2028, and are secured by the related vehicles.	91,924	181,842
Total	$239,930	$349,281
Less current portion	(32,178)	(50,839)
Long-term debt, net of unamortized debt discount and current portion	$207,752	$298,442

Future maturities of long-term debt are as follows:

Twelve months ending September 30,
2025	$32,178
2026	30,553
2027	32,610
2028	14,588
2029	3,965
Thereafter	126,036
Total	$239,930

6 – Stockholder Promissory Notes

As of September 30, 2024 and December 31, 2023, the Company had an outstanding principal balance of $0 and $762,500, respectively, due to stockholders under unsecured promissory note agreements (“Notes”). The Notes required monthly interest-only payments at 10% per annum. The Notes would have matured in September 2024 and December 2024 as follows: September 2024 - $500,000 (this Note would have matured in August 2023, but in June 2023, an agreement was signed extending the maturity date to August 2024, and in June 2024, an agreement was signed further extending the maturity date to September 2024); and December 2024 - $200,000. A note for $62,500 that matured in January 2024 was paid in January 2024, and Notes for $500,000 that matured in September 2024 and $200,000 that matured in December 2024 were both paid in August 2024. As of September 30, 2024, there were no Notes outstanding.

Interest paid to the stockholders under the Notes totaled $7,364 and $20,627   during the three months ended September 30, 2024 and 2023, respectively. Interest paid to the stockholders under the Notes totaled $42,862 and $61,881 during the nine months ended September 30, 2024 and 2023, respectively. There was no accrued interest as of September 30, 2024 or December 31, 2023 related to these Notes.

7 – Equity and Debt Financings

August 2024 Public Offering

On August 8, 2024, the Company sold in the August 2024 Public Offering, (i) 33,402,000 Common Units, (pre-Reverse Stock Split), each consisting of one share of common stock, two Series A Warrants and one Series B Warrant, and (ii) 16,598,000 Pre-Funded Units (pre-Reverse Stock Split), each consisting of one Pre-Funded Warrant, two Series A Warrants, and one Series B Warrant, through the Underwriter.

In addition, the Company granted the Underwriter a 45-day option to purchase additional shares of common stock and/or Pre-Funded Warrants and/or Series A Warrants and/or Series B Warrants, representing up to 15% of the number of the respective securities sold in the August 2024 Public Offering, solely to cover over-allotments, if any. The Underwriter partially exercised its over-allotment option with respect to 15,000,000 Series A Warrants and 7,500,000 Series B Warrants (pre-Reverse Stock Split).

The Common Units were sold at a price of $0.20 per unit and the Pre-Funded Warrants were sold at a price of $0.199 per unit (pre-Reverse Stock Split).

The Pre-Funded Warrants were immediately exercisable at an exercise price of $0.001 per share (Pre-Reverse Stock Split) and could be exercised at any time until all Pre-Funded Warrants are exercised in full. As of September 30, 2024, all Pre-Funded Warrants have been exercised.

Each Series A Warrant is exercisable at any time or times beginning on September 30, 2024, which was the first trading day following the Company’s notice to the Series A Warrant holders of stockholder approval received at the Company’s annual meeting of stockholders held on September 27, 2024 (the “2024 Annual Meeting”), and will expire five years from such date. Each Series A Warrant was initially exercisable at an exercise price of $24.00 per share of common stock (post-Reverse Stock Split). The exercise price of the Series A Warrants was subject to reduction on the 11th trading day after the stockholder approval to the greater of the lowest daily volume weighted average price (“VWAP”) during the ten trading day period following the stockholder approval and the floor price of $5.206 (representing 20% of the lower of our common stock’s closing price on The Nasdaq Capital Market on the date that we priced the August 2024 Public Offering (post-Reverse Stock Split) or our common stock’s average closing price on The Nasdaq Capital Market for the five trading days ending on such date (such lower price, without giving effect to such 20% reduction, the “Nasdaq Minimum Price”), and the number of shares issuable upon exercise would be proportionately adjusted such that the aggregate exercise price would remain unchanged. As of September 30, 2024, there would have been 5,301,592 shares of common stock (post-Reverse Stock Split and assuming the Adjustment had occurred on September 30, 2024) issuable upon exercise of the Series A Warrants as of that date. Subsequent to September 30, 2024, the exercise price under the Series A Warrants was reduced to the floor price of $5.206 (representing 20% of the Nasdaq Minimum Price, post-Reverse Stock Split), beginning on October 14, 2024, the 11th trading day following stockholder approval. As of November 12, 2024, 14,900 shares of common stock have been issued upon exercise of Series A Warrants and 5,286,692 shares of Common stock  remain issuable upon exercise of Series A Warrants.

Each Series B Warrant was exercisable immediately upon issuance at an exercise price of $0.10 per share (post-Reverse Stock Split). The number of shares of common stock issuable under the Series B Warrants were subject to adjustment using a reset price based on the weighted average price of common stock over a rolling five-trading-day period between the issuance date of the Class B Warrants and the close of trading on the tenth trading day following stockholder approval, subject to certain floor prices. As of September 30, 2024, 342,588 shares of Common stock (post-Reverse Stock Split) had been issued upon exercise of Series B Warrants and there were 1,032,198 shares of Common stock (post-Reverse Stock Split) issuable upon exercise of Series B Warrants based on the reset price of $5.45 (representing the lowest arithmetic average of the daily VWAP during the 5 trading day period from September 12, 2024 through September 18, 2024. Effective October 8, 2024, after market close, a reverse stock split occurred and as of November 12, 2024, 87,384 shares of common stock remain issuable upon exercise of Series B Warrants using the reset price, which was reduced to the floor price of $5.206 (representing 20% of the Nasdaq Minimum Price (post-Reverse Stock Split and post-Adjustment).

Pursuant to an underwriting agreement by and between the Company and the Underwriter, the Company paid the Underwriter a total cash underwriting discount of $700,000, equal to 7% of gross proceeds received in the August 2024 Public Offering, reimbursement for Underwriter expenses of $100,000, equal to 1% of gross proceeds received, and reimbursement for road show, diligence, legal fees and disbursements of $100,000, equal to 1% of gross proceeds received, as well as $5,000 for investor counsel fee, totaling $905,000 in cash fees deducted from cash proceeds.

Convertible Note Financing

On December 27, 2023, the Company entered into a securities purchase agreement with 3i, LP (“3i”), pursuant to which the Company sold and 3i purchased: (i) a senior unsecured convertible note issued in the aggregate principal amount of $2,750,000, with an 10.0% original issue discount and an interest rate of 9.0% per annum (the “3i Note”), (ii) up to $247,500 in newly issued shares of Common stock (the “Interest Shares”), which may be payable, subject to the fulfillment of certain conditions set forth in the 3i Note, to satisfy interest payments under the 3i Note, and (iii) 635 shares of Common stock issued to 3i as consideration for its commitment to purchase the 3i Note (collectively, the “Convertible Note Financing”). The gross proceeds to the Company from the Convertible Note Financing were $2.5 million prior to the payment of legal fees and transaction expenses. The offering of securities in the Convertible Note Financing was made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-272956), which the Company filed with the SEC on June 27, 2023 and was declared effective on July 10, 2023.

On August 8, 2024, in connection with the closing of the August 2024 Public Offering, the Company repaid the 3i Note, and the Company’s obligations under the 3i Note were fully satisfied and discharged. Prior to the closing of the August 2024 Public Offering, the Company had issued 415 shares of common stock (post-Reverse Stock Split) for the payment of $90,840 in interest.

Equity Line of Credit

On December 27, 2023, the Company entered into a common stock purchase agreement with Tumim Stone Capital, LLC (“Tumim”), pursuant to which the Company has the right, but not the obligation, to sell to Tumim, and Tumim is obligated to purchase, up to the lesser of (a) $20,000,000 in aggregate gross purchase price of newly issued Common stock and (b) the Exchange Cap (as defined in the purchase agreement) (the “Equity Line of Credit”). In connection with the Equity Line of Credit, the Company filed a Registration Statement on Form S-1 (File No. 333-276663) with the SEC on January 23, 2024, which was declared effective on February 9, 2024.

In connection with the August 2024 Public Offering, the Company and Tumim mutually agreed to terminate the Equity Line of Credit, effective immediately upon the closing of the August 2024 Public Offering. Prior to the closing of the August 2024 Public Offering, the Company had sold 4,336 shares of common stock (post-Reverse Stock Split) under the Equity Line of Credit for an aggregate amount of $828,491, of which $434,958 was used to repay a portion of the balance under the 3i Note, consisting of $380,042 to the loan principal, $34,204 to interest, and $20,712 as a redemption premium.

See Note 9 – “Convertible Note and Equity Line of Credit” in the Company’s consolidated financial statements in Part IV of the Annual Report for further information on the 3i Note and Tumim Equity Line of Credit.

8 – Commitments and Contingencies

Operating Leases

The Company leases its warehouses and office space under long-term lease arrangements. None of its leases include characteristics specified in ASC 842, Leases, that require classification as financing leases, and accordingly, these leases are accounted for as operating leases. The Company does not recognize an ROU asset and lease liability for short-term leases, which have terms of 12 months or less. For longer-term lease arrangements that are recognized on the Company’s Balance Sheet, the ROU asset and lease liability are initially measured at the commencement date based upon the present values of the lease payments due under the leases.

The implicit interest rates of the Company’s lease arrangements are generally not readily determinable and as such, the Company applies an incremental borrowing rate, which is established based upon the information available at the lease commencement date, to determine the present value of lease payments due under the arrangement. Under ASC 842, the incremental borrowing rate (“IBR”) for leases must be (1) a rate of interest over a similar term, and (2) for an amount that is equal to the lease payments. The Company uses both the Federal Reserve Economic Data U.S. corporate debt effective yield and the U.S. Treasury rates adjusted for credit spread as the primary data points for purposes of determining the IBR.

In the first quarter of 2022, the Company entered into two new long-term, non-cancelable operating lease agreements for office and warehouse space resulting in the Company recognizing an additional lease liability of $2,348,509, representing the present value of the lease payments discounted using an effective interest rate of 8.07% and 8.86%, and corresponding ROU assets of $2,348,509. The leases expire in December 2026 and December 2028, the latter of which contains one three-year option to renew.

In the first quarter of 2021, the Company entered into a long-term, non-cancelable operating lease agreement for office and warehouse space resulting in the Company recognizing an additional lease liability totaling of $1,268,089, representing the present value of the lease payments discounted using an effective interest rate of 7.47% and a corresponding ROU asset of $1,268,089. The lease expires in January 2028 and contains one three-year option to renew.

The Company had another lease that expired in January 2023 and was terminated at that time. The relating right of use asset and lease liability were written off at that time. The company has one further lease that expires in February 2025. The leases generally provide for annual increases based on a fixed amount and generally require the Company to pay real estate taxes, insurance, and repairs.

On September 19, 2024, the Company signed a Termination of Commercial Lease Agreement regarding the lease previously contracted to end in December 2028. The cancelation was effective September 30, 2024. The corresponding ROU asset and lease liability were therefore removed from the Company’s balance sheet effective September 30, 2024.

The following is a summary of total lease costs during the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating lease cost	$91,463	$187,315	$465,124	$562,660
Short-term lease costs	206	—	206	150
Variable lease costs	—	—	—	—
Sublease income	(10,753)	(10,440)	(32,051)	(39,476)
Total lease costs	$80,916	$176,875	$433,279	$523,334

The weighted-average remaining lease term was 3.13 years and 4.54 years as of September 30, 2024 and December 31, 2023, respectively. The weighted average discount rate was 7.66% and 8.47% as of September 30, 2024 and December 31, 2023, respectively. Operating cash flows from the operating leases totaled $132,264 and $116,591 for the three months ended September 30, 2024 and 2023, respectively, and $387,614 and $336,802 for the nine months ended September 30, 2024 and 2023, respectively.

The total lease liability as of September 30, 2024 and December 31, 2023 was $866,993 and $2,764,089, respectively.

The following is a maturity analysis of the annual undiscounted cash flows of the operating lease liabilities as of September 30, 2024, for years ending September 30:

Total
2025	$316,523
2026	305,811
2027	269,432
2028	85,834
2029	—
Thereafter	—
Total future minimum lease payments	$977,600
Less imputed interest	(110,607)
Total	$866,993
Current lease liability	$260,024
Non-current lease liability	606,969
Total	$866,993

Subleases

As of September 30, 2024, the Company subleases office and warehouse space under one of its existing operating leases with similar terms as the Company’s lease agreements. Two additional leases terminated in February 2023. Because the Company is not relieved of its primary obligations under the original lease, the Company accounts for the subleases as a lessor. Sublease rental income is recorded based on the contractual rental payments which are not substantially different from recognition on a straight-line basis over the lease term and totaled $10,753 and $10,440 during the three months ended September 30, 2024 and 2023, respectively, and $32,051 and $39,476 during the nine months ended September 30, 2024 and 2023, respectively. As of September 30, 2024 and December 31, 2023, deferred income totaled $4,549 and $4,445, respectively, and is included in accrued expenses and other current liabilities on the accompanying Balance Sheets.

The total future minimum sublease payments are $17,922, all due in the 12 months ending September 30, 2025.

Litigation

The Company may be involved from time to time in litigation or claims arising in the ordinary course of its business. While the ultimate liability, if any, arising from these claims cannot be determined with certainty, the Company believes that the resolution of any such matters will not likely have a material adverse effect on the Company’s financial statements.

Nasdaq Listing Requirement

On September 6, 2024, the Company received a staff determination from The Nasdaq Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) to delist the Company’s common stock from The Nasdaq Capital Market indicating that (i) the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) because the closing bid price per share for the Company’s common stock had closed below $1.00 for the previous 30 consecutive business days, and (ii) the Company is subject to the provisions contemplated under Nasdaq Listing Rule 5810(c)(3)(A)(iii) because, as of September 5, 2024, the Company’s common stock had a closing bid price of $0.10 or less for at least ten consecutive trading days (the “Staff Determination”).

On September 12, 2024, the Company requested an appeal hearing on the Staff Determination from a Hearings Panel (the “Panel”) by filing a hearing request with Nasdaq pursuant to the procedures set forth in the Nasdaq Listing Rules, staying the delisting of the common stock pending the Panel’s decision.

Upon successful completion of the Reverse Stock Split, the Company received a letter from the Nasdaq Office of General Counsel on October 23, 2024, advising the Company that it had regained compliance with the minimum bid price continued listing requirements in Listing Rule 5550(a)(2) and that the Company is therefore in compliance with Nasdaq’s listing requirements. Consequently, the scheduled hearing before the Panel on October 24, 2024, was cancelled. The Company’s common stock continues to be listed and traded on The Nasdaq Capital Market.

See Note 13 – “Subsequent Events” in this Quarterly Report for additional information about the Reverse Stock Split and the Nasdaq Listing Requirement.

9 – Stockholders’ Equity

The Company is authorized to issue an aggregate of 220,000,000 shares of capital stock, par value $0.001 per share, consisting of 200,000,000 shares of common stock and 20,000,000 shares of preferred stock.

Unless otherwise noted, all references to shares and per share amounts for all periods presented in the accompanying unaudited financial statements and notes thereto have been adjusted retrospectively, to reflect a 1-for-100 reverse stock split, which was effective at 5:00 p.m. Pacific Time on October 8, 2024. See Note 13 – “Subsequent Events” in this Quarterly Report for additional information about the Reverse Stock Split (as defined in Note 13 below).

As of September 30, 2024, of the 50,000,000 Units sold in the August 2024 Public Offering at $0.20 per unit (Pre-Reverse Stock Split), 500,000 shares of common stock (post-Reverse Stock Split) were issued, as all 16,598,000 Pre-Funded Warrants have been exercised.

Prior to the Company’s payoff of the 3i Note in connection with the closing of the August 2024 Public Offering, the Company had issued 415 shares of common stock (post-Reverse Stock Split) for the payment of $90,840 in interest. As of September 30, 2024, the Company has sold 4,336 shares of common stock (post-Reverse Stock Split) for an aggregate amount of $828,492, of which $434,958 was used to repay a portion of the balance under the 3i Note, consisting of $380,042 to the loan principal, $34,204 to interest and $20,712 as a redemption premium.

On May 2, 2024, at the closing price of $209.00 per share(post-Reverse Stock Split), the Company agreed to issue 1,000 shares of common stock (post-Reverse Stock Split) valued at $209,000 as well as $100,000 in cash as part of a settlement agreement for a total value of $309,000.

On March 31, 2023, at the closing price of $484.00 per share(post-Reverse Stock Split), the Company issued 520 shares of common stock (post-Reverse Stock Split) as part of a settlement agreement for a total value of $251,680.

On January 16, 2023, at the closing price of $454 per share(post-Reverse Stock Split), the Company issued 79 shares of common stock (post-Reverse Stock Split) for stock-based compensation that had been accrued in 2023, for a total value of $36,029.

As of September 30, 2024 and December 31, 2023, 918,724 and 69,2 30 shares, respectively, of common stock (post-Reverse Stock Split) were issued and outstanding. No shares of preferred stock have been issued.

A holder of common stock is entitled to one vote for each share of common stock. The holders of common stock have no conversion, redemption or preemptive rights and shall be entitled to receive dividends when, as, and if declared by the board of directors. Upon dissolution, liquidation, or winding up of the Company, after payment or provision for payment of debts and other liabilities of the Company, subject to the rights, if any, of the holders of any class or series stock having a preference over the right to participate with common stock with respect to the distribution of assets of the Company upon such dissolution, liquidation, or winding up of the Company, the holders of common stock shall be entitled to receive the remaining assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares of common stock held.

Since no shares of preferred stock have been issued, no rights and privileges of preferred stockholders have been defined.

Warrants/Options

During the nine months ending September 30, 2024, 7,535 warrants exercisable for 75 shares of common stock at $332.00 per share (post-Reverse Stock Split) were exercised using the cashless conversion option which resulted in the issuance of 16 shares of common stock. This leaves 514,290 warrants remaining convertible into 5,149  shares of common stock with an exercise price of $332.00 per share (post-Reverse Stock Split). As part of a settlement agreement on May 2, 2024, the Company agreed to modify the exercise price of 88,803 warrants convertible into 891 shares from $910.00 to $450.00 (post-Reverse Stock Split). In addition, 1,075,366 Series B Warrants exercisable for 28,710 shares at $0.10 per share were exercised using the cashless conversion option which resulted in the issuance of 28,366 shares of common stock (post-Reverse Stock Split and based on a $5.45 reset price). Another 17,762,165 Series B Warrants were exercised on a cash basis which resulted in the issuance of 314,226 shares of common stock (post-Reverse Stock Split and based on a $5.45 reset price). This leaves 38,662,470 Series B warrants remaining which are exercisable for 1,032,198 shares (post-Reverse Stock Split and post-Adjustment). None of the 115,000,000 Series A Warrants exercisable for 5,301,592 shares (post-Reverse Stock Split and assuming the Adjustment had occurred on September 30, 2024) had been exercised as of September 30, 2024.

During the nine months ended September 30, 2023, 15,000 warrants exercisable for 150 shares at $332.00 per share (post-Reverse Stock Split) were exercised on a cash basis which resulted in the issuance of 150 shares of common stock (post-Reverse Stock Split). In addition, 22,606 warrants exercisable for 226 shares at $332.00 per share were exercised using the cashless conversion option, which resulted in the issuance of 102 shares of common stock (post-Reverse Stock Split). This leaves 521,825 warrants remaining exercisable for 5,149 shares with an exercise price of $332.00 (post-Reverse Stock Split).

During the nine months ended September 30, 2023, 73,000 warrants exercisable for 730 shares at $290.00 per share (post-Reverse Stock Split) were exercised using the cashless conversion option which resulted in the issuance of 311 shares of common stock (post-Reverse Stock Split). This leaves 78,000 warrants remaining which are exercisable for 780 shares with an exercise price of $290.00 (post-Reverse Stock Split).

As of September 30, 2024 and December 31, 2023, a total of 765,295 and 772,830 warrants (Pre-Reverse Stock Split) were issued and outstanding, respectively. As of September 30, 2024 and December 31, 2023, a total of 30,000 options (Pre-Reverse Stock Split), which were not issued under a specified plan, were outstanding. Below is a summary of warrants and stock options issued and outstanding as of September 30, 2024:

Number of Warrants / Non-plan Options		Issuable Shares	Exercise Price per share	Weighted Average Remaining Life (Years)
38,662,470	(1)	1,032,198	$0.10	7.00
115,000,000	(2)	5,301,592	$5.206	4.99
780		780	$290.00	0.36
5,449	(3)	5,449	$332.00	7.01
891		891	$450.00	2.75
250		250	$500.00	1.11
599		599	$910.00	2.75
153,670,439		6,341,759

(1)	Series B Warrants are subject to reset pricing to determine the number of shares issuable.
(2)	Series A Warrants are subject to reset pricing to determine the number of shares issuable.
(3)	Includes 514,290 warrants and 30,000 non-plan options exercisable for 5,449 shares

See Note 11 – “Stockholders’ Equity” in the Company’s consolidated financial statements in Part IV of the Annual Report for further information regarding the Company’s outstanding warrants and stock options.

Equity Plans

As of September 30, 2024, the Company had adopted two stock-based compensation plans, the 2021 Incentive Award Plan and the 2021 Employee Stock Purchase Plan.

During the three months ended September 30, 2024, the Company granted 0 RSUs, granted 0 options, and canceled 23 options (post-Reverse Stock Split) under the 2021 Incentive Award Plan. During the nine months ended September 30, 2024, the Company granted 161 RSUs, granted 1,045 options, and canceled 73 options (post-Reverse Stock Split) under the 2021 Incentive Award Plan. The compensation costs that have been charged against operations were $106,604 and $189,831   for the three months ended September 30, 2024 and 2023, and were $545,527 and $189,831 for the nine months ended September 30, 2024 and 2023.

No shares have been issued to date under the 2021 Employee Stock Purchase Plan.

See Note 11 – “Stockholders’ Equity” in the Company’s consolidated financial statements in Part IV of the Annual Report for further information regarding the 2021 Incentive Award Plan and 2021 Employee Stock Purchase Plan.

2021 Incentive Award Plan

The purpose of the Company’s 2021 Incentive Award Plan is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Various stock-based awards may be granted under the 2021 Incentive Award Plan to eligible employees, consultants, and non-employee directors. The number of shares issued under the 2021 Incentive Award Plan is subject to limits and is adjusted annually. As of September 30, 2024, the aggregate number of shares that can be issued under the 2021 Incentive Award Plan is 17,958, of which 11,729 options and 649 RSUs (post-Reverse Stock Split) have been granted.

2021 Employee Stock Purchase Plan

The purpose of the Company’s 2021 Employee Stock Purchase Plan is to assist eligible employees of the Company in acquiring a stock ownership in the Company and to help such employees provide for their future security and to encourage them to remain in the employment of the Company. The 2021 Employee Stock Purchase Plan consists of a Section 423 Component and Non-Section 423 Component. The Section 423 Component is intended to qualify as an employee stock purchase plan and authorizes the grant of options. Options granted under the Non-Section 423 Component are granted pursuant to separate offerings containing sub-plans. Option awards are generally granted with an exercise price equal to 85% of the lesser of the fair market value of a share on (a) the applicable grant date and (b) the applicable exercise date, or such other price as designated by the administrator, provided that in no event shall the option price be less that the per share par value price. The maximum number of shares granted under the 2021 Employee Stock Purchase Plan may not exceed 25,000 shares (post-Reverse Stock Split).

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model. The option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. Expected volatility was calculated based upon similar traded companies’ historical share price movements as adequate historical experience is not available to provide a reasonable estimate. Expected term is calculated based on the simplified method as adequate historical experience is not available to provide a reasonable estimate. The simplified method will continue to apply until enough historical experience is available to provide a reasonable estimate of the expected term. The risk-free interest rate is calculated based on the yield from U.S. Treasury zero-coupon bonds with an equivalent term. The Company has historically not paid dividends and have no foreseeable plans to pay dividends.

The Company has computed the fair value of all options granted through September 30, 2024 using the following assumptions:

Expected volatility	110.51%
Expected dividends	None
Expected term (in years)	4.87
Risk free rate	3.35%

The following table summarizes the Company’s stock option activity under the 2021 Incentive Award Plan:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Outstanding at beginning of period	1,075,000	$3.77	—	$—
Granted	1,045	345.00	—	—
Exercised	—	—	—	—
Forfeited	72	345.00	—	—
Outstanding at end of period	11,729	$374.61	8.68	$—
Exercisable at end of period	10,309	$364.11	8.63	$—

(1)	The aggregate intrinsic value of options outstanding and options exercisable at beginning of period and as of September 30, 2024 is $0, as all options are out of the money.

During the three and nine months ended September 30, 2024, the weighted-average grant-date fair value of the options granted to employees and non-employees was $0 and $312,873, and was $0 and $0 for the three and nine months ended September 30, 2023. Unrecognized compensation expense related to employees and non-employees was $687,397 as of December 31, 2023. The options granted in May 2022 were vested 100% at time of grant. The options granted in August 2023 began to vest in equal quarterly installments beginning September 30, 2023 and ending June 30, 2026. The options granted in March 2024 vested 50% at time of grant with the remaining shares vesting in 12 equal consecutive quarterly installments commencing June 30, 2024 and becoming fully vested on March 31, 2027.

The following table summarizes the Company’s RSU activity under the 2021 Incentive Award Plan:

	Number of RSUs	Weighted Average Grant-Date Fair Value
Nonvested at beginning of year	36,585	$179,998
Granted	161	73,094
Vested	(509)	(244,994)
Forfeited	—	—
Nonvested as of September 30, 2024	18	$8,172

There was $97 of total unrecognized compensation cost related to non-vested RSUs that are expected to be recognized over a period of up to 0.00 years.

The fair value of the Prefunded and Series A and B warrants is calculated using a model that requires a number of assumptions, of which the most significant are the expected warrant term and volatility. The Prefunded warrants are valued using a Black Scholes analysis model. The Series A and B Warrants are valued for all dates using a Monte Carlo simulation.

The Company has computed the fair value of all Series A Warrants and Series B Warrants granted through September 30, 2024 using the following assumptions:

	Series A	Series B
Expected volatility	154.7%	154.7%
Expected dividends	None	None
Expected term (in years)	4.99	7.00
Risk free rate	4.43%	3.58%

Common Stock Reserved for Future Issuance

The following is a summary of common stock shares reserved for future issuance as of September 30, 2024:

Warrants	7,969
Warrants – Series A	5,301,592
Warrants – Series B	1,032,198
Stock Options – 2021 Incentive Award Plan	11,729
RSUs	21
Total shares of common stock reserved for future issuance	6,353,509

10 – Income Taxes

The Company has incurred losses and consequently recorded no provision beyond the minimum or base tax rate for state or federal income taxes for the three and nine months ended September 30, 2024. The Company maintains a full valuation allowance on all deferred tax assets, as it has concluded that it is more likely than not that these assets will not be realized. As of September 30, 2024 and December 31, 2023, there were no material unrecognized tax benefits included in the accompanying balance sheets that would, if recognized, affect the effective tax rate. For the three and nine months ended September 30, 2024, the Company accrued $460 and $1,380 for 2024 state income taxes, respectively, and for the three and nine months ended September 30, 2023, the Company accrued a net (after refund from the prior year) of $1,380 and $1,341, respectively.

11 – 401(k) Plan

The Company adopted a 401(k) Plan for the benefit of its employees. Employees may contribute to the 401(k) Plan within defined limits as defined by the Internal Revenue Service. Substantially all employees are eligible to participate. The Company has the option to make profit sharing contributions at its discretion. No profit-sharing contributions have been made.

12 – Related Party Transactions

As of September 30, 2024 and December 31, 2023, related-party transactions consisted of the issuance   and repayment of the Notes. See Note 6 – “Stockholder Promissory Notes” in this Quarterly Report for additional information about the Notes.

13 – Subsequent Events

The Company evaluated all events and transactions that occurred after September 30, 2024, the date of the most recent Balance Sheets, through November 12, 2024, the date the unaudited financial statements were issued.

Series A Warrants and Series B Warrants Exercises

As of November 12, 2024, 3,232 Series A Warrants for 14,900 shares of common stock and 35,587,468 Series B Warrants for 951,790 shares of common stock have been exercised since September 30, 2024. As of November 12, 2024, 114,996,768 Series A Warrants and 3,075,000 Series B Warrants are outstanding.

Nasdaq Listing Requirement

On October 23, 2024, the Company received a letter from Nasdaq Office of General Counsel stating that the Company had regained compliance with the minimum bid price continued listing requirements in Listing Rule 5550(a)(2) and that the Company is therefore in compliance with the Nasdaq Capital Market’s listing requirements. Consequently, the scheduled hearing before the Hearings Panel on October 24, 2024, was canceled. The Company’s common stock continues to be listed and traded on The Nasdaq Capital Market.

Adjustment to Series A Warrant Exercise Price and Series B Warrants Reset Price

On October 14, 2024, the 11th trading day following stockholder approval, the per share exercise price under the Series A Warrants was adjusted from $24.0 to $5.206 (representing 20% of the Nasdaq Minimum Price, post-Reverse Stock Split), in accordance with their terms. The reset price under the Series B Warrants was adjusted to $5.206 (representing 20% of the Nasdaq Minimum Price, post-Reverse Stock Split), in accordance with their terms. Such adjustments to the Series A Warrants and Series B Warrants are referred to within this Quarterly Report, collectively and as applicable, as the “Adjustment.”

Reverse Stock Split and Reverse Stock Split True-Up Payment

Effective as of 5:00 p.m. Pacific Time on October 8, 2024 (the “Effective Date”), the Company effected a 1-for-100 reverse stock split (the “Reverse Stock Split”), which was approved by the Board of Directors on September 27, 2024, following stockholder approval at the 2024 Annual Meeting. No fractional shares of common stock were issued as a result of the Reverse Stock Split and instead each holder of common stock who was otherwise entitled to receive a fractional share as a result of the Reverse Stock Split received one whole share of common stock in lieu of such fractional share. As a result of this, 210,668 shares were issued on or before October 17, 2024. In addition, the Reverse Stock Split effected a reduction in the number of shares issuable pursuant to the Company’s equity awards, warrants and non-plan options outstanding as of the Effective Date of the Reverse Stock Split, and a corresponding increase in the respective exercise prices, conversion prices, reset prices and the like thereunder. In conjunction with the Reverse Stock Split, the derivative liability has been relieved.

As a result of the VWAP of the common stock during the five trading days before and after the Reverse Stock Split, the Reverse Stock Split cash true-up payment provision in the Series A Warrants, which is capped at $5 million in the aggregate under all Series A Warrants, was triggered, but the payment of the Reverse Stock Split cash true-up payment is currently suspended in accordance with the terms of the Series A Warrants.

All of the Company’s historical share and per share information related to issued and outstanding common stock and outstanding options and warrants exercisable for common stock in these financial statements have been adjusted, on a retroactive basis, to reflect the Reverse Stock Split.

Expion360 Inc.

Up to 1,048,386 Shares of Common Stock Issuable Upon Exercise of the Warrants

PROSPECTUS

The date of this prospectus is January 17, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred in connection with the resale of the Common Warrant Shares being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC Filing Fee	$378.80
Accounting Fees and Expenses	$4,500
Legal Fees and Expenses	$50,000
Miscellaneous	$10,000
Total	$64,878.80

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes (“NRS”) 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (a) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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NRS 78.751(1) provides that any discretionary indemnification pursuant to NRS 78.7502 (unless ordered by a court or advanced pursuant to NRS 78.751(2)), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. NRS 78.751(2) provides that the corporation’s articles of incorporation or bylaws, or an agreement made by the corporation, may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Under the NRS, the indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

1.	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to NRS 78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

2.	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

The Articles of Incorporation of the Company provide that to the fullest extent permitted under the NRS (including, without limitation, to the fullest extent permitted under NRS 78.7502 and 78.751(3)) and other applicable law, we shall indemnify our directors and officers in their respective capacities as such and in any and all other capacities in which any of them serves at our request. The Articles of Incorporation further provide that the liability of its directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS, and that if the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time; and in addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by in our Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Company, must be paid, by us or through insurance purchased and maintained by the Company or through other financial arrangements made by us, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

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Further, we have entered into indemnification arrangements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the NRS. Such arrangements may require us, among other things, to advance expenses and otherwise indemnify its executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification arrangements with any new directors and executive officers in the future.

We also have director and officer insurance providing for indemnification for our directors and officers for certain liabilities, and such insurance provides for indemnification of our directors and officers for liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding all unregistered securities sold by the Registrant since January 1, 2022. Each of the issuances was exclusively to “accredited investors” as defined in Regulation D under the Securities Act and in reliance on the exemptions available pursuant to Regulation D under, and Section 4(a)(2) of, the Securities Act).

(1)	On April 1, 2022, we issued warrants to IPO underwriters to purchase 1,490 shares of Common Stock at an exercise price of $910.00 per share (the “Underwriter Warrants”). On May 2, 2024, we entered into amendments to certain of the Underwriter Warrants to purchase an aggregate of 891 shares of Common Stock to reduce the exercise price from $910.00 to $450.00 per share (post-Reverse Stock Split). The warrants are exercisable 180 days after grant (September 27, 2022) and expire five years from date of grant (March 31, 2027). The fair value of the warrants was determined at date of issuance using the Black-Scholes option-pricing model and the following assumptions: per share price of Common Stock on date of grant of $7, expected dividend yield of 0%, expected volatility of 110.03%, risk-free interest rate of 2.55% and expected life based on contractual life of 5 years. The fair value of $916,238 was recorded as an increase in additional-paid-in capital and a reduction to additional paid-in capital since the warrants were issued as IPO fees to underwriters, resulting in a zero impact to additional paid-in capital.

(2)	In March 2023, holders of 73,000 warrants we previously issued on November 9, 2021 in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) with an exercise price of $290.00 per share exercised their warrants on a cashless basis, which resulted in the issuance of an additional 311 shares of Common Stock (post-Reverse Stock Split). During the same period, holders of 15,000 warrants previously issued by the Company on November 22, 2021 in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act with an exercise price of $332.00 exercised their warrants by paying the exercise price, which resulted in the issuance of an additional 150 shares of common stock and the receipt by the Company of $49,800 (post-Reverse Stock Split).

(3)	On March 31, 2023, at the closing price of $484 per share, the Company issued 520 shares of Common Stock in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act as part of the settlement agreement with Ravi Sinha dated March 21, 2023 (post-Reverse Stock Split).

(4)	In April 2023, holders of 22,606 warrants previously issued by the Company on November 22, 2021 in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act exercisable for 226 shares at an exercise price of $332.00 per share exercised their warrants on a cashless basis, which resulted in the issuance of an 102 shares of Common Stock (post-Reverse Stock Split).

(5)	On August 10, 2023, we issued 25,000 warrants exercisable for 250 shares to our investor relations firm in accordance with a letter of engagement signed July 22, 2022, as partial compensation for services provided by the investor relations firm. The warrants were issued in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act. The warrants are fully vested and exercisable with an expiration date two years from date of issue (August 9, 2025) and are exercisable at a price of $500 per share (post-Reverse Stock Split).

(6)	On January 2, 2025, we issued unregistered warrants to purchase up to an aggregate of 1,048,386 shares of Common Stock to the selling stockholders, at an exercise price of $2.36 per share, subject to adjustment for reverse stock splits, recapitalizations, and reorganizations. The warrants are immediately exercisable and can be exercised until January 3, 2030. The issuance of the warrants was made pursuant to the exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

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ITEM 16. EXHIBIT

(a)       Exhibits.

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this Registration Statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)       Financial Statement Schedules.

All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this Offering.

(4)       That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and
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(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in this Offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and this Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5)       That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

EXHIBIT INDEX

Exhibit Number	Description	Form	Exhibit	Filing Date
1.1	Placement Agent Agreement, dated as of January 2, 2024, by and between Expion360 Inc. and Aegis Capital Corp.	8-K	1.1	1/03.2025
3.1	Articles of Incorporation of Expion360 Inc., effective as of November 4, 2021	S-1	3.1	3/31/2022
3.2	Certificate of Amendment of the Articles of Incorporation, effective as of October 8, 2024	8-K	3.1	10/07/2024
3.3	Amended and Restated Bylaws currently in effect	8-K	3.1	8/27/2024
4.1	Form of Expion360 Inc’s Common Stock Certificate	S-1	4.1	3/31/2022
4.2	Form of Representative’s Warrant Agreement	S-1	4.4	3/31/2022
4.3	Form of Warrant with an Exercise Price of $3.32	10-K	10.13	3/30/2023
4.4*	Form of Common Warrant	8-K	4.2	1/03/2025
5.1	Opinion of Stradling Yocca Carlson & Rauth LLP	-	-	-
10.1	Form of Common Stock Warrant Issued to Selling Stockholders	S-1	10.1	3/31/2022
10.2†	Expion360 Inc. 2021 Incentive Award Plan	S-1	10.2	3/31/2022
10.3	Amendment to Expion360 Inc.’s 2021 Incentive Award Plan	10-K	10.3	3/28/2024
10.4†	Expion360 Inc. 2021 Employee Stock Purchase Plan	S-1	10.3	3/31/2022
10.5	Form of Security Agreement Issued to Bridge Loan Investors	S-1	10.7	3/31/2022
10.6	Commercial Lease of Premises at 2045 SW Deerhound Avenue Redmond, OR	S-1	10.8	3/31/2022
10.7	Underwriting Agreement dated March 31, 2022, between Expion360 Inc. and Alexander Capital, LP as Representative of the Underwriters	8-K	1.1	4/05/2022
10.8†	Amended and Restated Employment Agreement, between John Yozamp and Expion360 Inc., dated January 26, 2023	8-K	10.1	2/01/2023
10.9†	Amended and Restated Employment Agreement, between Brian Schaffner and Expion360 Inc., dated January 26, 2023	8-K	10.1	2/01/2023
10.10†	Amended and Restated Employment Agreement, between Paul Shoun and Expion360 Inc., dated January 26, 2023	8-K	10.1	2/01/2023
10.11*	Common Stock Purchase Agreement, dated December 27, 2023, between Expion360 Inc. and Tumim Stone Capital, LLC	8-K	10.2	12/29/2023
10.12*	Registration Rights Agreement, dated December 27, 2023, between Expion360 Inc. and Tumim Stone Capital, LLC	8-K	10.3	12/29/2023
10.13*	Form of Securities Purchase Agreement, dated as of January 2, 2024, by and among Expion360 Inc. and the Purchasers on the Signature Pages Thereto	8-K	10.1	1/03/2025
10.14*	Form of Registration Rights Agreement, dated as of January 2, 2024, by and among Expion360 Inc. and the Purchasers on the Signature Pages Thereto	8-K	10.2	1/03/2025
21.1	Subsidiaries of Expion360 Inc.	S-1	21.1	3/31/2022
23.1	Consent of M&K CPAS PLLC	-	-	-
23.2	Consent of Stradling Yocca Carlson & Rauth LLP (included in Exhibit 5.1)
24.1	Power of Attorney (reference is made to the signature page hereto)	-	-	-
101.INS	Inline XBRL Instance Document	-	-	-
101.SCH	Inline XBRL Taxonomy Extension Schema Document	-	-	-
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document	-	-	-
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document	-	-	-
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document	-	-	-
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	-	-	-
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104	Cover Page Interactive Data File (formatted as Inline XBRL and included in Exhibit 101)	-	-	-
107	Filing Fee Table	-	-	-

†	Indicates a management contract or compensatory plan or arrangement.

*	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Redmond, Oregon, on this 17th day of January, 2025.

EXPION360 INC.

By: /s/ Brian Schaffner
Brian Schaffner
Chief Executive Officer and Interim Chief Financial Officer
(Principal Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian Schaffner as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Brian Schaffner	Chief Executive Officer, Interim Chief Financial Officer and Director	January 17, 2025
Brian Schaffner	(Principal Executive, Financial and Accounting Officer)

/s/ George Lefevre	Director	January 17, 2025
George Lefevre

/s/ Steven M. Shum	Director	January 17, 2025
Steven M. Shum

/s/ Paul Shoun	President and Chairman of the Board of Directors	January 17, 2025
Paul Shoun

/s/ Tien Q. Nguyen	Director	January 17, 2025
Tien Q. Nguyen

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